Exhibit 2.2

Scheme implementation deed

Investcorp AI Acquisition Corp.

Bigtincan Holdings Limited

Bigtincan Limited

BTH Merger Sub Limited

Contents		Page

1	Defined terms and interpretation	1

2	Agreement to propose Scheme	2

3	Conditions precedent and pre-implementation steps	2

4	Scheme and Scheme Consideration	12

5	Implementation	21

6	Conduct of business and transitional matters	30

7	Board recommendation	43

8	Representations and warranties	45

9	Exclusivity	47

10	BTH Break Fee	52

11	SPAC Break Fee	55

12	Termination	57

13	Releases	60

14	Confidentiality and Public Announcement	62

15	Notices	63

16	General	64

Schedule 1 Dictionary		68

Schedule 2 Indicative Timetable		86

Schedule 3 SPAC Warranties		87

Schedule 4 Pubco Warranties		96

Schedule 5 BTH Warranties		99

Schedule 6 Scheme of arrangement		109

Schedule 7 Deed Poll		110

Execution page		112

Gilbert + Tobin

Date: 21 October 2024

Parties

1	Bigtincan Holdings Limited (ACN 154 944 797) of Level 8, 320 Pitt, Sydney NSW 2000 (BTH)

2	Investcorp AI Acquisition Corp. (a Cayman Islands exempted company) of Century Yard, Cricket Square, Elgin Avenue, PO Box 1111, George Town, Grand Cayman, Cayman Islands KY1-1102 (SPAC)

3	Bigtincan Limited (a Cayman Islands exempted company) of Century Yard, Cricket Square, Elgin Avenue, PO Box 1111, George Town, Grand Cayman, Cayman Islands KY1-1102 (Pubco)

4	BTH Merger Sub Limited (a Cayman Islands exempted company) of Century Yard, Cricket Square, Elgin Avenue, PO Box 1111, George Town, Grand Cayman, Cayman Islands KY1- 1102 (Merger Sub)

The parties agree:

Background

A

The parties have agreed that Pubco will acquire all of the BTH Shares by way of a scheme of arrangement under Part 5.1 of the Corporations Act between BTH and BTH Shareholders, and that SPAC will merge with Merger Sub (which is a subsidiary of Pubco).

B	The parties have agreed to propose and, if approved, to implement the Scheme on the terms and conditions set out in this deed.

1	Defined terms and interpretation

1.1	Definitions in the Dictionary

A term or expression starting with a capital letter:

(a)	which is defined in the Dictionary in Schedule 1, has the meaning given to it in the Dictionary;

(b)	which is defined in the Corporations Act, but is not defined in the Dictionary, has the meaning given to it in the Corporations Act; and

(c)	which is defined in the GST Law, but is not defined in the Dictionary or the Corporations Act, has the meaning given to it in the GST Law.

1.2	Interpretation

The interpretation clause in Schedule 1 sets out rules of interpretation for this deed.

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2	Agreement to propose Scheme

2.1	Proposal of Scheme

(a)	BTH will propose and implement the Scheme on and subject to the terms and conditions of this deed.

(b)	Pubco, Merger Sub and SPAC will assist BTH in proposing and implementing the Scheme on and subject to the terms and conditions of this deed.

2.2	SPAC Merger

(a)	The SPAC agrees to propose the SPAC Proposals on and subject to the terms and conditions of this deed and the BCA.

(b)

Immediately prior to implementation of the Scheme, SPAC will merge with Merger Sub (with Merger Sub being the surviving company) and Pubco will issue shares of Pubco to the SPAC Shareholders, pursuant to the terms and conditions of the BCA.

2.3	Timetable

(a)	Subject to clause 2.3(b), the parties must each use reasonable endeavours to:

(i)	comply with their respective obligations under clause 5; and

(ii)	take all necessary steps and exercise all rights necessary to implement the Transaction and the transactions contemplated by the Transaction Documents,

in accordance with the Timetable.

(b)

Failure by a party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of clause 2.1(a) to the extent that such failure is due to circumstances and matters outside the party’s control.

(c)	Each party must keep the other informed about their progress against the Timetable and notify each other if it believes that any of the dates in the Timetable are not achievable.

(d)

To the extent that any of the dates or timeframes set out in the Timetable become not achievable due to matters outside of a party’s control, the parties will consult in good faith to agree to any necessary extension to ensure such matters are completed within the shortest possible timeframe.

3	Conditions precedent and pre-implementation steps

3.1	Conditions to Scheme

Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme will not be binding, unless and until each of the following conditions precedent is satisfied or waived (to the extent and in the manner set out in this clause 3):

(a)	(FIRB) either:

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(i)

Pubco has received a written notice under FATA, by or on behalf of the Treasurer of the Commonwealth of Australia, stating that the Commonwealth Government of Australia does not object to the acquisition by Pubco of the Scheme Shares pursuant to the Scheme, either unconditionally or on terms that SPAC and Pubco consider to be acceptable (acting reasonably); or

(ii)

the Treasurer of the Commonwealth of Australia becomes precluded from making an order under Division 2 of Part 3 of the FATA in relation to the acquisition by Pubco of the Scheme Shares pursuant to the Scheme and the acquisition by Pubco of the Scheme Shares is not prohibited under the FATA; or

(iii)

if an interim order is made under FATA in respect of the acquisition by Pubco of the Scheme Shares, the subsequent period for making a final order prohibiting the acquisition of the Scheme Shares by Pubco elapses without a final order being made;

(b)

(Restraints) no (i) law, statute, ordinance, regulation, rule, temporary restraining order, preliminary or permanent injunction or other judgment, order or decree or other legal restraint or prohibition issued by any Court of competent jurisdiction or Government Agency or (ii) action or investigation commenced by any Government Agency of its own volition that remains pending, in each case, which prevents or restricts the Scheme or completion of the Transaction, is in effect at 8:00am on the Second Court Date;

(c)	(BTH Shareholder approval) the Scheme is approved by BTH Shareholders at the Scheme Meeting by the majorities required under section 411(4)(a)(ii) of the Corporations Act;

(d)

(Court approval) the Scheme is approved by the Court in accordance with section 411(4)(b) of the Corporations Act (either unconditionally and without modification or with modifications or conditions consented to by SPAC and Pubco in accordance with clause 4.10);

(e)	(No BTH Prescribed Occurrence) no BTH Prescribed Occurrence occurs between (and including) the date of this deed and 8:00am on the Second Court Date;

(f)	(No SPAC Prescribed Occurrence) No SPAC Prescribed Occurrence occurs between (and including) the date of this deed and 8:00am on the Second Court Date;

(g)

(No Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence) No Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence occurs between (and including) the date of this deed and 8:00am on the Second Court Date;

(h)

(No BTH Material Adverse Change) no BTH Material Adverse Change has occurred between (and including) the date of this deed and 8:00am on the Second Court Date that is continuing as of 8:00am on the Second Court Date;

(i)

(No SPAC Material Adverse Change) no SPAC Material Adverse Change has occurred between (and including) the date of this deed and 8:00am on the Second Court Date that is continuing as of 8:00am on the Second Court Date;

(j)

(No Pubco Material Adverse Change or Merger Sub Material Adverse Change) no Pubco Material Adverse Change or Merger Sub Material Adverse Change has occurred between (and including) the date of this deed and 8:00am on the Second Court Date that is continuing as of 8:00am on the Second Court Date;

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(k)

(Independent Expert’s Report) the Independent Expert provides an Independent Expert’s Report to BTH stating that, in its opinion, the Scheme is in the best interests of BTH Shareholders, on or before the date on which the Scheme Booklet is registered with ASIC under the Corporations Act, and the Independent Expert does not change or withdraw this conclusion prior to 8:00am on the Second Court Date;

(l)	(SPAC Shareholder Approval) approval of the SPAC Proposals by SPAC Shareholders by the requisite affirmative vote in accordance with the SPAC Articles and the Cayman Companies Act;

(m)

(Registration Statement) the Registration Statement has been declared effective under the Securities Act and has not been the subject of any stop order that has not been withdrawn or revoked and no proceedings for the purposes of obtaining a stop order will have been initiated or threatened by the SEC and not withdrawn by 8:00am on the Second Court Date;

(n)	(BCA) at 8:00am on the Second Court Date, the BCA has not been terminated or rescinded and has otherwise not ceased to have effect in accordance with its terms;

(o)

(ATO Ruling) before 5.00pm on the Business Day before the Second Court Date, BTH has received a draft copy of the ATO Ruling from the Australian Tax Office in a form acceptable to BTH (acting reasonably);

(p)

(Equity Incentives) BTH has taken all necessary steps by 8.00am on the Second Court date to ensure that, no later than the Scheme Record Date, there are no BTH Equity Incentives in existence, as contemplated in clause 4.9;

(q)	(Nasdaq) before 8:00am on the Second Court Date, the New Pubco Shares to be issued pursuant to this Scheme have been approved for listing on Nasdaq, subject only to official notice of issuance;

(r)

(BTH Compliance with Covenants) Each of the covenants and obligations of BTH set forth in this deed or in the BCA to be performed or complied with as of or prior to 8:00am on the Second Court Date shall have performed and complied with in all material respects;

(s)

(SPAC Compliance with Covenants) Each of the covenants and obligations of SPAC set forth in this deed or in the BCA to be performed or complied with as of or prior to 8:00am on the Second Court Date shall have performed and complied with in all material respects;

(t)

(Pubco and Merger Sub Compliance with Covenants) Each of the covenants and obligations of Pubco and Merger Sub set forth in this deed or in the BCA to be performed or complied with as of or prior to 8:00am on the Second Court Date shall have performed and complied with in all material respects;

(u)	(BTH Warranties):

(i)

the BTH Warranties contained in paragraphs (a) (Status), (b) (Power and corporate authorisations), (c) (Documents binding), (j) (Capital structure) and (n) (Brokers) of Schedule 5 shall be true and correct (without giving effect to any limitation as to “materiality” or “BTH Material Adverse Change” set forth therein) in all material respects as at the date of this deed and as at 8:00am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date); and

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(ii)

all other BTH Warranties contained in Schedule 5 shall be true and correct (without giving effect to any limitation as to “materiality” or “BTH Material Adverse Change” set forth therein) as at the date of this deed and as at 8:00am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date), except where the failure of such representations and warranties to be true and correct has not had and would not be reasonably be expected to have a BTH Material Adverse Change;

(v)	(SPAC Warranties):

(i)

the SPAC Warranties contained in paragraphs (a) (Status), (b) (Power and corporate authorisation), (c) (Documents binding) and (q) (SPAC issued capital), (r) (Capitalisation) and (gg) (Brokers) of Schedule 3 shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Change” set forth therein) in all material respects as at the date of this deed and as at 8:00am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date); and

(ii)

all other SPAC Warranties contained in Schedule 3 shall be true and correct (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Change” set forth therein) as at the date of this deed and as at 8:00am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date), except where the failure of such representations and warranties to be true and correct has not had and would not be reasonably be expected to have a SPAC Material Adverse Change;

(w)	(Pubco and Merger Sub Warranties):

(i)

(A) the Pubco Warranties contained in paragraphs (a) (Status), (b) (Power and corporate authorisation), (c) (Documents binding), (n) (Brokers) and (n) (Capital structure) of Schedule 4 and (B) the representations and warranties of Merger Sub contained in Sections 5.02, 5.04, 5.05 and 5.10 of the BCA, shall be true and correct (without giving effect to any limitation as to “materiality”, “Pubco Material Adverse Change” or “Merger Sub Material Adverse Change” set forth therein) in all material respects as at the date of this deed and as at 8:00am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date); and

(ii)

(A) all other Pubco Warranties contained in Schedule 4 and (B) all other representations and warranties of Merger Sub contained in Article V of the BCA, shall be true and correct (without giving effect to any limitation as to “materiality”, “Pubco Material Adverse Change” or “Merger Sub Material Adverse Change” set forth therein) as at the date of this deed and as at 8:00am on the Second Court Date (or if a representation or warranty is expressed to be operative as at any other date, as at that date), except where the failure of such representations and warranties to be true and correct has not had and would not be reasonably be expected to have a Pubco Material Adverse Change or a Merger Sub Material Adverse Change; and

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(x)	(AGM resolution) BTH Shareholders passing an ordinary resolution proposed at BTH’s 2024 annual general meeting to the effect that the Transaction contemplated by this deed and the BCA be supported.

3.2	Benefit and waiver of conditions precedent

(a)

The Conditions in clauses 3.1(a) (FIRB), 3.1(c) (BTH shareholder approval), 3.1(d) (Court approval), 3.1(l) (SPAC shareholder approval), 3.1(m) (Registration statement), 3.1(n) (BCA) and 3.1(q) (Nasdaq) cannot be waived.

(b)

The Condition in clause 3.1(b) (Restraints) is for the benefit of both parties and any breach or non-satisfaction of any of it may only be waived in accordance with applicable law and with the written agreement of both parties.

(c)

The Conditions in clauses 3.1(e) (No BTH Prescribed Occurrence), 3.1(h) (No BTH Material Adverse Change), 3.1(u) (BTH Warranties), 3.1(r) (BTH Compliance with Covenants) and 3.1(p) (Equity Incentives) are for the sole benefit of SPAC and any breach or non-satisfaction may only be waived by SPAC (in its absolute discretion) in writing.

(d)

The Conditions in clauses 3.1(f) (No SPAC Prescribed Occurrence), 3.1(g) (No Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence), 3.1(i) (No SPAC Material Adverse Change), 3.1(j) (No Pubco Material Adverse Change or Merger Sub Material Adverse Change), 3.1(k) (Independent Expert’s Report), 3.1(o) (ATO ruling), 3.1(s) (SPAC Compliance with Covenants), 3.1(t) (Pubco and Merger Sub Compliance with Covenants), 3.1(v) (SPAC Warranties), 3.1(w) (Pubco and Merger Sub Warranties) and 3.1(x) (AGM resolution) are for the sole benefit of BTH and any breach or non-satisfaction may only be waived by BTH (in its absolute discretion) in writing.

(e)	A party entitled to waive the breach or non-satisfaction of a Condition pursuant to this clause 3.2 (either individually or jointly) may do so in its absolute discretion.

(f)

Any waiver of the breach or non-satisfaction of a Condition by a party who is entitled to do so pursuant to this clause 3.2 is only effective if such waiver is given on or prior to 8:00am on the Second Court Date.

(g)	Waiver of a breach or non-fulfilment in respect of one Condition does not constitute:

(i)	a waiver of breach or non-fulfilment of any other Condition resulting from the same event; or

(ii)	a waiver of breach or non-fulfilment of that Condition arising from any other event.

3.3	Best endeavours

(a)

BTH must, to the extent it is within its power to do so, use its best endeavours to satisfy, or procure the satisfaction of, the Conditions in clauses 3.1(c) (BTH Shareholder approval), 3.1(e) (No BTH Prescribed Occurrence), 3.1(h) (No BTH Material Adverse Change), 3.1(o) (ATO ruling), 3.1(p) (Equity Incentives), 3.1(r) (BTH Compliance with Covenants), 3.1(u) (BTH Warranties) and 3.1(x) (AGM resolution) as soon as reasonably practicable after the date of this deed and that they remain satisfied.

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(b)

SPAC must, to the extent it is within its power to do so, use its best endeavours to satisfy, or procure the satisfaction of, the Conditions in clauses 3.1(a) (FIRB), 3.1(f) (No SPAC Prescribed Occurrence), 3.1(i) (No SPAC Material Adverse Change), 3.1(l) (SPAC Shareholder Approval), 3.1(s) (SPAC Compliance with Covenants) and 3.1(v) (SPAC Warranties) as soon as reasonably practicable after the date of this deed and that they remain satisfied.

(c)

Each of Pubco and Merger Sub must, to the extent it is within its power to do so, use its best endeavours to satisfy, or procure the satisfaction of, the Conditions in clause 3.1(g) (No Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence), 3.1(j) (No Pubco Material Adverse Change or Merger Sub Material Adverse Change), 3.1(t) (Pubco and Merger Sub Compliance with Covenants) and 3.1(w) (Pubco and Merger Sub Warranties) as soon as reasonably practicable after the date of this deed and that they remain satisfied.

(d)	Each party must, to the extent it is within its power to do so, use their respective best endeavours to ensure or procure that:

(i)

the Conditions in clauses 3.1(d) (Court approval), 3.1(k) (Independent Expert’s Report), 3.1(m) (Registration Statement), 3.1(n) (BCA) and 3.1(q) (Nasdaq) are satisfied as soon as reasonably practicable after the date of this deed and remain satisfied and, in respect of the Condition in clause 3.1(b) (Restraints) not triggered; and

(ii)

there is no occurrence within their control that prevents, or would be reasonably likely to prevent, the satisfaction of any Condition (except to the extent such action is required to be taken or procured pursuant to, or is otherwise permitted by, this deed or the Scheme, or is required by law).

(e)

No party will take any action that will or is likely to hinder or prevent the satisfaction of a Condition, except to the extent that such action is required to be done or procured pursuant to, or is otherwise permitted by, this deed or the Scheme, or is required by law.

(f)	BTH will not be in breach of its obligations under clause 3.3(a) or clause 3.3(d) to the extent that it takes an action or omits to take an action:

(i)	as required or expressly permitted to be done or expressly permitted not to be done, by this deed; or

(ii)	which has been consented to in writing by SPAC (such consent not to be unreasonably withheld, conditioned or delayed).

(g)	SPAC will not be in breach of its obligations under clauses 3.3(b) or 3.3(d) to the extent that it takes an action or omits to take an action:

(i)	as required or expressly permitted to be done or expressly permitted not to be done, by this deed; or

(ii)	which has been consented to in writing by BTH (such consent not to be unreasonably withheld, conditioned or delayed).

(h)	Neither Pubco nor Merger Sub will be in breach of its obligations under clauses 3.3(c) or 3.3(d) to the extent that it takes an action or omits to take an action:

(i)	as required or expressly permitted to be done or expressly permitted not to be done, by this deed; or

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(ii)	which has been consented to in writing by BTH and SPAC (such consent not to be unreasonably withheld, conditioned or delayed).

(i)	In respect of the Condition in clause 3.1(b) (Restraints):

(i)

SPAC, Pubco, Merger Sub and BTH must each use their best endeavours to challenge or otherwise seek to release or overturn the applicable law, rule, regulation, restraining order, preliminary or permanent injunction or other preliminary or final decision, order or decree prior to 8:00am on the Second Court Date; and

(ii)

if any restraint contemplated in the Condition Precedent in clause 3.1(b) (Restraints) is in effect at 5.00pm on the Business Day prior to the Second Court Date, SPAC, Pubco, Merger Sub and BTH shall consult with each other (each acting reasonably and in good faith) to consider delaying the Second Court Date and, if applicable, extend the End Date in order to facilitate the satisfaction of the Condition Precedent in clause 3.1(b) (Restraints).

(j)	In respect of the Conditions Precedent in clauses 3.1(e) (No BTH Prescribed Occurrence) and 3.1(h) (No BTH Material Adverse Change), if:

(i)

a BTH Prescribed Occurrence occurs between (and including) the date of this deed and 8:00am on the Second Court Date, the Condition in clause 3.1(e) (No BTH Prescribed Occurrence) will not be taken to have been breached or not satisfied; or

(ii)

a BTH Material Adverse Change occurs between (and including) the date of this deed and 8:00am on the Second Court Date, the Condition Precedent in 3.1(h) (No BTH Material Adverse Change) will not be taken to have been breached or not satisfied, unless:

(iii)

to the extent SPAC is actually aware of the occurrence of a BTH Prescribed Occurrence or a BTH Material Adverse Change (as applicable), SPAC has given written notice to BTH in accordance with clause 3.4, and such notice also sets out all relevant circumstances of the breach to the extent SPAC is actually aware of such circumstances; and

(iv)	BTH has failed to remedy the breach within 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which such notice is given.

For the avoidance of doubt, if a BTH Prescribed Occurrence or a BTH Material Adverse Change is in existence and has not been remedied as at 5.00pm on the Business Day before the Second Court Date, clauses 3.3(j)(iii) and 3.3(j)(iv) will not apply and SPAC may exercise any rights it has in relation to such events under this deed.

(k)	In respect of the Conditions Precedent in clauses 3.1(f) (No SPAC Prescribed Occurrence) and 3.1(i) (No SPAC Material Adverse Change), if:

(i)

a SPAC Prescribed Occurrence occurs between (and including) the date of this deed and 8:00am on the Second Court Date, the Condition in clause 3.1(f) (No SPAC Prescribed Occurrence) will not be taken to have been breached or not satisfied; or

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(ii)

a SPAC Material Adverse Change occurs between (and including) the date of this deed and 8:00am on the Second Court Date, the Condition Precedent in 3.1(i) (No SPAC Material Adverse Change) will not be taken to have been breached or not satisfied, unless:

(iii)

to the extent BTH is actually aware of the occurrence of a SPAC Prescribed Occurrence or a SPAC Material Adverse Change (as applicable), BTH has given written notice to SPAC in accordance with clause 3.4, and such notice also sets out all relevant circumstances of the breach to the extent BTH is actually aware of such circumstances; and

(iv)	SPAC has failed to remedy the breach within 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which such notice is given.

For the avoidance of doubt, if a SPAC Prescribed Occurrence or a SPAC Material Adverse Change is in existence and has not been remedied as at 5.00pm on the Business Day before the Second Court Date, clauses 3.3(k)(iii) and 3.3(k)(iv) will not apply and BTH may exercise any rights it has in relation to such events under this deed.

(l)

In respect of the Conditions Precedent in clauses 3.1(g) (No Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence) and 3.1(j) (No Pubco Material Adverse Change or Merger Sub Material Adverse Change), if:

(i)

a Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence occurs between (and including) the date of this deed and 8:00am on the Second Court Date, the Condition in clause 3.1(g) (No Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence) will not be taken to have been breached or not satisfied; or

(ii)

a Pubco Material Adverse Change or Merger Sub Material Adverse Change occurs between (and including) the date of this deed and 8:00am on the Second Court Date, the Condition Precedent in 3.1(j) (No Pubco Material Adverse Change or Merger Sub Material Adverse Change) will not be taken to have been breached or not satisfied, unless:

(iii)

to the extent BTH is actually aware of the occurrence of a Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence or a Pubco Material Adverse Change or Merger Sub Material Adverse Change (as applicable), BTH has given written notice to Pubco or Merger Sub in accordance with clause 3.4, and such notice also sets out all relevant circumstances of the breach to the extent BTH is actually aware of such circumstances; and

(iv)

Pubco or Merger Sub has failed to remedy the breach within 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which such notice is given.

For the avoidance of doubt, if a Pubco Prescribed Occurrence or Merger Sub Prescribed Occurrence or a Pubco Material Adverse Change or Merger Sub Material Adverse Change is in existence and has not been remedied as at 5.00pm on the Business Day before the Second Court Date, clauses 3.3(l)(iii) and 3.3(l)(iv)

will not apply and BTH may exercise any rights it has in relation to such events under this deed.

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(m)	Without limiting this clause 3.3 and except to the extent prohibited by a Government Agency, Pubco must:

(i)

promptly (and within 10 Business Days after BTH’s 2024 annual general meeting, provided that the Condition in clause 3.1(x) (AGM resolution) is satisfied (or waived)) apply for FIRB Approval and provide BTH with a copy of the application for FIRB Approval;

(ii)	take all steps it is responsible for as part of the FIRB Approval process, including responding to requests for information promptly;

(iii)

keep BTH informed of progress in relation to FIRB Approval (including in relation to any material matters raised by, or conditions or other arrangements proposed by, or to, any Government Agency in relation to FIRB Approval) and, provided that the parties acknowledge and agree that Pubco has the right in its sole discretion to redact any confidential, commercially sensitive or privileged information contained in any information or documentation provided to BTH pursuant to this clause 3.3(m)(iii), provide BTH with all information reasonably requested in connection with the progress of FIRB Approval; and

(iv)	to the extent practicable, consult with BTH in advance in relation to the progress of obtaining, and all material communications regarding the FIRB Approval,

and BTH must provide Pubco with all assistance and information that it reasonably requests in connection with its application for FIRB Approval.

3.4	Notifications

Each of SPAC, Pubco, Merger Sub and BTH must:

(a)	keep the other parties promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions;

(b)	promptly notify the other parties in writing if it becomes aware that any Condition has been satisfied;

(c)

promptly notify the other parties in writing if it becomes aware that any Condition is, is reasonably likely to or has become incapable of being satisfied (having regard to the respective obligations of each party under clause 3.3); and

(d)	promptly notify the other parties in writing if it becomes aware of material breach of this deed by the relevant party.

3.5	Certificate

(a)

At the hearing on the Second Court Date, each party will provide a certificate (or such other evidence as the Court may request) to the Court confirming (in respect of matters within its knowledge) whether or not, as at 8:00am on the Second Court Date the Conditions (other than the Condition set out in clause 3.1(d) (Court approval)), have been satisfied or waived in accordance with the terms of this deed.

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(b)

Each party must provide to the other parties a draft of the certificate to be provided by it pursuant to clause 3.5(a) by 5.00pm on the day that is two Business Days prior to the Second Court Date, and must provide to the other parties on the Second Court Date a copy of the final certificate or other evidence provided to the Court.

3.6	Scheme voted down because of Headcount Test

If:

(a)	the Scheme is not approved by BTH Shareholders at the Scheme Meeting by reason only of the non-satisfaction of the Headcount Test; and

(b)

BTH, on the one hand, or Pubco and SPAC, on the other hand, considers, acting reasonably, that Share Splitting or some abusive or improper conduct may have caused or contributed to the Headcount Test not having been satisfied and provides written notice to this effect to the other parties within 5 Business Days after the date of the conclusion of the Scheme Meeting, then BTH must:

(c)

apply for an order of the Court contemplated by section 411(4)(a)(ii)(A) of the Corporations Act to disregard the Headcount Test and seek Court approval of the Scheme under section 411(4)(b) of the Corporations Act, notwithstanding that the Headcount Test has not been satisfied; and

(d)

make such submissions to the Court and file such evidence as counsel engaged by BTH to represent it in Court proceedings related to the Scheme, in consultation with SPAC, Pubco and Merger Sub, considers is reasonably required to seek to persuade the Court to exercise its discretion under section 411(4)(a)(ii)(A) of the Corporations Act by making an order to disregard the Headcount Test.

3.7	Conditions not capable of being satisfied

(a)

If a Condition is not satisfied, or becomes incapable of being satisfied, before the time and date specified for its satisfaction (or being satisfied by the End Date, if no such time and date is specified), then unless the relevant Condition (where capable of waiver) is waived:

(i)	subject to clause 3.7(b), each party may give the other parties written notice (Consultation Notice) within 5 Business Days after the relevant notice of that fact being given under clause 3.4(c);

(ii)	upon delivery of the Consultation Notice, the parties must consult in good faith with a view to determining whether they can reach agreement with respect to:

(A)	the terms (if any) on which the party with the benefit of the relevant Condition will waive that Condition;

(B)	an extension of the time for satisfaction of the relevant Condition or an extension of the End Date (as the case may be);

(C)

a change to the date of the application to be made to the Court for orders under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed by the parties; or

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(D)	the Transaction proceeding by way of alternative means or methods; and

(iii)

if the parties are unable to reach such agreement within 5 Business Days after a Consultation Notice is given, or if a Consultation Notice is not given within the timeframe specified in clause 3.7(a)(i) then, subject to clause 3.7(b), either SPAC or BTH may terminate this deed by notice to the other parties without any liability to any party by reason of that termination alone.

(b)	A party will not be entitled to give a Consultation Notice or terminate this deed pursuant to clause 3.7(a)(iii) if the relevant Condition has not been satisfied as a result of:

(i)	a breach of this deed by that party; or

(ii)	a deliberate act or omission of that party which directly and materially contributed to that Condition not being satisfied.

3.8	Interpretation

For the purposes of this clause 3, a Condition will be incapable of satisfaction, or incapable of being satisfied if there is an act, failure to act or occurrence that will prevent the Condition being satisfied by the End Date (and the breach or non-satisfaction that would otherwise have occurred has not already been waived in accordance with this deed).

4	Scheme and Scheme Consideration

4.1	Scheme

(a)	BTH must propose the Scheme to BTH Shareholders on and subject to the terms of this deed.

(b)	The parties acknowledge and agree that, subject to the Scheme becoming Effective, on the Implementation Date the general effect of the Scheme will be that:

(i)	all of the Scheme Shares will be transferred to Pubco; and

(ii)	the Scheme Shareholders will be entitled to receive, for each Scheme Share held at the Scheme Record Date, the Scheme Consideration.

4.2	Scheme Consideration

(a)

Subject to the terms and conditions of this deed and the Scheme, Pubco undertakes and warrants to BTH that, in consideration of the transfer to Pubco of each Scheme Share held by a Scheme Shareholder under the terms of the Scheme, on the Implementation Date, Pubco will:

(i)	accept that transfer; and

(ii)

provide to each Scheme Shareholder the Scheme Consideration set out in clause 4.2(b) for the Scheme Shares held by that Scheme Shareholder on the Scheme Record Date, in accordance with the terms of this deed and the Scheme.

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(b)

Subject to the terms and conditions of this deed and the Scheme (including clause 4.6 relating to Ineligible Foreign Shareholders), if the Scheme becomes Effective, the Scheme Consideration to be provided to each Scheme Shareholder will be:

(i)

(No Cash Election Facility) where Pubco has not provided BTH and SPAC with a Cash Election Facility Trigger Notice – the issue by Pubco to that Scheme Shareholder of 1 New Pubco Share for every 30.97 of their Scheme Shares; and

(ii)	(Cash Election Facility) where Pubco has provided BTH and SPAC with a Cash Election Facility Trigger Notice and:

(A)	that Scheme Shareholder has not made a valid Cash Election – the issue by Pubco to that Scheme Shareholder of 1 New Pubco Share for every 30.97 of their Scheme Shares; and

(B)	that Scheme Shareholder has made a valid Cash Election – subject to the scale back provisions in clause 4.4, USD $0.16145 in cash for each of their Scheme Shares.

(c)	Clauses 4.3, 4.4, 4.5(b) and 4.8(a)(i)-(ii) shall not apply if Pubco has not provided BTH and SPAC with a Cash Election Facility Trigger Notice.

(d)	In the event that, on or prior to the date that is 20 Business Days prior to the Scheme Meeting, Pubco has entered into:

(i)

PIPE Subscription Agreements in accordance with the terms of the BCA pursuant to which PIPE Investors have subscribed to purchase Pubco Ordinary Shares for at least US$10 per Pubco Ordinary Share (unless otherwise consented to in writing by BTH); and

(ii)	if applicable, a debt facility on terms approved in writing by BTH,

(funding arrangements) under which Pubco will raise an aggregate amount in cash of at least USD$15,000,000 which is able to be drawn by Pubco by no later than the Business Day before the Implementation Date (the Minimum Cash Pool Amount), then Pubco shall provide BTH and SPAC with written notice by the date that is 20 Business Days prior to the Scheme Meeting stating the aggregate amount raised under all such funding arrangements entered into by Pubco as of such date (a Cash Election Facility Trigger Notice).

(e)

In the event that Pubco provides BTH and SPAC with a Cash Election Facility Trigger Notice, the parties shall mutually agree (each acting reasonably) on the amount of cash to be utilized by Pubco to satisfy Cash Elections from Scheme Shareholders (such amount of cash, the Cash Pool Amount), which Cash Pool Amount shall be publicly announced to BTH Shareholders in accordance with applicable law no later than the date that is 10 Business Days prior to the Scheme Meeting.

4.3	Cash Election Facility

(a)

A Scheme Shareholder (other than a Scheme Shareholder to whom the payment of cash consideration under the Scheme is prevented or prohibited by any applicable law, including any order, direction or notice made or given by a court of competent jurisdiction or by another Government Agency) may make a valid cash election for the purposes of clause 4.2(b)(ii)(B) by:

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(i)	completing a cash election form in the form accompanying the Scheme Booklet (a Cash Election Form) in accordance with the instructions specified on the form or set out in the Scheme Booklet; and

(ii)

returning the completed Cash Election Form so that it is received in accordance with such instructions by no later than 5:00 p.m. on the Business Day following the Effective Date, subject to the Scheme Shareholder not having given notice in accordance with such instructions prior to the Scheme Record Date that it is withdrawing that election,

(a Cash Election).

(b)	Subject to clauses 4.3(d) and 4.4, any Cash Election which is made by a Scheme Shareholder will be deemed to apply to all of their Scheme Shares.

(c)	For the avoidance of doubt, a Scheme Shareholder may make a valid Cash Election by complying with the procedure in clause 4.3(a) even though it has validly withdrawn one or more prior such elections.

(d)

If a Scheme Shareholder holds one or more parcels of Scheme Shares as trustee or nominee for, or otherwise on account of, another person, BTH may (at its sole discretion and subject to such conditions as it thinks fit) allow that Scheme Shareholder to make separate Cash Elections in relation to each of those parcels of Scheme Shares (and, for the purpose of calculating the Scheme Consideration to which that Scheme Shareholder is entitled in those circumstances, each such parcel of Scheme Shares will be treated as though it were held by a separate Scheme Shareholder).

(e)

Subject to clause 4.3(f), an election which is not made or deemed to have been made in accordance with this clause 4.3 will not be a valid election for the purpose of the Scheme and will not be recognised by BTH or SPAC for any purpose.

(f)

BTH may, with the agreement of SPAC (not to be unreasonably withheld, conditioned or delayed), settle as it thinks fit any difficulty, matter of interpretation or dispute which may arise in connection with determining the validity of any election, and any such decision will be conclusive and binding on BTH, SPAC and the relevant Scheme Shareholder.

4.4	Scale back

(a)

This clause 4.4 applies if the valid Cash Elections made by Scheme Shareholders are such that the aggregate amount of cash consideration that would be required to be paid by Pubco under clause 4.2(b)(ii)(B) exceeds the Cash Pool Amount.

(b)

Where this clause 4.4 applies, the aggregate cash consideration to which a Scheme Shareholder who has made a valid Cash Election would otherwise be entitled under clause 4.2(b)(ii)(B) will be as follows:

(i)	if the relevant Scheme Shareholder was a BTH Shareholder as of 12:01am on the date of this deed, that Scheme Shareholder will receive:

(A)

USD $0.16145 cash per Scheme Share for their first 5,000 Scheme Shares (or, where that Scheme Shareholder holds less than 5,000 Scheme Shares, USD $0.16145 cash per Scheme Share for the number of Scheme Shares held by that Scheme Shareholder), provided that, if by using 5,000 as the relevant number in this clause 4.4(b)(i)(A), the total aggregate cash consideration which is payable to

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all relevant Scheme Shareholders under this clause 4.4(b)(i)(A) would exceed the Cash Pool Amount, the 5,000 number will be reduced to the extent required for such total to equal to the Cash Pool Amount; plus

(B)	an amount in cash (which shall not be less than zero) determined in accordance with the following formula:

(A-B) x (C÷D)

Where:

A is the Cash Pool Amount;

B is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.4(b)(i)(A);

C is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)); and

D is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A))).

(ii)

if the relevant Scheme Shareholder was not a BTH Shareholder as of 12:01am on the date of this deed, that Scheme Shareholder will receive an amount in cash (which shall not be less than zero) determined in accordance with the following formula:

(A-B) x (C÷D)

Where:

A is the Cash Pool Amount;

B is the aggregate of the amounts which would be payable to all relevant Scheme Shareholders under clause 4.4(b)(i)(A);

C is the number of Scheme Shares held by the relevant Scheme Shareholder (other than those for which the relevant Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)); and

D is the aggregate number of Scheme Shares held by all relevant Scheme Shareholders (other than those for which any Scheme Shareholder is entitled to payment under clause 4.4(b)(i)(A)).

(c)

To the extent that the application of clause 4.4(b) results in an aggregate entitlement of a Scheme Shareholder to cash consideration under clause 4.2(b)(ii)(B) that is less than the aggregate amount equal to USD$0.16145 multiplied by the number of Scheme Shares that the Scheme Shareholder holds, the Scheme Shareholder will be entitled to receive under clause 4.2(b)(ii)(B), an aggregate number of New Pubco Shares determined in accordance with the following formula:

((X-Y) ÷ X) x Z

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Where:

X is the amount obtained by multiplying the number of Scheme Shares held by that Scheme Shareholder, by USD $0.16145;

Y is the aggregate cash consideration which the relevant Scheme Shareholder is entitled to receive under clause 4.4(b); and

Z is the aggregate amount of New Pubco Shares that Scheme Shareholder would have been entitled to receive under clause 4.2(b)(i) if it had not made a valid Cash Election.

(d)

If BTH, on the one hand, or Pubco and SPAC, on the other hand, are of the opinion that several Scheme Shareholders have, before the Record Date, been party to a Share Splitting in an attempt to obtain an advantage in terms of the aggregate cash consideration to be received in accordance with clause 4.4(b), then the parties must consult in good faith to determine whether such matters have arisen and, if agreement is reached among the parties following such consultation, BTH must give notice to those Scheme Shareholders:

(i) setting out the names and registered addresses of all of them;

(ii) stating that opinion; and

(iii) attributing to one of them specifically identified in the notice the BTH Shares held by all of them,

and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of the Scheme, be taken to hold all those BTH Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of the Scheme, be taken to hold no BTH Shares.

(e)

If on the application to the Court by BTH under section 411(1) of the Corporations Act for orders convening the Scheme Meeting, the Court determines that the scale back mechanism in this clause 4.4 would result in the creation of a separate class of members for the purposes of voting on the Scheme, because it would result in Scheme Shareholders who are on the BTH Share Register as of 12:01am on the date of this deed who make a valid Cash Election receiving all cash consideration for up to their first 5,000 Scheme Shares, the parties agree to amend the scale back mechanism in clause 4.4(b) (and in the corresponding provision in the Scheme) so that no such separate class is created.

4.5	Fractional entitlements

(a)

Where the calculation of the aggregate number of New Pubco Shares to be issued to a particular Scheme Shareholder would result in the issue of a fraction of a New Pubco Share, the number will be rounded down to the nearest whole number of New Pubco Shares.

(b)

Where the calculation of the aggregate cash consideration payable to a particular Scheme Shareholder would result in the payment of a fraction of a cent, the amount will be rounded down to the nearest cent.

(c)

If BTH, on the one hand, or Pubco and SPAC, on the other hand, are of the opinion, formed reasonably, that several Scheme Shareholders, each of which holds a holding of BTH Shares which results in a rounding under this clause 4.5,

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have, before the Record Date, been party to Share Splitting in an attempt to obtain an advantage by reference to such rounding, then the parties must consult in good faith to determine whether such matters have arisen and, if agreement is reached among the parties following such consultation, BTH must give notice to those Scheme Shareholders:

(i)	setting out the names and registered addresses of all of them;

(ii)	stating that opinion; and

(iii)

attributing to one of them specifically identified in the notice the BTH Shares held by all of them, and, after the notice has been so given, the Scheme Shareholder specifically identified in the notice shall, for the purposes of the Scheme, be taken to hold all those BTH Shares and each of the other Scheme Shareholders whose names are set out in the notice shall, for the purposes of the Scheme, be taken to hold no BTH Shares.

4.6	Ineligible Foreign Shareholders

(a)	Pubco has no obligation to allot or issue New Pubco Shares to an Ineligible Foreign Shareholder under the Scheme and, instead:

(i)	Pubco must issue the New Pubco Shares attributable to, and which would otherwise be required to be provided to, the Ineligible Foreign Shareholder under the Scheme to the Sale Agent;

(ii)

Pubco must procure that, within 30 Business Days after the Implementation Date, the Sale Agent, in consultation with Pubco, sells or procures the sale (including on an aggregated or partially aggregated basis), in the ordinary course of trading on the NASDAQ, of all the New Pubco Shares issued to the Sale Agent and remits to Pubco the proceeds of sale (after deduction of any applicable brokerage, stamp duty and other costs, taxes and charges) (the Proceeds); and

(iii)

Pubco must, within 5 Business Days after receipt of the Proceeds from the Sale Agent, pay, or procure the payment, to each Ineligible Foreign Shareholder the amount calculated in accordance with the following formula and rounded down to the nearest cent:

A = (B/C) x D

where

A is the amount to be paid to the Ineligible Foreign Shareholder;

B is the number of New Pubco Shares attributable to, and that would otherwise have been issued to, that Ineligible Foreign Shareholder had it not been an Ineligible Foreign Shareholder and which are instead issued to the Sale Agent;

C is the total number of New Pubco Shares attributable to, and which would otherwise have been issued to, all Ineligible Foreign Shareholders collectively and which are instead issued to the Sale Agent; and

D is the Proceeds (as defined in clause 4.6(a)(ii)).

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(b)

None of Pubco, SPAC, BTH or the Sale Agent gives any assurance as to the price that will be achieved for the sale of New Pubco Shares described in this clause 4.5(a), and the sale of the New Pubco Shares under this clause 4.5(a) will be entirely at the risk of the Ineligible Foreign Shareholder.

(c)	Pubco must appoint the Sale Agent at least two weeks prior to the Scheme Meeting, which Sale Agent shall be subject to the prior written consent of BTH.

4.7	Scrip Consideration

Pubco covenants in favour of BTH (in its own right and on behalf of the Scheme Shareholders) that:

(a)	the New Pubco Shares to be issued under the Scheme will rank equally in all respects with each existing share (if any) of the same class and will have the rights set out in the Pubco A&R Articles; and

(b)

each New Pubco Share will be duly and validly issued in accordance with all applicable laws and the Pubco A&R Articles, fully paid and free from any mortgage, charge, lien, encumbrance, pledge or other security interest (including any ‘security interest’ within the meaning of section 12 of the Personal Property Securities Act 2009 ((Cth)).

4.8	Dealings in BTH Shares and provision of Cash Election updates and BTH Share Register

(a)	In order to facilitate the provision of the Scheme Consideration, BTH must provide, or procure the provision of, to Pubco:

(i)	regular written updates of the Cash Elections that have been received in the period up to the Cash Election Time;

(ii)	written details of the final Cash Elections made by each Scheme Shareholder, within 1 Business Day after the Scheme Record Date; and

(iii)

a complete copy of the BTH Share Register as at the Scheme Record Date (which must include the name, Registered Address and registered holding of each Scheme Shareholder as at the Scheme Record Date), within 1 Business Day after the Scheme Record Date.

(b)	The details and information to be provided under clause 4.8(a) must be provided in such form as Pubco may reasonably require.

(c)

BTH will not accept for registration or recognise for any purpose any transmission application or transfer in respect of BTH Shares received after the Scheme Record Date, other than to Pubco in accordance with the Scheme.

(d)

If the Scheme becomes Effective, a Scheme Shareholder (and any person claiming through that holder) must not dispose of or otherwise deal with, or purpose or agree to dispose of or otherwise deal with, any Scheme Shares or any interest in them on or after the Scheme Record Date otherwise than pursuant to this Scheme, and any attempt to do so will have no effect and BTH shall be entitled to disregard any such disposal, purported disposal, agreement or other dealing.

(e)

Each entry which is current on the BTH Share Register as at the Scheme Record Date is the sole evidence of entitlement to the Scheme Consideration in respect of the Scheme Shares relating to that entry.

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(f)

All certificates and statements of holding for Scheme Shares (other than statements of holding in favour of Pubco and its successors in title) will cease to have effect after the Scheme Record Date as documents of title (or evidence thereof) in respect of those shares and, as from that date, each entry current at the date of the BTH Share Register (other than entries in respect of Pubco) will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Scheme Shares relating to that entry.

4.9	BTH Equity Incentives

(a)

BTH confirms and each other party acknowledges that, as at 8.00am on the Second Court Date, BTH must put in place arrangements so that, subject to the Scheme becoming Effective, BTH will take such action as is reasonably necessary to ensure that, by no later than the Scheme Record Date, all BTH Equity Incentives (and any other BTH executive equity incentives (including future grants or incentives)) will be dealt with at the BTH Board’s discretion, provided that no BTH Equity Incentives (or any other BTH executive equity incentives) are in existence on the Business Day prior to the Scheme Record Date and all rights attached to any BTH Equity Incentives have been extinguished, which may include:

(i)

the BTH Board accelerating the vesting of, or waiving any vesting conditions or vesting periods applying to, any or all BTH Equity Incentives (subject to the proper exercise of the BTH Board’s discretion) and exercising (if applicable) and having any applicable restrictions removed in respect of any or all BTH Equity Incentives;

(ii)	BTH making all necessary applications to the ASX for waivers under the Listing Rules (if required);

(iii)

BTH issuing or procuring the issue or transfer of such number of BTH Shares as required by the terms of the BTH Equity Incentives before the Scheme Record Date so that the holders of BTH Equity Incentives can participate as Scheme Shareholders in the Scheme and receive the Scheme Consideration; and

(iv)

BTH amending the terms of any incentive plans as necessary to enable the removal of restrictions applicable to BTH Equity Incentives so that the holders of BTH Equity Incentives can participate as Scheme Shareholders in the Scheme and receive the Scheme Consideration.

(b)

For the avoidance of doubt, the parties agree that the exercise of any discretion by the BTH Board, or any other action, which is in accordance with this clause 4.9 will not be a BTH Material Adverse Change or a BTH Prescribed Occurrence or a breach of any provision of this deed, or give rise to any right to terminate this deed, and will be disregarded when assessing the operation of any other part of this deed.

(c)	BTH must not exercise any discretion to encourage, assist or fund the exercise of any BTH Equity Incentives which are currently out of the money.

4.10	No amendment to Scheme without consent

BTH may not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of SPAC and Pubco, such consent not to be unreasonably withheld, conditioned or delayed.

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4.11	Withholding

Notwithstanding any other provision of this deed, if Pubco determines, having regard to legal or other professional advice, that Pubco is:

(a)

liable to pay an amount to the Commissioner of Taxation under section 14-200 of Schedule 1 to Taxation Administration Act 1953 (Cth) in respect of the acquisition of Scheme Shares from a Scheme Shareholder, or

(b)	required by law (other than a law of the jurisdiction of the SPAC or Pubco) to:

(i)	withhold any amount from a payment (including issuing securities) to a Scheme Shareholder; or

(ii)	not issue a security (or any securities) to a Scheme Shareholder,

Pubco is entitled to:

(c)	withhold the relevant amount (including by not issuing securities), including where such amount is in respect of clause 4.11(a), before making the payment to the Scheme Shareholder; or

(d)	not issue the relevant security (or securities) to the Scheme Shareholder until permitted to do so,

and, in each case, payment of the reduced amount or issue of the reduced number of securities shall be taken to be full payment of the relevant amount for the purposes of this Scheme (including (but not limited to) clause 4.2).

4.12	Tax treatment

The parties acknowledge that each Scheme Shareholder who is an Australian resident shareholder who holds their Scheme Shares on capital account will be eligible for scrip- for-scrip rollover relief under subdivision 124-M of the Tax Act for the non-cash component of the Scheme Consideration, to the extent permitted under the Tax Act, and that an ATO Ruling confirming such treatment will be sought by BTH from the Australian Tax Office.

4.13	Pubco issued capital

The parties acknowledge and agree that the calculations and assumptions set out in the spreadsheet (acknowledged via email by representatives of BTH and SPAC for the purposes of this clause on or prior to the date of this deed) represent, as at the date of this deed, their respective understanding regarding the indicative Pubco issued capital as at the Implementation Date. For the avoidance of doubt, the parties acknowledge and agree that a party will not have breached this clause 4.13, and no other party will have any rights under the SID or any of the Transaction Documents for any breach of this clause 4.13 by a party, in each case to the extent such alleged breach relates to any of the assumptions in the spreadsheet (acknowledged via email by representatives of BTH and SPAC for the purposes of this clause on or prior to the date of this deed) being incorrect or not eventuating on or prior to the Implementation Date.

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5	Implementation

5.1	BTH’s obligations

BTH must take all steps reasonably necessary to implement the Scheme as soon as reasonably practicable and in accordance with the Timetable, including taking each of the following steps:

(a)	(BTH Information) prepare the BTH Information in compliance with all applicable laws (in particular with the Corporations Act, RG 60 and the Listing Rules);

(b)

(drafts of BTH Information) make available to SPAC and Pubco drafts of the BTH Information, consult with SPAC and Pubco in relation to the content of those drafts, and consider in good faith, for the purpose of amending those drafts, comments from SPAC and Pubco on those drafts;

(c)

(approval of SPAC Information and Pubco Information) review the SPAC Information and Pubco Information and seek approval from SPAC and Pubco for the form and context in which the SPAC Information and the Pubco Information, respectively, appears in the Scheme Booklet, which approval SPAC and Pubco must not unreasonably withhold, condition or delay, and BTH must not lodge the Scheme Booklet with ASIC until such approval is obtained from (or unreasonably withheld, conditioned or delayed by) SPAC and Pubco;

(d)	(liaison with ASIC):

(i)

as soon as practicable but no later than 14 days before the First Court Date, provide an advanced draft of the Scheme Booklet to ASIC for its review and approval for the purposes of section 411(2) of the Corporations Act; and

(ii)

liaise with ASIC during the period of its consideration of that draft of the Scheme Booklet and keep the other parties reasonably informed of any matters raised by ASIC in relation to the Scheme Booklet and use reasonable endeavours, in consultation with the other parties, to resolve any such matters;

(e)

(approval of Scheme Booklet) as soon as reasonably practicable after the conclusion of the review by ASIC of the Scheme Booklet, procure that a meeting of the BTH Board, or of a committee of the BTH Board appointed for the purpose, is held to consider approving the Scheme Booklet for despatch to the BTH Shareholders, subject to orders of the Court under section 411(1) of the Corporations Act;

(f)

(section 411(17)(b) statements) apply to ASIC for the production of statements in writing pursuant to section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme and does not intend to appear before the Court on the First Court Date;

(g)

(first Court hearing) lodge all documents with the Court and take all other reasonable steps to ensure that promptly after, and provided that the approval in clause 5.1(e) has been received, an application is heard by the Court for an order under section 411(1) of the Corporations Act directing BTH to convene the Scheme Meeting;

(h)	(registration of Scheme Booklet) if the Court directs BTH to convene the Scheme Meeting, on the first Business Day after such Court orders are made or as

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soon as possible after such orders are made, request ASIC to register the explanatory statement included in the Scheme Booklet in relation to the Scheme in accordance with section 412(6) of the Corporations Act;

(i)

(updating BTH Information) until the date of the Scheme Meeting, promptly update the BTH Information with any information that arises after the Scheme Booklet has been dispatched that is necessary to ensure that the BTH Information does not contain any material statement that is false or misleading in a material respect (including because of any material omission from that statement);

(j)

(Independent Expert) promptly appoint the Independent Expert to provide the Independent Expert’s Report, and provide assistance and information reasonably required by the Independent Expert to enable it to prepare the Independent Expert’s Report (including any updates to such report) and any other material to be prepared by them for inclusion in the Scheme Booklet (including any updates thereto). Subject to the Independent Expert’s consent (which BTH will seek), provide a near final report from the Independent Expert to SPAC at least 7 Business Days prior to the provision of the Independent Expert’s Report to ASIC for factual accuracy review only;

(k)

(preparation of the Registration Statement) use reasonable best endeavours to assist Pubco in the preparation and filing of the Registration Statement, including by furnishing all information (including the financial statements of the BTH Group) concerning BTH as Pubco or SPAC may reasonably request in connection with such actions and the preparation of the Registration Statement.

(l)

(update Registration Statement) until the date of the SPAC Shareholders Meeting, promptly inform SPAC and Pubco of any information in relation to BTH that BTH is aware of that arises after the Registration Statement has been declared effective that is necessary to ensure that the Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The parties must consult on the content and presentation of any update or supplement to the Registration Statement, or where appropriate, an announcement to otherwise inform the market of the updated information contemplated by this clause;

(m)

(financial statements) BTH shall deliver to SPAC and Pubco as promptly as practicable after the execution of the BCA with regard to clauses (i) and (iii) below, the true and complete copies of the (i) audited consolidated statement of financial position as of June 30, 2024 and June 30, 2023, and the related audited statements of comprehensive income, changes in equity and cash flows for the years ended June 30, 2024, and June 30, 2023, of BTH Group, together with all related notes and schedules thereto, accompanied by the reports thereon of BTH’s independent auditors (which reports shall be unqualified) (the Audited Financial Statements); (ii) any financial statements or similar reports of BTH required to be included in the Registration Statement, the SPAC Proxy Statement, the Form 6-K filed in connection with and announcing the Closing or any other filings to be made with the SEC in connection with the transactions contemplated by the BCA or any Ancillary Agreement (as defined in the BCA); and (iii) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if BTH Group were subject thereto) with respect to the periods described in clause (i), as necessary for inclusion in the Registration Statement (including pro forma financial information). Additionally, BTH shall use reasonable endeavours to provide as soon as reasonably practicable all other audited and unaudited financial statements of BTH Group, and any company or business units acquired by BTH

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Group, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Registration Statement, the SPAC Proxy Statement, the Form 6-K filed in connection with and announcing the Closing (including pro forma financial information). The Audited Financial Statements shall be audited by a PCAOB qualified auditor, in accordance with PCAOB auditing standards;

(n)

(court documents) prepare, and reasonably consult with SPAC and Pubco in relation to the content of, the documents required for the purpose of each of the Court hearings held for the purpose of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and:

(i)	provide drafts of those documents to SPAC and Pubco in a timely manner;

(ii)	provide SPAC and Pubco with a reasonable opportunity to review and comment on those documents before they are lodged or filed with the Court; and

(iii)	consider in good faith, for the purpose of amending drafts of those documents, comments from SPAC and Pubco on those documents;

(o)

(representation) procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act and allow, and not oppose, any application by SPAC and/or Pubco for leave of the Court to be represented by counsel at such a Court hearing;

(p)	(consultation with SPAC and Pubco in relation to Scheme Booklet) reasonably consult with SPAC and Pubco as to the content and presentation of the Scheme Booklet including:

(i)	providing to SPAC and Pubco drafts of the Scheme Booklet for the purpose of enabling SPAC and Pubco to review and comment on those draft documents;

(ii)	considering in good faith all timely comments made by SPAC and Pubco when producing a revised draft of the Scheme Booklet; and

(iii)

obtaining written consent from SPAC and Pubco for the form and content in which the SPAC Information and Pubco Information appears in the Scheme Booklet (such consent must not be unreasonably withheld, conditioned or delayed by SPAC and Pubco);

(q)

(update Scheme Booklet) until the date of the Scheme Meeting, promptly update the Scheme Booklet with, or where appropriate otherwise inform the market by way of announcement of, any information that arises after the Scheme Booklet has been dispatched that is necessary to ensure that the Scheme Booklet:

(i)	contains all information that is required to be disclosed to BTH Shareholders under any applicable law or RG 60; and

(ii)	is not misleading or deceptive in any material respect and does not contain any material statement that is false or misleading in a material respect.

(r)

(convening Scheme Meeting) take all reasonable steps necessary to comply with the orders of the Court including, as required, despatching the Scheme Booklet to the BTH Shareholders and convening and holding the Scheme Meeting, provided that if this deed is terminated under clause 12, BTH will take all steps reasonably required to ensure the Scheme Meeting is not held;

Gilbert + Tobin	page | 23

(s)

(Court approval application) if the resolution submitted to the Scheme Meeting is passed by the majorities required under section 411(4)(a)(ii) of the Corporations Act (or, where clause 3.6 applies, the majority required under section 411(4)(a)(ii)(B) of the Corporations Act), subject to all other Conditions being satisfied or waived in accordance with this deed (other than the Condition in clause 3.1(d)), apply (and, to the extent necessary, re-apply) to the Court for orders approving the Scheme and, without limiting clause 5.1(s), lodge all relevant documents with the Court and take all other reasonable steps necessary to ensure that such application is heard by the Court at the hearing on the Second Court Date;

(t)

(ASIC and ASX review) keep SPAC and Pubco reasonably informed of any material matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and consult with and use reasonable endeavours to take into consideration any reasonable comments promptly provided by SPAC and Pubco in relation to such matters raised by ASIC or ASX (provided that, where such issues relate to SPAC Information and/or Pubco Information, BTH must not take any steps to address them without SPAC and Pubco’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed));

(u)

(promoting merits of Transaction and proxy solicitation) consider in good faith SPAC’s and Pubco’s reasonable suggestions regarding shareholder engagement and proxy solicitation actions to promote the Transaction and encourage Scheme Shareholders to vote on the Scheme in accordance with the recommendation of the BTH Board, subject to applicable law and ASIC policy;

(v)

(proxy reports) keep SPAC and Pubco reasonably informed on the status of proxy forms received for the Scheme Meeting, including over the period commencing 10 Business Days before the Scheme Meeting and ending on the deadline for receipt of proxy forms;

(w)	(implementation of Scheme) if the Scheme is approved by the Court:

(i)

subject to the Listing Rules, lodge with ASIC an office copy of the orders approving the Scheme in accordance with section 411(10) of the Corporations Act no later than the Business Day after the date on which the Court order was made (or such later date as agreed in writing by SPAC and Pubco);

(ii)	determine entitlements to the Scheme Consideration as at the Scheme Record Date in accordance with the Scheme;

(iii)	execute proper instruments of transfer and effect and register the transfer of the Scheme Shares to Pubco on the Implementation Date; and

(iv)	do all other things contemplated by or necessary to give effect to the Scheme and the orders of the Court approving the Scheme;

(x)	(suspension of trading) if the Scheme becomes Effective, apply to ASX to suspend trading in BTH Shares with effect from the close of trading on the Effective Date;

(y)	(removal from quotation) if the Scheme becomes Effective, apply to ASX to have BTH removed from the official list of ASX, and quotation of BTH Shares on the

Gilbert + Tobin	page | 24

ASX terminated, with effect on and from the close of trading on the Trading Day immediately following the Implementation Date (unless otherwise directed by SPAC in writing); and

(z)	(compliance with laws) do everything reasonably within its power to ensure that all transactions contemplated by this deed are effected in accordance with all applicable laws and regulations;

5.2	SPAC’s obligations

SPAC must take all steps reasonably necessary to assist BTH to implement the Scheme as soon as reasonably practicable after the date of this deed and in accordance with the Timetable, including taking each of the following steps:

(a)

(SPAC Information) prepare and provide to BTH the SPAC Information for inclusion in the Scheme Booklet in compliance with all applicable laws (in particular under the Corporations Act, RG 60 and the Listing Rules) and consult with BTH as to the content and presentation of the SPAC Information in the Scheme Booklet and (in good faith) take into account any comments on drafts of the SPAC Information provided by or on behalf of BTH;

(b)

(Regulatory notifications) in relation to the Regulatory Approval required to be applied for by SPAC, lodge with any Government Agency within the relevant time periods all documentation and filings required by law to be so lodged by SPAC in relation to the Transaction;

(c)	(confirmation of SPAC Information) promptly after BTH requests that it does so, confirm in writing to BTH that:

(i)	it consents to the inclusion of the SPAC Information in the Scheme Booklet, in the form and context in which the SPAC Information appears; and

(ii)

the SPAC Information in the Scheme Booklet is not misleading or deceptive in any material respect (whether by omission or otherwise), and the inclusion of such SPAC Information, in that form and context, has been approved by the SPAC Board;

(d)	(update SPAC Information) promptly advise BTH in writing if it becomes aware:

(i)	of information which should have been but was not included in the SPAC Information in the Scheme Booklet (including if known at the time), and promptly provide BTH with the omitted information; or

(ii)

that the SPAC Information in the Scheme Booklet is misleading or deceptive in any material respect (whether by omission or otherwise), and promptly provide BTH with any information required to correct the misleading or deceptive statements;

(e)

(Independent Expert) subject to the Independent Expert entering into arrangements with SPAC including in relation to confidentiality in a form reasonably acceptable to SPAC, promptly provide all assistance and information reasonably requested by the Independent Expert to enable it to prepare the Independent Expert’s Report for inclusion in the Scheme Booklet (including any updates to such report);

(f)	(assistance with Scheme Booklet and Court documents) promptly provide any assistance or information reasonably requested by BTH or its Advisers in

Gilbert + Tobin	page | 25

connection with the preparation of the Scheme Booklet (including any supplementary disclosure to BTH Shareholders) and any documents required to be filed with the Court in respect of the Scheme;

(g)

(Court representation) procure that SPAC is represented by counsel at the Court hearings convened in relation to the Scheme, at which, through its counsel or solicitors, SPAC will undertake (if requested by the Court) to do all such things and take all such steps within its power as may be reasonably necessary in order to ensure the fulfilment of its obligations under this deed and the Scheme;

(h)	(compliance with laws) do everything reasonably within its power to ensure that all transactions contemplated by this deed are effected in accordance with all applicable laws and regulations;

(i)

(Registration Statement) use reasonable endeavours to assist Pubco in the preparation and filing of the Registration Statement, including by furnishing all information concerning SPAC as Pubco or BTH may reasonably request in connection with such actions and the preparation of the Registration Statement.

(j)	(consultation with BTH in relation to Registration Statement) reasonably consult with BTH as to the content and presentation of the Registration Statement including:

(i)	providing to BTH drafts of the Registration Statement for the purpose of enabling BTH to review and comment on those draft documents;

(ii)	considering in good faith all timely comments made by BTH when producing a revised draft of the Registration Statement; and

(iii)

obtaining written consent from BTH for the form and content in which the BTH Information appears in the Registration Statement (such consent must not unreasonably withheld, conditioned or delayed by BTH);

(k)

(SPAC Shareholders’ Meeting) as promptly as practicable after the date on which the Registration Statement becomes effective SPAC shall call and hold the SPAC Shareholders Meeting for the purpose of voting solely upon the SPAC Proposals, and SPAC shall hold the SPAC Shareholders Meeting as soon as practicable after the date on which the Registration Statement becomes effective (but in any event no later than 20 Business Days after the date on which the Registration Statement is mailed to SPAC Shareholders). SPAC shall use its reasonable endeavours to obtain the approval of the SPAC Proposals at the SPAC Shareholders Meeting, including by soliciting from its shareholders proxies as promptly as possible in favour of the SPAC Proposals, and shall take all other lawful action necessary or advisable to secure the required vote of its shareholders. SPAC must ensure that the SPAC Board unanimously recommends to its Shareholders that they approve the SPAC Proposals and shall include such recommendation in the Registration Statement and any communication in relation to the Transaction. SPAC may adjourn the SPAC Shareholders Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the SPAC Proposals, (ii) for the absence of a quorum or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable laws and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to SPAC Shareholders Meeting; provided, that, without the consent of BTH, SPAC Shareholders Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which SPAC Shareholders Meeting was originally scheduled (excluding any adjournments required by applicable laws) and (y) shall not be held later than 10 Business Days prior to the End Date; and

Gilbert + Tobin	page | 26

(l)	(rollover relief) provide BTH with such assistance and information as may reasonably be requested by BTH for the purposes of obtaining the ATO Ruling from the Australian Taxation Office;

(m)	(Promotion of Transaction) participate in endeavours reasonably requested by BTH or Pubco to promote the merits of the Transaction.

5.3	Pubco’s obligations

Pubco must take all necessary steps to implement the Scheme as soon as is reasonably practicable in accordance with the Timetable, including each of the following:

(a)

(Pubco Board Approval) before 8.00am on the Second Court Date, the Pubco Board must approve the issuance of the New Pubco Shares to be issued as Scheme Consideration, conditional on the Scheme becoming Effective;

(b)

(Scheme Consideration) if the Scheme becomes Effective, procure (to the extent permissible under applicable law) the provision of the Scheme Consideration in the manner and amount contemplated by clause 4 and the terms of the Scheme and the Deed Poll;

(c)	(Deed Poll) by no later than the Business Day prior to the First Court Date, execute and deliver to BTH the Deed Poll;

(d)	(Implementation) if the Scheme becomes Effective, do all things contemplated of it under the Scheme in accordance with the Deed Poll;

(e)

(Pubco Information) prepare and provide to BTH the Pubco Information for inclusion in the Scheme Booklet in compliance with all applicable laws (in particular under the Corporations Act, RG 60 and the Listing Rules) and consult with BTH as to the content and presentation of the Pubco Information in the Scheme Booklet and (in good faith) take into account any comments on drafts of the Pubco Information provided by or on behalf of BTH;

(f)	(confirmation of Pubco Information) promptly after BTH requests that it does so, confirm in writing to BTH that:

(i)	it consents to the inclusion of the Pubco Information in the Scheme Booklet, in the form and context in which the Pubco Information appears; and

(ii)

the Pubco Information in the Scheme Booklet is not misleading or deceptive in any material respect (whether by omission or otherwise), and the inclusion of such Pubco Information, in that form and context, has been approved by the Pubco Board;

(g)	(update Pubco Information) promptly advise BTH in writing if it becomes aware:

(i)	of information which should have been but was not included in the Pubco Information in the Scheme Booklet (including if known at the time), and promptly provide BTH with the omitted information; or

(ii)

that the Pubco Information in the Scheme Booklet is misleading or deceptive in any material respect (whether by omission or otherwise), and promptly provide BTH with any information required to correct the misleading or deceptive statements;

Gilbert + Tobin	page | 27

(h)	(consultation with BTH in relation to Registration Statement) reasonably consult with BTH as to the content and presentation of the Registration Statement including:

(i)	providing to BTH drafts of the Registration Statement for the purpose of enabling BTH to review and comment on those draft documents;

(ii)	considering in good faith all timely comments made by BTH when producing a revised draft of the Registration Statement; and

(iii)

obtaining written consent from BTH for the form and content in which the BTH Information appears in the Registration Statement (such consent must not unreasonably withheld, conditioned or delayed by BTH);

(i)	(Filing of the Registration Statement) as promptly as practicable after the execution of this deed, Pubco shall prepare and file with the SEC the Registration Statement;

(j)	(Foreign private issuer status) use reasonable endeavours to qualify as a foreign private issuer pursuant to Rule 3B-4 of the Exchange Act prior to 8.00am on the Second Court Date;

(k)	(Conversion of Pubco to a Public Limited Company) prior to the First Court Date Pubco will convert from a private limited company to a public limited company; and

(l)	(rollover relief) to facilitate the availability of scrip-for-scrip rollover relief under Subdivision 124-M of the Tax Act for eligible Scheme Shareholders:

(i)	provide BTH with such assistance and information as may reasonably be requested by BTH for the purposes of obtaining the ATO Ruling from the Australian Taxation Office;

(ii)	not make an election under section 124-795(4) of the Tax Act preventing the availability of the rollover relief;

(iii)	if applicable, make any election required under Subdivision 124-M of the Tax Act in relation to the rollover; and

(iv)	no member of the wholly-owned group, of which PubCo is the ultimate holding company, will under this arrangement:

(A)	issue equity to (other than the shares to be issued as contemplated by this deed and the Scheme, being the replacement interest for the purposes of section 124-780 of the Tax Act); or

(B)	raise new debt from;

an entity that is not a member of the wholly-owned group, of which PubCo is the ultimate holding company, and in relation to the issuing of the replacement interest,

Gilbert + Tobin	page | 28

provided that:

(v)	Pubco shall not be required to take any action that will or could reasonably be expected to require a change to the structure of the Scheme or the composition of the Scheme Consideration; and

(vi)	neither Pubco or any of its affiliates will be required to change its classification under a non-Australian Tax law or regulation.

5.4	Conduct of Court proceedings

(a)	BTH, SPAC and Pubco are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)	Nothing in this deed gives any party any right or power to give undertakings to the Court for or on behalf of the other party without that other party’s written consent.

(c)	The parties must give all undertakings to the Court in such Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

5.5	Appeal process

If the Court refuses to make any orders directing BTH to convene the Scheme Meeting or approving the Scheme:

(a)	each party must consult with the other parties in good faith as to whether to appeal the Court’s decision; and

(b)

BTH must appeal the Court’s decision unless the parties agree otherwise or an independent senior counsel opines that, in their view, an appeal would have no reasonable prospect of success before the End Date.

5.6	Verification

(a)

BTH must undertake reasonable verification processes in relation to the information included in the Scheme Booklet (other than the SPAC Information and the Independent Expert’s Report) so as to ensure that such information is not misleading or deceptive in any material respect (whether by omission or otherwise).

(b)

SPAC must undertake reasonable verification processes in relation to the SPAC Information so as to ensure that such information is not misleading or deceptive in any material respect (whether by omission or otherwise).

5.7	Responsibility statements

The Scheme Booklet will include a responsibility statement to the effect that:

(a)

SPAC will be responsible for the SPAC Information contained in the Scheme Booklet and, to the maximum extent permitted by law, neither BTH, Pubco or Merger Sub will be responsible for any SPAC Information and will disclaim any liability for SPAC Information appearing in the Scheme Booklet;

(b)

Pubco and Merger Sub will be responsible for the Pubco Information in the Scheme Booklet and, to the maximum extent permitted by law, neither BTH or SPAC will be responsible for any Pubco Information and will disclaim any liability for the Pubco Information appearing in the Scheme Booklet;

Gilbert + Tobin	page | 29

(c)

BTH will be responsible for the BTH Information in the Scheme Booklet and, to the maximum extent permitted by law, neither SPAC, Pubco or Merger Sub will be responsible for any BTH Information and will disclaim any liability for the BTH Information appearing in the Scheme Booklet;

(d)

the Independent Expert is responsible for the Independent Expert’s Report, and none of BTH, SPAC, Pubco, Merger Sub or their respective directors or officers assumes any responsibility for the accuracy or completeness of the Independent Expert’s Report; and

(e)

if the Scheme Booklet contains a statement on the letterhead of the BTH tax adviser of the tax consequences of the Scheme and related matters for Scheme Shareholders, that tax adviser is responsible for that letter.

5.8	Disagreement on content

If the parties disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form of the Scheme Booklet. If complete agreement is not reached after reasonable consultation, then:

(a)

if the disagreement relates to the form or content of any information appearing in the Scheme Booklet other than the SPAC Information or the Pubco Information, the BTH Board will, acting in good faith, decide the final form or content of the disputed part of the Scheme Booklet; and

(b)

if the disagreement relates to the form or content of the SPAC Information or the Pubco information, BTH will make such amendments to the form or content of the disputed part of the SPAC Information or the Pubco Information as SPAC or Pubco, respectively, reasonably requires.

5.9	Good faith co-operation

Each party must procure that its Authorised Persons work (including by attending meetings and by providing information) in good faith and in a timely and co-operative fashion with the other parties to implement the Scheme, to prepare all documents required relating to the Scheme, and to agree and execute the strategy described in clause 6.5.

6	Conduct of business and transitional matters

6.1	Conduct of business – BTH

(a)	Subject to clause 6.1(c), from the date of this deed up to and including the Implementation Date, BTH must, and must ensure that each member of the BTH Group, uses reasonable endeavours to:

(i)

conduct its business and operations in the ordinary and usual course and substantially consistent with the manner in which such business and operation has been conducted in the 12 months prior to the date of this deed;

(ii)

preserve its relationships with material customers, material suppliers, Government Agencies and any others having material business dealings with it, in each case, in all material respects, and to retain the services of its officers and key employees; and

Gilbert + Tobin	page | 30

(iii)	not take or fail to take any action that constitutes a BTH Prescribed Occurrence.

(b)	Subject to clause 6.1(c), from the date of this deed up to and including the Implementation Date, BTH must not, and must procure that the BTH Group does not:

(i)	enter into any line of business or other activity in which the BTH Group is not engaged as of the date of this deed;

(ii)

in respect of any single transaction or series of related or similar transactions, acquire or dispose of any interest in a business, real property, entity or undertaking, the value of which exceeds USD $1,000,000 in aggregate;

(iii)	in respect of any single transaction or series of related or similar transactions, incur or enter into commitments involving capital expenditure in excess of USD $1,000,000 in aggregate;

(iv)

enter into a new employment contract with a potential employee of the BTH Group under which contract the total remuneration payable to that potential employee would exceed USD $300,000 in any 12 month period, other than to replace a role that becomes vacant after the date of this deed as a result of the resignation of an existing employee or in respect of a new employee who is employed in order to fill a role that is vacant as at the date of this deed;

(v)

terminate the employment of, or materially vary the terms of employment of, any individual in respect of which the total annual remuneration is greater than USD $225,000 (other than for cause or in the ordinary course of business);

(vi)

incur any additional financial indebtedness (except for draw-downs on existing banking facilities consistent with BTH’s current budget or to refinance existing financing arrangements or agreements as of the date of this deed, provided that the principal amount of obligations and leverage ratio do not increase in any such refinancing), or guarantee the obligations of any person other than a member of the BTH Group, other than:

(A)	in the usual and ordinary course of business;

(B)	any such financial indebtedness or refinancing (irrespective of what form that takes) to or among members of the BTH Group; or

(C)	in connection with derivative or similar transactions to manage exposure to the fluctuation in the rate or price of currency or interest rates (other than purely for speculative purposes);

(vii)	give or agree to give a financial benefit to a related party of BTH;

(viii)

enter into, materially vary or terminate any contract under which the BTH Group would receive revenue, or make expenditure, of more than USD $500,000 over the life of the contract other than in connection with renewal or replacement of an existing contract in place on the date of this deed on equivalent terms in the ordinary course of business;

Gilbert + Tobin	page | 31

(ix)	settle any legal proceedings, claim, investigation, arbitration or other like proceeding where the settlement amount exceeds USD $500,000;

(x)	declare, pay or distribute any dividend, bonus or other share of its profits or assets or return or agree to return any capital to its members;

(xi)	amend its constitution;

(xii)	alter in any material respect any accounting policy of any member of the BTH Group, other than any change required by applicable accounting standards;

(xiii)	other than as would not be material individually or in the aggregate:

(A)	make, change or revoke any Tax election in a manner inconsistent with past practice;

(B)	adopt, change or revoke any accounting method with respect to Taxes;

(C)	amend any Tax Return in a manner inconsistent with past practice;

(D)	settle or compromise any Tax liability or any Claim, audit or other similar proceeding related to Taxes;

(E)	enter into any closing agreement with respect to any Tax;

(F)	consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(G)	knowingly surrender any claim for a refund of Taxes;

(H)	enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial contract the principal subject of which is not Taxes); or

(I)

take or permit to be taken, or fail to take or permit a failure to take, any action that could reasonably be expected to impair, impede or prevent the Transactions from qualifying for the Intended Tax Treatment, provided that BTH and its Subsidiaries shall only be required to use commercially reasonable endeavours to take or permit to be taken such action or inaction; or

(xiv)	agree to do any of the matters set out above.

(c)	The obligations of BTH under clauses 6.1(a) and 6.1(b) do not apply in respect of any matter or event to the extent:

(i)	required to be done or procured by BTH or BTH Group pursuant to this deed, the BCA or the Scheme;

(ii)	Fairly Disclosed in the BTH Disclosure Letter or the Due Diligence Materials;

(iii)	Fairly Disclosed to the ASX or in a document lodged with ASIC within 24 months before the date of this deed;

Gilbert + Tobin	page | 32

(iv)	SPAC and Pubco have provided prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(v)

required to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property) or as required by or in light of the COVID-19 virus (or any mutation, variation or derivative of that virus) provided that the response does not have a BTH Material Adverse Change;

(vi)

required to reasonably and prudently respond to regulatory or legislative changes (including without limitation changes to subordinate legislation) affecting the business of BTH or a BTH Group Member to a material extent, provided that, to the extent reasonable practicable, BTH has consulted with SPAC and Pubco in good faith in respect of the proposal to take such action or not take such action (as applicable) and considers any reasonable and timely comments or requests of SPAC and/or Pubco in relation to such proposal in good faith;

(vii)

required by any applicable law or regulation, or by an order, injunction or undertaking of a court or Government Agency, or by generally accepted accounting standards or generally accepted accounting principles or any contractual obligation of any member of the BTH Group (but only to the extent such contract was (A) entered into, and a copy of which was Fairly Disclosed to SPAC and Pubco, before the date of this deed or (B) following the date of this deed in accordance with the terms hereof); or

(viii)	which is undertaken in response to a Competing Proposal which is, or would be reasonably likely to be, a Superior Proposal, but only to the extent permitted by clause 9.

6.2	Conduct of business – SPAC

(a)

Subject to clause 6.2(c), from the date of this deed up to and including the Implementation Date, SPAC must, and must ensure that each member of the SPAC Group (other than Pubco and Merger Sub), uses reasonable endeavours to:

(i)

conduct its business and operations in the ordinary and usual course and substantially consistent with the manner in which such business and operation has been conducted in the 12 months prior to the date of this deed;

(ii)

preserve its relationships with material customers, material suppliers, Government Agencies and any others having material business dealings with it, in each case, in all material respects, and to retain the services of its officers and key employees; and

(iii)	not take or fail to take any action that constitutes a SPAC Prescribed Occurrence.

(b)	Subject to clause 6.2(c), from the date of this deed up to and including the Implementation Date, SPAC must not, and must procure that the SPAC Group does not:

(i)	enter into any line of business or other activity in which the SPAC Group is not engaged as of the date of this deed;

Gilbert + Tobin	page | 33

(ii)

in respect of any single transaction or series of related or similar transactions, acquire or dispose of any interest in a business, real property, entity or undertaking, the value of which exceeds USD $1,000,000 in aggregate

(iii)	in respect of any single transaction or series of related or similar transactions, incur or enter into commitments involving capital expenditure in excess of USD $1,000,000 in aggregate;

(iv)

enter into a new employment contract with a potential employee of the SPAC Group under which contract the total remuneration payable to that potential employee would exceed USD $250,000 in any 12 month period, other than to replace a role that becomes vacant after the date of this deed as a result of the resignation of an existing employee or in respect of a new employee who is employed in order to fill a role that is vacant as at the date of this deed;

(v)

terminate the employment of, or materially vary the terms of employment of, any individual in respect of which the total annual remuneration is greater than USD $225,000 (other than for cause or in the ordinary course of business);

(vi)

incur any additional financial indebtedness (except for draw-downs on existing banking facilities consistent with SPAC’s current budget or to refinance existing financing arrangements or agreements as of the date of this deed, provided that the principal amount of obligations and leverage ratio do not increase in any such refinancing), or guarantee the obligations of any person other than a member of the SPAC Group, other than:

(A)	in the usual and ordinary course of business;

(B)	any such financial indebtedness or refinancing (irrespective of what form that takes) to or among members of the SPAC Group; or

(C)	in connection with derivative or similar transactions to manage exposure to the fluctuation in the rate or price of currency or interest rates (other than purely for speculative purposes).

(vii)	give or agree to give a financial benefit to a related party of SPAC;

(viii)	enter into, materially vary or terminate any contract under which the SPAC Group would receive revenue, or make expenditure, of more than USD $500,000 over the life of the contract;

(ix)	settle any legal proceedings, claim, investigation, arbitration or other like proceeding where the settlement amount exceeds USD $500,000;

(x)	declare, pay or distribute any dividend, bonus or other share of its profits or assets or return or agree to return any capital to its members;

(xi)	amend or otherwise change the organisational documents of SPAC or form any Subsidiary of SPAC;

(xii)	alter in any material respect any accounting policy of any member of the SPAC Group, other than any change required by applicable accounting standards;

Gilbert + Tobin	page | 34

(xiii)

acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organisation or enter into any strategic joint ventures, partnerships or alliances with any other person;

(xiv)	other than as would not be material individually or in the aggregate:

(A)	make, change or revoke any Tax election in a manner inconsistent with past practice;

(B)	adopt, change or revoke any accounting method with respect to Taxes;

(C)	amend any Tax Return in a manner inconsistent with past practice;

(D)	settle or compromise any Tax liability or any Claim, audit or other similar proceeding related to Taxes;

(E)	enter into any closing agreement with respect to any Tax;

(F)	consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(G)	knowingly surrender any claim for a refund of Taxes;

(H)	enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial contract the principal subject of which is not Taxes); or

(I)

take or permit to be taken, or fail to take or permit a failure to take, any action that could reasonably be expected to impair, impede or prevent the Transactions from qualifying for the Intended Tax Treatment, provided that SPAC shall only be required to use commercially reasonable endeavours to take or permit to be taken such action or inaction.

(xv)

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any SPAC securities, but excluding distributions from the Trust Fund to the shareholders of SPAC upon the redemption of their shares that are required pursuant to the organisational documents of SPAC;

(xvi)

issue, sell, pledge, dispose of, grant or encumber, or authorise the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class or other securities of SPAC, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares, or any other ownership interest (including without limitation, any phantom interest) of SPAC;

(xvii)	amend the Trust Agreement or any other agreement related to the Trust Fund; or

(xviii)	agree to do any of the matters set out above.

(c)	The obligations of SPAC under clauses 6.2(a) and 6.2(b) do not apply in respect of any matter or event to the extent:

Gilbert + Tobin	page | 35

(i)	required to be done or procured by SPAC pursuant to this deed, the BCA or the Scheme;

(ii)

Fairly Disclosed in filings of SPAC to NASDAQ, or a publicly available document lodged by it with the SEC, or which would be disclosed in a search of the SEC records or NASDAQ announcements in relation to SPAC, in each case (where the filing, lodgement, record or announcement was made) within the 24 months before the date of this deed;

(iii)	BTH has provided prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(iv)

required to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property) or as required by or in light of the COVID-19 virus (or any mutation, variation or derivative of that virus) provided that the response does not have a SPAC Material Adverse Change;

(v)

required to reasonably and prudently respond to regulatory or legislative changes (including without limitation changes to subordinate legislation) affecting the business of SPAC or a SPAC Group Member to a material extent, provided that, to the extent reasonable practicable, SPAC has consulted with BTH in good faith in respect of the proposal to take such action or not take such action (as applicable) and considers any reasonable and timely comments or requests of BTH in relation to such proposal in good faith; or

(vi)

required by any applicable law or regulation, or by an order, injunction or undertaking of a court or Government Agency, or by generally accepted accounting standards or generally accepted accounting principles or any contractual obligation of any member of the SPAC Group (but only to the extent such contract was (A) entered into, and a copy of which was Fairly Disclosed to BTH, before the date of this deed or (B) following the date of this deed in accordance with the terms hereof).

6.3	Conduct of business – Pubco and Merger Sub

(a)	Each of Pubco and Merger Sub must not, from the date of this deed up to and including Implementation, except to the extent contemplated by this document, the BCA or the Transaction:

(i)

engage in any activities other than (a) the execution of any Transaction Documents to which it is to be a party and (b) the performance of its obligations under this deed or the other Transaction Documents to which it is (or is contemplated to be) a party in furtherance of the Transactions;

(ii)	register the transfer or purported transfer of any Pubco Ordinary Shares and ordinary shares of Merger Sub, respectively;

(iii)	carry on business, grant any right or incur any liability;

(iv)	convert all or any of its shares into a larger or smaller number of shares;

(v)	permit any transfer of its shares to occur, or any encumbrance or trust to be created over or in respect of its shares (or any interest in them);

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(vi)	resolve to reduce its share capital in any way or resolve to reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares;

(vii)	undertake to:

(A)	repurchase, redeem or otherwise acquire any shares of Pubco or Merger Sub, or agree to do any of the foregoing;

(B)	enter into a buy-back agreement; or

(C)	resolve to approve the terms of a buy-back agreement;

(viii)	make or declare, or announce an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie);

(ix)	undertake to:

(A)	issue any shares;

(B)	grant an option over its shares; or

(C)	agree to make an issue of or grant an option over shares;

(x)	issue or agree to issue securities or other instruments convertible into shares;

(xi)	adopt a new constitution or modify or repeal its constitution or a provision of it;

(xii)	undertake to:

(A)	acquire or dispose of;

(B)	agree to acquire or dispose of; or

(C)	offer, propose, announce a bid or tenders for, any business, entity or undertaking or assets;

(xiii)	create, or agree to create, any encumbrance over or declares itself the trustee of any of its business or property;

(xiv)	merge or consolidate with any other person or restructure, reorganise or completely or partially liquidates or dissolve;

(xv)	undergo an Insolvency Event;

(xvi)	enter into any agreement, contract or commitment;

(xvii)	engage any employee;

(xviii)	incur, assume, guarantee or become liable for any additional financial indebtedness;

(xix)	incur or make any expenditure;

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(xx)	own any real or personal property;

(xxi)	commence any legal proceedings, or threaten to do so;

(xxii)	other than as would not be material individually or in the aggregate:

(A)	make, change or revoke any Tax election in a manner inconsistent with past practice;

(B)	adopt, change or revoke any accounting method with respect to Taxes;

(C)	amend any Tax Return in a manner inconsistent with past practice;

(D)	settle or compromise any Tax liability or any Claim, audit or other similar proceeding related to Taxes;

(E)	enter into any closing agreement with respect to any Tax;

(F)	consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(G)	knowingly surrender any claim for a refund of Taxes;

(H)	enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial contract the principal subject of which is not Taxes); or

(I)

take or permit to be taken, or fail to take or permit to be failed to be taken, any action that could reasonably be expected to impair, impede or prevent the Transactions from qualifying for the Intended Tax Treatment, provided that Pubco or Merger Sub (as applicable) shall only be required to use commercially reasonable endeavours to take or permit to be taken such action or inaction; or

(xxiii)	agree to do any of the matters set out above that it is restricted from doing.

(b)	The obligations of Pubco and Merger Sub under clause 6.2(a) do not apply in respect of any matter or event to the extent:

(i)	required to be done or procured by Pubco or Merger Sub (as applicable) pursuant to this deed, the BCA or the Scheme;

(ii)	BTH has provided prior written consent (such consent not to be unreasonably withheld, conditioned or delayed);

(iii)

required to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property) or as required by or in light of the COVID-19 virus (or any mutation, variation or derivative of that virus) provided that the response does not have a Pubco Material Adverse Change or a Merger Sub Material Adverse Change;

(iv)

required to reasonably and prudently respond to regulatory or legislative changes (including without limitation changes to subordinate legislation) affecting the business of Pubco or Merger Sub to a material extent, provided that, to the extent reasonable practicable, Pubco and/or Merger Sub (as applicable) has consulted with BTH in good faith in respect of the proposal to take such action or not take such action (as applicable) and considers any reasonable and timely comments or requests of BTH in relation to such proposal in good faith; or

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(v)

required by any applicable law or regulation, or by an order, injunction or undertaking of a court or Government Agency, or by generally accepted accounting standards or generally accepted accounting principles or any contractual obligation of Pubco or Merger Sub (but only to the extent such contract was (A) entered into, and a copy of which was Fairly Disclosed to BTH, before the date of this deed or (B) following the date of this deed in accordance with the terms hereof).

6.4	Access

(a)

Subject to clauses 6.4(b) and 6.4(d), from the date of this deed to the Implementation Date, each of BTH and SPAC must provide the other parties (as applicable) with reasonable access (subject to the Confidentiality Deed) during normal business hours and on reasonable notice to the management, offices, books, records and business operations of BTH or SPAC (as applicable) that the other party (as applicable) reasonably requires for the sole purpose of:

(i)	implementing the Transaction; or

(ii)	any other purpose agreed in writing between the parties (acting reasonably).

(b)	The parties acknowledge that their rights and obligations under clause 6.4(a) shall be subject to the Confidentiality Deed and all applicable laws or requirements of any Government Agency.

(c)	Each party must, and must use reasonable endeavours to procure that its representatives, each of their Related Bodies Corporate and their respective representatives:

(i)	keep all information obtained by it or them as a result of this clause 6.4 confidential in accordance with the terms of the Confidentiality Deed;

(ii)	provide the other party with reasonable notice of any request for information or access; and

(iii)	comply with the reasonable requirements of the other party in relation to any access granted.

(d)	Subject to clause6.4(e), BTH must provide a copy to SPAC, as soon as practicable after they are available, of:

(i)	monthly management accounts and financial reports (including in relation to key financials and business operating metrics of BTH and each BTH Group member); and

(ii)	all financial information from monthly BTH Board packs and/or BTH Board materials.

(e)

Nothing in clause 6.4(a) or 6.4(d) gives a party any rights to undertake further due diligence investigations or any rights as to the decision making of the other party (or its Related Bodies Corporate) or its business, or requires the other party or any of its Related Bodies Corporate to:

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(i)	disclose or make available any information in breach of an obligation of confidentiality to any person or applicable privacy laws;

(ii)	take any action that would be reasonably expected to result in a breach of any applicable law, order, rule or direction of any Government Agency, or the entity’s constituent documents;

(iii)

in relation to BTH only, without limitation to any other party’s obligations and covenants in clause 9, disclose or make available any information concerning the consideration of the Transaction or any actual or potential Competing Proposal (including for the avoidance of doubt any Competing Proposal made prior to the date of this deed) by the other party, or any professional advice in relation to those matters; or

(iv)

provide any confidential, competitively sensitive or privileged information where the provision of such information is reasonably likely to cause prejudice to the commercial or legal interests of the other party taken as a whole, or would be reasonably likely to jeopardise any attorney-client, work product or other legal privilege provided the other party takes reasonable steps to satisfy the reasonable information requests of the party concerning that matter (which includes, for the avoidance of doubt, redacting any confidential, competitively sensitive or privileged information); or

(v)	do anything that would, in the reasonable opinion of the other party (acting in good faith), result in undue disruption to the other party’s and its Related Bodies Corporate’s business.

6.5	Change of control

As soon as practicable after the date of this deed, the parties must:

(a)

seek to identify any change of control, unilateral termination rights, renewal or similar provisions in any material contract to which a member of the BTH Group is party which may be triggered by the implementation of the Transaction (Change of Control Requirements); and

(b)

each acting reasonably, agree a proposed strategy (which, among other things, will have due regard to applicable legal restrictions) to seek any consents or waivers required in accordance with the terms of any identified Change of Control Requirements, and, if agreed between the parties as part of the proposed strategy, to then promptly seek those consents in accordance with the agreed strategy, but on the basis that (unless otherwise agreed in writing between the parties):

(i)	BTH will initiate contact, with the relevant counterparties and request that they provide any consents or confirmations required or appropriate;

(ii)

Neither SPAC or Pubco (or any Person acting on behalf of either of them) may contact any counterparties without BTH’s prior written consent (which is not to be unreasonably withheld, conditioned or delayed);

(iii)

BTH must cooperate with, and provide reasonable assistance to, SPAC and Pubco to obtain such consents or confirmations as expeditiously as reasonably practicable, including by promptly providing any information reasonably required by counterparties, provided that, nothing in this clause 6.5(b)(iii) requires BTH to (or consent to) (A) agree to any amendments to the relevant material contract or (B) pay any monies to the counterparty, other than as provided for in the relevant material contract;

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(iv)

SPAC and Pubco must take all action necessary to comply with any requirements of the counterparties that are reasonably necessary to obtain the relevant consent or confirmation, including providing any information required and entering into parent guarantees or such other forms of guarantee or security as counter-parties may reasonably require and make officers and employees available, where necessary to meet with counter- parties to deal with any issues arising in relation to the matter, provided that, nothing in this clause 6.5(b)(iv) requires SPAC or Pubco (as applicable) to (or consent to) (A) agree to any amendments to the relevant material contract or (B) pay any monies to the counterparty, other than as provided for in the relevant material contract; and

(v)

provided that each other party has complied with this clause 6.5, a failure by a member of the BTH Group to obtain any Third Party consent, waiver or confirmation, or the exercise of a termination right, will not constitute a breach of this deed by BTH and, together with any consequences that arise, will be disregarded when assessing the operation of any other provision of this deed.

6.6	Appointment of directors

Pubco must, as soon as practicable on the Implementation Date, after the Scheme Consideration has been provided to Scheme Shareholders in accordance with the terms of the Scheme, take all actions necessary to put in place the Post-Closing Pubco Board in accordance with the terms of the BCA.

6.7	Integration Committee

(a)	On and from the date of this deed up to and including the Implementation Date, the parties agree to establish a committee (Integration Committee) initially comprising of the following individuals:

(i)	as representatives of BTH: Tom Amos, Wayne Stevenson, David Keane, Cyril Desouza, Charles Chapman and Lucy Rowe; and

(ii)	as representative of SPAC: Harsh Shethia.

(b)	The role of the Integration Committee will be to act as a forum for discussion and planning in respect of:

(i)	the performance of the business of BTH;

(ii)	implementation of the Transaction in accordance with this deed;

(iii)	matters related to integration planning, including employee retention and incentivisation, stakeholder engagement and communications, business operations and functions or processes; and

(iv)	the process referred to in clause 6.5.

(c)

The Integration Committee will meet not less than once every two weeks, commencing on the one-week anniversary of the date of this deed, and at such other times as agreed between the members of the Integration Committee from time to time. Meetings may be held via telephone or other forms of technology that provide representatives with an opportunity to participate.

(d)	The parties acknowledge and agree that:

Gilbert + Tobin	page | 41

(i)

the Integration Committee is a discussion and planning forum only, and the members of the Integration Committee do not have power to bind the other party or to give any consent, approval or waiver on behalf of such other party;

(ii)	nothing in this clause 6.7 or elsewhere in this deed requires a party to:

(A)	act at the direction of the other party or is intended to create a relationship of partnership, joint venture or similar between the parties; or

(B)	take any action that would reasonably be expected to conflict with or violate the entity’s constituent documents or any law;

(iii)	the respective businesses of SPAC and the BTH Group are to continue to operate independently until, and subject to, the implementation of either Transaction; and

(iv)

nothing in this clause 6.7 requires any of BTH’s representatives on the Integration Committee to do anything which would unduly interfere with their responsibilities to BTH and the ongoing conduct of BTH’s business.

6.8	Tax Covenants

(a)

(Transfer Taxes) the parties shall ensure that all Transfer Taxes incurred in connection with this deed, or the consummation of the Scheme, BCA, this deed or other transactions contemplated by the BCA or this deed are timely paid in full to the applicable taxing authorities, and Pubco shall file, or cause to be filed, all necessary Tax Returns with respect to all such Transfer Taxes. The parties shall use commercially reasonable endeavours to obtain any certificate or other document from any Government Agency or any other person or take any other reasonable action as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Scheme, BCA, this deed or other transactions contemplated by the BCA or this deed.

(b)

(Tax Reporting) to the greatest extent permitted by applicable law, each of the parties agrees not to make any Tax filing or otherwise take any position inconsistent with the Scheme, BCA, this deed or other transactions contemplated by the BCA or this deed qualifying for the Intended Tax Treatment, and to cooperate with each other party to make any filings, statements or reports required to effect, disclose or report the Scheme, BCA, this deed or other transactions contemplated by the BCA or this deed as qualifying for the Intended Tax Treatment. No such party shall assert that such reporting is not permitted by law, or otherwise take a position inconsistent with the Intended Tax Treatment, unless (i) such party first makes a determination in good faith based on advice of a law firm or accounting firm that such reporting is not permitted by applicable law and (ii) consults in good faith with the other parties and the Sponsor about such determination. Notwithstanding the foregoing or anything else to the contrary contained in Scheme, BCA, this deed or other transactions contemplated by the BCA or this deed, the parties acknowledge and agree that except as expressly provided in paragraph (x) of Schedule 3 and paragraph (o) of Schedule 5 no party is making any representation or warranty as to the qualification of any of the Scheme, BCA, this deed or other transactions contemplated by the BCA or this deed as a non-taxable transaction for U.S. federal income Tax purposes or as to the effect, if any, that any transaction consummated on, after or prior to the SPAC Merger Effective Time or Scheme Acquisition Effective Time has or may have on the U.S. federal income Tax treatment of the Scheme, BCA, this deed or other

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transactions contemplated by the BCA or this deed. Each of the parties acknowledges and agrees that (A) it has had the opportunity to obtain independent legal and Tax advice with respect to the Scheme, BCA, this deed or other transactions contemplated by the BCA or this deed, and (B) none of BTH, SPAC, Pubco, Merger Sub any other Person shall have any liability or obligation to any person if any transaction is determined not to qualify for the Intended Tax Treatment or otherwise not to qualify as a non-taxable transaction to SPAC’s or BTH shareholders for U.S. federal income Tax purposes except to the extent in breach of a covenant under Section 6.1, Section 6.2 or Section 6.3.

(c)

Merger Sub will elect to be disregarded as an entity separate from Pubco for U.S. federal income tax purposes effective as of the day of its formation and will not subsequently change such classification.

7	Board recommendation

7.1	BTH recommendation

(a)	Subject to clause 7.3, BTH represents and warrants to SPAC and Pubco, as at the date of this deed, that it has been advised by each BTH director that:

(i)	he or she will act in accordance with this clause 7;

(ii)	he or she will recommend that BTH Shareholders vote in favour of the Scheme at the Scheme Meeting;

(iii)

they do not hold any interest, directly or indirectly, that, as far as they are aware, would prevent them from making a recommendation or stating an intention as contemplated in clauses 7.2(a) and 7.2(b), respectively; and

(iv)	he or she intends to vote, or cause to be voted, all BTH Shares which he or she controls in favour of the Scheme at the Scheme Meeting,

in each case, in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report that the Scheme is in the best interests of Scheme Shareholders.

7.2	BTH’s Statement to contain recommendation

Subject to clause 7.3, BTH must procure that the Scheme Booklet and the public announcement contemplated by clause 14.2 includes:

(a)

a unanimous recommendation by the BTH Board that, in the absence of a Superior Proposal and subject to the Independent Expert opining at all times prior to the Second Court Date that the Scheme is in the best interests of BTH Shareholders, BTH Shareholders vote in favour of the Scheme (BTH Recommendation); and

(b)

a statement by each BTH director that he or she intends to vote in favour of the Scheme in respect of all BTH Shares controlled or held by, or on behalf of, that BTH director in the absence of a Superior Proposal and subject to the Independent Expert opining at all times prior to the Second Court Date that the Scheme is in the best interests of BTH Shareholders (BTH Voting Intention).

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7.3	Withdrawal or modification of BTH Recommendation and BTH Voting Intention

(a)	BTH must use its best endeavours to ensure that no director of BTH (both individually and collectively together with the other members of the BTH Board):

(i)	changes, withdraws, qualifies or modifies his or her BTH Recommendation or BTH Voting Intention;

(ii)

makes any public statement or recommendation (A) that is inconsistent with his or her BTH Recommendation and/or BTH Voting Intention of the Scheme or (B) supporting or endorsing a Competing Proposal; or

in each case except:

(iii)

where BTH receives a Competing Proposal and the relevant BTH director determines, after all of SPAC’s rights under clause 9.6 have been exhausted, that the Competing Proposal constitutes a Superior Proposal;

(iv)

where the Independent Expert opines, either prior to the despatch of the Scheme Booklet or prior to the 8:00am on the Second Court Date, that the Scheme is not in the best interests of BTH Shareholders; or

(v)

if permitted by clause 9.7, provided that the actual, proposed or potential Competing Proposal was not directly or indirectly brought by, or facilitated by, a breach by BTH of clauses 9.1, 9.2, 9.3 or 9.4 and BTH has complied with its obligations under clause 9.5.

(b)

SPAC acknowledges and agrees that, notwithstanding any other term of this deed, one or more directors of BTH may not make a recommendation under clause 7.1 or 7.2 or may change, withdraw or modify his or her recommendation without being in breach of clause 7.1 or 7.2, in response to a requirement or request of the Court or a Government Agency that the relevant BTH director abstain or withdraw from making a BTH Recommendation and/or BTH Voting Intention.

(c)

For the purposes of this clause 7, customary qualifications and explanations contained in the Scheme Booklet and any public announcements in relation to a BTH Recommendation or BTH Voting Intention (including, for the avoidance of doubt, the public announcement contemplated by clause 14.2) to the effect that the BTH Recommendation or BTH Voting Intention is made:

(i)	in the absence of a Superior Proposal;

(ii)

in respect of any public announcement issued before the issue of the Scheme Booklet, ‘subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme is in the best interests of BTH Shareholders’; and

(iii)

in respect of the Scheme Booklet and any public announcements issued at the time of or after the issue of the Scheme Booklet, ‘subject to the Independent Expert continuing to conclude that the Scheme is in the best interests of BTH Shareholders’, will not be regarded as a failure to make, or an adverse change, withdrawal, adverse modification or adverse qualification of, a BTH Recommendation or BTH Voting Intention.

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(d)

Despite anything to the contrary in this clause 7, a statement made by BTH (or any BTH director) to the effect that no action should be taken by BTH Shareholders pending the assessment of a Competing Proposal by the BTH Board or any statement contemplated by clause 9.6(f) shall not contravene this clause 7.

7.4	SPAC Board Recommendation

SPAC must procure that the SPAC Board unanimously recommends that SPAC Shareholders vote in favour of the SPAC Proposals in any communications in relation to the Transaction with SPAC Shareholders and must not withdraw or change that recommendation or make any public statement or recommendation (a) that is inconsistent with that recommendation or (b) supporting a Competing Proposal.

8	Representations and warranties

8.1	SPAC Warranties

SPAC represents and warrants to BTH, Pubco and Merger Sub each of the SPAC Warranties as at the date of this deed and at 8:00am on the Second Court Date (except where any statement is expressed to be made only at a particular date, in which case it is given only at that date).

8.2	BTH Warranties

BTH represents and warrants to SPAC, Pubco and Merger Sub each of the BTH Warranties as at the date of this deed and at 8:00am on the Second Court Date (except where any statement is expressed to be made only at a particular date, in which case it is given only at that date).

8.3	Pubco Warranties

Pubco represents and warrants to BTH and SPAC each of the Pubco Warranties as at the date of this deed and at 8:00am on the Second Court Date (except where any statement is expressed to be made only at a particular date, in which case it is given only at that date).

8.4	Merger Sub Warranties

Merger Sub represents and warrants to BTH and SPAC each of the Merger Sub Warranties as at the date of this deed and at 8:00am on the Second Court Date (except where any statement is expressed to be made only at a particular date, in which case it is given only at that date).

8.5	Qualifications on SPAC Warranties

The SPAC Warranties are each subject to and are qualified by matters that:

(a)	are provided for in this deed;

(b)	have been Fairly Disclosed by SPAC in a document lodged with the SEC (and publicly available) within 24 months prior to the date of this deed; or

(c)	are within the actual knowledge of BTH or its Advisers as at the date of this deed.

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8.6	Qualifications on Pubco Warranties

The Pubco Warranties are each subject to and are qualified by matters that:

(a)	are provided for in this deed; or

(b)	are within the actual knowledge of BTH or its Advisers or as at the date of this deed.

8.7	Qualifications on BTH Warranties

The BTH Warranties are each subject to and are qualified by matters that:

(a)	are provided for in this deed;

(b)	have been Fairly Disclosed by BTH to ASX or in a document lodged with ASIC (and publicly available) within 24 months prior to the date of this deed;

(c)	have been Fairly Disclosed in the Due Diligence Materials or the BTH Disclosure Letter; or

(d)	would have been Fairly Disclosed to SPAC had SPAC conducted searches 7 days before the date of this deed of public records maintained by:

(i)	ASIC;

(ii)	the register established under the Personal Property Securities Act 2009 (Cth);

(iii)	Land Titles Offices in each Australian State and Territory;

(iv)	IP Australia; and

(v)	the High Court of Australia, Federal Court of Australia and the Supreme Courts of each state and territory in Australia; or

(e)	are within the actual knowledge of SPAC or its Advisers as at the date of this deed.

8.8	No representation or reliance

(a)

Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)

Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

8.9	No survival

Each representation and warranty in clauses 8.1, 8.2, 8.3 and 8.4 is severable and does not survive termination of this deed or implementation of the Scheme, and will be taken to have no further force or effect on and from termination of this deed or implementation of

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the Scheme. No covenant or agreement of any party contained in this deed (other than in clauses 10, 11, 12 and 16.2 to 16.14 (inclusive)) which is to be performed or complied with prior to or at the implementation of the Scheme shall survive the implementation of the Scheme, and will be taken to have no further force or effect on and from implementation of the Scheme.

9	Exclusivity

9.1	No existing discussions

Each party represents and warrants to the other party that, as at the date of this deed, it and each of its Related Bodies Corporate:

(a)	is not participating in any discussions or negotiations with a Third Party that concern, or that could reasonably be expected to lead to, a Competing Proposal;

(b)	has ceased any discussions or negotiations with any Third Party in relation to any actual, proposed or potential Competing Proposal;

(c)

is not a party to any agreement, arrangement or understanding with a Third Party in relation to any actual, proposed or potential Competing Proposal (for the avoidance of doubt, in each case whether in writing or otherwise);

(d)

has ceased to provide or make available any information in relation to such party or any of its Related Bodies Corporate to a Third Party where such information was provided for the purpose of facilitating, or could reasonably be expected to lead to, a Competing Proposal;

(e)

has requested in writing the return or destruction of any information (with such return or destruction to be effected as soon as practicable) in relation to such party or any of its Related Bodies Corporate provided to a Third Party at any time within the 12 months prior to the date of this deed, where such information was provided for the purpose of facilitating, or could reasonably be expected to lead to, a Competing Proposal.

9.2	No-shop

During the Exclusivity Period, each party must not, and must ensure that its Related Bodies Corporate and their respective Authorised Persons do not, directly or indirectly:

(a)	solicit, invite, initiate or encourage any Competing Proposal;

(b)

solicit, invite, initiate or encourage any enquiries, proposals, discussions or negotiations with any Third Party in relation to, or that could reasonably be expected to lead to, an actual, proposed or potential Competing Proposal; or

(c)	communicate any intention to do any of these things referred to in clauses 9.2(a) or 9.2(b).

9.3	No-talk

Subject to clause 9.7 (in respect of BTH only), during the Exclusivity Period, each party must not, and must ensure that its Related Bodies Corporate and their respective Authorised Persons do not, directly or indirectly:

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(a)

facilitate, continue, negotiate, accept or enter into, or offer to facilitate, continue, negotiate, accept or enter into, or participate in, or offer to participate in, negotiations or discussions with any person;

(b)	negotiate, accept or enter into any agreement, arrangement or understanding;

(c)	communicate any intention to do any of these things,

in relation to (or which may reasonably be expected to lead to) an actual, proposed or potential Competing Proposal.

9.4	No due diligence

Subject to clause 9.7 (in respect of BTH only), during the Exclusivity Period, except with the prior written consent of the other parties, each party must not, and must ensure that its Related Bodies Corporate and their respective Authorised Persons do not, directly or indirectly:

(a)

solicit, invite, initiate, or encourage any person (other than the other parties) to undertake due diligence investigations in respect of such party, its Related Bodies Corporate, or any of their businesses and operations, in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, an actual, proposed or potential Competing Proposal; or

(b)

disclose, make available to any person (other than the other parties) or permit any such person to receive any non-public information relating to such party, its Related Bodies Corporate, or any of their businesses and operations, in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, an actual, proposed or potential Competing Proposal.

9.5	Notification of approaches

(a)	During the Exclusivity Period, each party must promptly notify the other parties in writing of:

(i)

any approach, attempt, inquiry or proposal made by any person to such party, any of its Related Bodies Corporate or any of their respective Authorised Persons, to initiate any discussions or negotiations that concern an actual, proposed or potential Competing Proposal;

(ii)

any request made by any Third Party to such party, any of their respective Related Bodies Corporate, or any of their respective Authorised Persons, for any information relating to such party, its Related Bodies Corporate, or any of their businesses and operations, in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, an actual, proposed or potential Competing Proposal; and

(iii)

provision by such party, any of their respective Related Bodies Corporate or any of their respective Authorised Persons of any information concerning the business or operations of such party, its Related Bodies Corporate, or any of their businesses and operations to any Third Party (other than a Government Agency) in connection with an actual, proposed or potential Competing Proposal or any of the things described in clauses 9.5(a)(i) and 9.5(a)(ii),

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whether direct or indirect, solicited or unsolicited, and in writing or otherwise. For the avoidance of doubt, any of the acts described in clauses 9.5(a)(i) to 9.5(a)(iii) may only be taken if permitted by clause 9.7.

(b)

A notice given under clause 9.5(a) must include all material details of the Competing Proposal (including the price (or if not cash, implied value), funding, form of consideration, proposed deal protection provisions, conditions, timing, break fee provisions and other key terms of any Competing Proposal and the identity of the proponent(s) of any such proposal), in each case to the extent known by such party.

(c)	During the Exclusivity Period, each party must promptly provide the other parties with:

(i)	in the case of written materials, a copy of; or

(ii)	in any other case, a written statement of,

any non-public information relating to such party, its Related Bodies Corporate, or any of their businesses and operations made available or received by any person in connection with such person formulating, developing or finalising, or assisting in the formulation, development or finalisation of, an actual, proposed or potential Competing Proposal and which has not previously been provided to the other parties and is not commercially sensitive information of that person.

9.6	Matching right

(a)

If BTH is permitted by virtue of clause 9.7 to engage in activity that would otherwise breach any of clauses 9.3 or 9.4, BTH must ensure that it has in place, or enters into, a confidentiality agreement with the person who has made the applicable Competing Proposal (Rival Acquirer) on customary terms and must not enter into any other agreement, understanding or commitment in respect of a Competing Proposal or a potential Competing Proposal except as permitted by clause 9.6(b).

(b)	If BTH receives an actual, proposed or potential Competing Proposal and as a result, any BTH director proposes to either:

(i)	change, withdraw or modify his or her BTH Recommendation or BTH Voting Intention; or

(ii)

approve or recommend entry into any agreement, commitment, arrangement or understanding relating to the actual, proposed or potential Competing Proposal (other than a confidentiality agreement contemplated by clause 9.6(a)), no BTH director must do so until each of the following has occurred:

(iii)	the relevant BTH director has made the determination contemplated by clause 9.7(b) in respect of that actual, proposed or potential Competing Proposal;

(iv)	BTH has given SPAC written notice (Relevant Notice) of the BTH director’s proposal to take the action referred to in clauses 9.6(b)(i) or 9.6(b)(ii) (subject to SPAC’s rights under clause 9.6(d));

(v)	subject to clause 9.6(c), BTH has given SPAC all information required by clause 9.5(b);

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(vi)	SPAC’s rights under clause 9.6(d) have been exhausted; and

(vii)

the BTH directors have made the determination contemplated by clause 9.7(b) in respect of that actual, proposed or potential Competing Proposal after SPAC’s rights under clause 9.6(d) have been exhausted and after evaluation of any Counter Proposal.

(c)

Prior to giving SPAC the information under clause 9.6(b)(v), BTH must advise the Rival Acquirer that the Rival Acquirer’s name and other details which may identify the Rival Acquirer, as well as the key terms of the actual, proposed or potential Competing Proposal, will be provided by BTH to SPAC on a confidential basis.

(d)

If BTH gives a Relevant Notice to SPAC under clause 9.6(b)(iv), SPAC will have the right, but not the obligation, at any time during the period of 4 Business Days following the receipt of the Relevant Notice, to amend the terms of the Transaction including increasing the amount of consideration offered under the Transaction or proposing any other form of transaction (each a Counter Proposal), and if it does so then the BTH directors must review the Counter Proposal in good faith. If the BTH directors determine that the Counter Proposal would provide an equivalent or superior outcome to BTH and the BTH Shareholders as a whole compared with the Competing Proposal (having regard to the matters noted in clause 9.7(b) and after having received advice from its external legal and financial advisors), then BTH and SPAC must use their reasonable endeavours to agree the amendments to this deed that are reasonably necessary to reflect the Counter Proposal and to enter into an amended agreement to give effect to those amendments and to implement the Counter Proposal as soon as reasonably practicable, and BTH must use reasonable endeavours to procure that the BTH directors recommend the Counter Proposal to the BTH Shareholders and not recommend the applicable Competing Proposal (other than as expressly permitted by this deed).

(e)

For the purposes of this clause 9.6, each successive material modification of any Third Party expression of interest, offer or proposal in relation to an actual, proposed or potential Competing Proposal will constitute a new Competing Proposal and the procedures set out in clause 9.6 must again be followed prior to any BTH Group Member entering into any definitive agreement of the type referred to in clause 9.6(b)(ii) in respect of such actual, proposed or potential Competing Proposal.

(f)	Despite any other provision in this deed, a statement by BTH, the BTH Board or any BTH director only to the effect that:

(i)	the BTH Board has determined that a Competing Proposal is a Superior Proposal and has commenced the matching right process set out in this clause 9.6; or

(ii)	BTH Shareholders should take no action pending the completion of the matching right process set out in this clause 9.6,

does not by itself:

(iii)	constitute an adverse change, withdrawal, adverse modification or adverse qualification of the BTH Recommendation, BTH Voting Intention or an endorsement of a Competing Proposal;

(iv)	contravene this deed;

(v)	give rise to an obligation to pay the Break Fee under clause 10.4; or

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(vi)	give rise to a termination right under clause 12.3.

9.7	Fiduciary out

The restrictions in clauses 9.3 and 9.4 do not apply to restrict BTH or any of its Related Bodies Corporate and their respective Authorised Persons from taking or refusing to take any action with respect to a Competing Proposal (in relation to which there has been no contravention of this clause 9) provided that:

(a)	the Competing Proposal is bona fide and is made by or on behalf of a person that the BTH board considers is of sufficient commercial standing; and

(b)	the BTH board has determined in good faith after:

(i)	consultation with BTH’s financial adviser, that the Competing Proposal is or may reasonably be expected to lead to a Superior Proposal; and

(ii)

receiving written advice from the receiving party’s external legal advisers experienced in transactions of this nature, that failing to take the action or refusing to take the action (as the case may be) with respect to the Competing Proposal would, or would be reasonably likely to, be inconsistent with the fiduciary or statutory duties owed by BTH’s directors under applicable law, or it would otherwise be unlawful not to take that action, provided that the actual, proposed or potential Competing Proposal was not directly or indirectly brought by, or facilitated by, a breach of clauses 9.1, 9.2, 9.3 or 9.4 and BTH has complied with its obligations under clause 9.5.

For the avoidance of doubt, nothing in this clause 9 prevents or restricts BTH from responding to an expression of interest, offer, proposal or discussion in relation to, or that may be reasonably expected to encourage or lead to, an actual, proposed or potential Competing Proposal to (i) acknowledge receipt and/or (ii) advise that Third Party that BTH is bound by the provisions of this clause 9 and is only able to engage in negotiations, discussions or other communications if the fiduciary out in this clause 9.7 applies.

9.8	Compliance with law

(a)	This clause 9 imposes obligations on each party only to the extent that the performance of all or part of those obligations:

(i)	does not constitute unacceptable circumstances as declared by the Australian Takeovers Panel; and

(ii)	is not determined to be unlawful by a court (including by virtue of it being a breach of such party’s board’s fiduciary or statutory duties),

subject to all proper avenues of appeal and review, judicial and otherwise, having been exhausted.

(b)

The parties must not make, or cause or permit to be made, any application to the Australian Takeovers Panel or a court for or in relation to a declaration or determination of a kind referred to in clause 9.8(a).

9.9	Normal provision of information

Nothing in this clause 9 prevents a party from:

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(a)	providing information to its Representatives;

(b)	providing information to any Government Agency;

(c)	fulfilling its legal obligations, including its obligations under the Listing Rules or to any Government Agency;

(d)	providing information to its auditors, customers, financiers, joint venturers and suppliers acting in that capacity in the ordinary course of business and consistent with past practice;

(e)

making presentations to, or responding to enquiries from, brokers, portfolio investors, analysts and institutional lenders and other third parties in the ordinary course of business or promoting the merits of the Transaction;

(f)

engaging with BTH Shareholders or SPAC Shareholders (in their capacity as shareholder) (as applicable) in relation to BTH Group or SPAC Group (as applicable), provided such engagement does not relate to BTH or SPAC (as applicable) soliciting, inviting, encouraging or initiating an actual, proposed or potential Competing Proposal; or

(g)	promoting the merits of the Transaction.

10	BTH Break Fee

10.1	Application

This clause 10 does not apply (and will be of no force or effect) unless and until the condition in clause 3.1(x) is satisfied or waived.

10.2	SPAC declaration

SPAC represents and warrants to BTH that it would not have entered into this deed without the benefit of this clause 10 and it would not have entered into and continued the negotiations leading up to this deed unless SPAC had a reasonable expectation that BTH would agree to enter into a clause of this kind.

10.3	Acknowledgments in relation to BTH Break Fee

(a)

BTH acknowledges that SPAC has incurred and will incur significant costs, including significant opportunity costs, if they enter into this deed and the Scheme is subsequently not implemented. Those costs include external advisory costs, some internal costs of a similar kind, and out-of-pocket expenses.

(b)	BTH represents and warrants that:

(i)	it has received legal advice on this deed and the operation of this clause 10; and

(ii)

it considers this clause 10 to be fair and reasonable and that it is appropriate to agree to the terms in this clause 10 in order to secure the significant benefits to it (and BTH Shareholders) resulting from the Scheme.

(c)	The parties acknowledge that:

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(i)	the amount of the costs is inherently unascertainable and that, even after termination of this deed, the costs will not be able to be accurately ascertained; and

(ii)	the BTH Break Fee represents a genuine and reasonable estimate of cost and loss that SPAC will suffer if the Scheme is subsequently not implemented.

10.4	BTH Break Fee

(a)	BTH must pay to SPAC the BTH Break Fee, within 10 Business Days after receipt of a written demand for payment from SPAC, if, during the Exclusivity Period:

(i)

any member of the BTH Board fails to recommend the Scheme in the manner described in clause 7.2 (including, for the avoidance of doubt, whether or not BTH has used its best endeavours to procure the BTH Recommendation);

(ii)	any member of the BTH Board publicly withdraws or adversely modifies or qualifies their BTH Recommendation;

(iii)	any member of the BTH Board makes a public statement:

(A)	supporting, endorsing or recommending any Competing Proposal;

(B)	to the effect that they no longer support the Scheme; or

(C)

otherwise indicating that they no longer recommend the Transaction or recommend that BTH Shareholders accept or vote in favour of a Competing Proposal of any kind that is announced (whether or not such proposal is stated to be subject to any pre-conditions) during the Exclusivity Period, other than in circumstances where:

(1)

the Independent Expert’s Report (including any update, revision or amendment thereto) of the Independent Expert opines that the Scheme is not in the best interests of Scheme Shareholders (other than where the reason for that opinion is a Competing Proposal);

(2)	clause 7.3(b) applies; or

(3)	BTH is entitled to terminate this deed under clause 12.1;

(iv)

a Competing Proposal is announced before the End Date and, within 12 months of the Competing Proposal being announced, the Competing Proposal results in a person or persons (other than a member of the SPAC Group) completing the Competing Proposal or otherwise obtaining Control of BTH, merging or amalgamating with BTH or acquiring (directly or indirectly) an interest in all or a substantial part of the business or assets of the BTH Group; or

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(v)

SPAC has terminated this deed under clause 12.1(a) and the Transaction does not complete, provided that, for the avoidance of doubt, a statement made by BTH or the BTH Board to the effect that no action should be taken by BTH Shareholders pending the assessment of a Competing Proposal by the BTH Board or any statement contemplated by clause 9.6(f) will not require BTH to pay the BTH Break Fee to SPAC.

(b)

The payment of the BTH Break Fee by BTH to SPAC provided for in this clause 10.4 must be made within 10 Business Days of receipt of a written demand for payment by SPAC unless a finding has been made by a court or Takeovers Panel as described in clause 10.5(e) in which case the amount payable shall be reduced to the amount which either the Takeovers Panel or a court determines does not constitute unacceptable circumstances or is enforceable (as applicable). The demand may only be made after the occurrence of an event referred to in clause 10.4(a).

10.5	Qualifications

(a)	No BTH Break Fee is payable if the Scheme becomes Effective, notwithstanding the occurrence of any event in clause 10.4.

(b)

To the extent that any amounts have already been paid to SPAC under this clause 10 and the Scheme becomes Effective, such amounts must be promptly (and in any event no later than 3 Business Days after the Effective Date) refunded to BTH.

(c)	The BTH Break Fee is not payable by BTH if prior to the BTH Break Fee becoming payable under clause 10.4, BTH was entitled to terminate this deed in accordance with clause 12.1(a).

(d)	The BTH Break Fee is only payable once.

(e)	This clause 10 does not impose an obligation on BTH to pay the BTH Break Fee to the extent (and only to the extent) that the obligation to pay the BTH Break Fee:

(i)	constitutes unacceptable circumstances as declared by the Takeovers Panel; or

(ii)	is held to be unenforceable by one party against another as determined by a court,

after all proper avenues of appeal and review, whether judicial or otherwise, have been exhausted.

(f)

During the course of the Takeovers Panel or court proceedings (including any appeal or review thereof) referred to in clause 10.5(e), the parties must take all reasonable steps to ensure that any such declaration or determination has the minimum effect possible.

(g)

The parties must not make or cause or permit to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in clause 10.5(e). If the BTH Break Fee has already been paid to SPAC but clause 10.5(e) applies, SPAC will refund to BTH within 10 Business Days after receipt of a written demand from BTH an amount equal to the difference between the BTH Break Fee and any permitted amount of the Break Fee (unless otherwise required by the Takeovers Panel or a court of competent jurisdiction).

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(h)	For the avoidance of doubt, any part of the BTH Break Fee that would not constitute unacceptable circumstances or that is not unenforceable or unlawful (as applicable) must be paid by BTH.

10.6	Limitation of liability and other claims

(a)	Notwithstanding any other provisions of this deed or the BCA, and except in relation to a Fraud Claim, or wilful or intentional breach of this deed by BTH:

(i)	the maximum liability of BTH to SPAC under or in connection with this deed and the BCA including in respect of any breach of the deed and the BCA will be the BTH Break Fee;

(ii)	payment of the BTH Break Fee pursuant to this deed shall be in full satisfaction of all liabilities of BTH under this deed and the BCA;

(iii)

a payment by BTH in accordance with this clause 10 represents the sole and absolute liability of BTH under or in connection with this deed and the BCA and no further damages, fees, expenses or reimbursements of any kind will be payable by BTH in connection with this deed; and

(iv)	the amount of the BTH Break Fee payable to SPAC under this clause 10 shall be reduced by the amount of any loss or damage recovered by SPAC in relation to a breach of any other clause of this deed.

(b)	Nothing in this clause limits SPAC’s right to seek and obtain, without limitation, injunctive relief or specific performance if BTH breaches or threatens to beach this deed.

11	SPAC Break Fee

11.1	Application

This clause 11 does not apply (and will be of no force or effect) unless and until the condition in clause 3.1(x) is satisfied or waived.

11.2	Acknowledgments in relation to SPAC Break Fee

(a)

Each party acknowledges that, if they enter into this deed and the Scheme is subsequently not implemented, BTH will incur significant costs, including significant opportunity costs. Those costs include external advisory costs, some internal costs of a similar kind and out-of-pocket expenses.

(b)

In the circumstances referred to in clause 11.2(a), BTH has requested provision be made for the costs outlined in this clause 11, in the form of the SPAC Break Fee, without which BTH would not have entered into this deed.

(c)	SPAC represents and warrants that:

(i)	it has received legal advice on this deed and the operation of this clause 11; and

(ii)

it considers this clause 11 to be fair and reasonable and that it is appropriate to agree to the terms in this clause 11 in order to secure the significant benefits to SPAC (and its stakeholders) resulting from the Scheme.

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(d)	The parties acknowledge that:

(i)	the amount of the costs is inherently unascertainable and that, even after termination of this deed, the costs will not be able to be accurately ascertained; and

(ii)	the SPAC Break Fee represents a genuine and reasonable estimate of cost and loss that BTH will suffer if the Scheme is subsequently not implemented.

11.3	SPAC Break Fee

SPAC must pay to BTH the SPAC Break Fee without set-off or withholding, within 10 Business Days after receipt of a written demand for payment from BTH, if:

(a)	BTH has terminated this deed under clause 12.1(a) and the Transaction does not complete; or

(b)

the Court fails to approve the terms of the Scheme (for which the approval of the requisite BTH Shareholders has been obtained) as a result of a material non- compliance by SPAC, Pubco or Merger Sub with any of their respective obligations under this deed.

11.4	Qualifications

(a)	The SPAC Break Fee is only payable once.

(b)	This clause 11 does not impose an obligation on SPAC to pay the SPAC Break Fee to the extent (and only to the extent) that the obligation to pay the SPAC Break Fee:

(i)	constitutes unacceptable circumstances as declared by the Takeovers Panel; or

(ii)	is held to be unenforceable by one party against another as determined by a court,

after all proper avenues of appeal and review, whether judicial or otherwise, have been exhausted.

(c)

During the course of the Takeovers Panel or court proceedings (including any appeal or review thereof) referred to in clause 11.4(b), the parties must take all reasonable steps to ensure that any such declaration or determination has the minimum effect possible.

(d)	The SPAC Break Fee is not payable by SPAC if prior to the SPAC Break Fee becoming payable under clause 11.3, SPAC was entitled to terminate this deed in accordance with clause 12.1(a).

(e)

The parties must not make or cause or permit to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in clause 11.4(b). If the SPAC Break Fee has already been paid to BTH but clause 11.4(b) applies, BTH will refund to SPAC within 10 Business Days after receipt of a written demand from SPAC an amount equal to the difference between the SPAC Break Fee and any permitted amount of the SPAC Break Fee (unless otherwise required by the Takeovers Panel or a court of competent jurisdiction).

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(f)	For the avoidance of doubt, any part of the SPAC Break Fee that would not constitute unacceptable circumstances or that is not unenforceable or unlawful (as applicable) must be paid by SPAC.

(g)

To the extent that any amounts have already been paid to BTH under this clause 11 and the Scheme becomes Effective, such amounts must be promptly (and in any event no later than 3 Business Days after the Effective Date) refunded to SPAC.

11.5	Limitation of liability and other claims

(a)

Notwithstanding any other provisions of this deed or the BCA, but subject to clause 11.5(b) and clause 11.5(c), and except in relation to a Fraud Claim, or wilful or intentional breach of this deed by SPAC, Pubco or Merger Sub:

(i)	the maximum liability of SPAC, Pubco and Merger Sub to BTH under or in connection with this deed and the BCA including in respect of any breach of the deed will be the SPAC Break Fee; and

(ii)	payment of the SPAC Break Fee pursuant to this deed shall be in full satisfaction of all liabilities of SPAC, Pubco and Merger Sub under this deed and the BCA;

(iii)

a payment by SPAC in accordance with this clause 11 represents the sole and absolute liability of SPAC, Pubco and Merger Sub under or in connection with this deed and the BCA and no further damages, fees, expenses or reimbursements of any kind will be payable by SPAC, Pubco or Merger Sub in connection with this deed; and

(iv)	the amount of the SPAC Break Fee payable to BTH under this clause 11 shall be reduced by the amount of any loss or damage recovered by BTH in relation to a breach of any other clause of this deed.

(b)	Nothing in this clause limits BTH’s right to seek and obtain, without limitation, injunctive relief or specific performance if SPAC, Pubco and/or Merger Sub breaches or threatens to beach this deed.

(c)	Nothing in clause 11.5(a) limits the liability of Pubco or any other person under clause 4.2 or the Deed Poll.

12	Termination

12.1	Termination by either party

SPAC or BTH may, by notice in writing to the other parties, terminate this deed:

(a)	at any time prior to 8:00am on the Second Court Date if SPAC, Pubco or Merger Sub (in the case of a termination by BTH) or BTH (in the case of a termination by SPAC):

(i)	either:

(A)

is in breach of any of its obligations under this deed (other than a SPAC Warranty, Pubco Warranty, Merger Sub Warranty or a BTH Warranty not being true and correct) or the BCA which would cause a Condition to not be satisfied, or become incapable of being satisfied, before the End Date; or

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(B)

is in breach of a representation and warranty given by them in this deed (being the SPAC Warranties in relation to SPAC, Pubco Warranties in relation to Pubco, Merger Sub Warranties in relation to Merger Sub and BTH Warranties in relation to BTH, as applicable), where that breach of representation and warranty would cause a Condition to not be satisfied, or become incapable of being satisfied before the End Date;

(ii)	the party wishing to terminate has given written notice to the other parties in a timely manner setting out details of the relevant circumstance and stating an intention to terminate this deed;

(iii)

if capable of remedy, the relevant circumstances continue to exist for 10 Business Days (or any shorter period ending at 5.00 pm on the day before the end of the Second Court Date) from the time the notice is given; and

(iv)

the party wishing to terminate is not then in breach of this deed or the BCA which would result in, and has not committed a deliberate act or omission which directly and materially contributed to, a Condition not being satisfied, or becoming incapable of being satisfied, before the time and date specified for its satisfaction (or being satisfied by the End Date, if no such time and date is specified).

(b)	in the circumstances set out in, and in accordance with, clause 3.7; or

(c)

at any time if the Effective Date for the Scheme has not occurred, or will not occur, on or before the End Date, provided that such failure of the Effective Date for the Scheme to occur on or before the End Date is not the result of (i) a breach of this deed or the BCA by the party wishing to terminate which resulted in, or (ii) a deliberate act or omission of the party wishing to terminate which directly and materially contributed to, a Condition not being satisfied on or before the End Date.

12.2	Termination by BTH

BTH may, by notice in writing to SPAC, terminate this deed at any time prior to 8:00am on the Second Court Date if, at any time before then:

(a)	a majority of the BTH Board:

(i)	fails to recommend the Scheme in the manner described in clause 7.2 (including, for the avoidance of doubt, whether or not BTH has used its best endeavours to procure the BTH Recommendation);

(ii)	has changed, withdrawn, qualified or modified their BTH Recommendation of the Scheme in the manner contemplated in clause 7.2; or

(iii)

makes a public statement indicating that they no longer recommend the Transaction or recommend a Competing Proposal (but excluding a statement to the effect that no action should be taken by BTH Shareholders pending assessment of a Competing Proposal by the BTH Board or the completion of the matching right process set out in this clause 9.6), in each case, where expressly permitted by, and in accordance with, this deed (including clause 7.3);

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(b)	for any reason whether or not permitted by this deed, at any time before then, any member of the SPAC Board:

(i)	adversely changes, withdraws, qualifies or modifies its recommendation of the Transaction; or

(ii)	makes a public statement indicating that they no longer recommend the Transaction or recommend a Competing Proposal.

12.3	Termination by SPAC

(a)	SPAC may, by notice in writing to BTH, terminate this deed at any time prior to 8:00am on the Second Court Date if:

(i)	for any reason whether or not permitted by this deed, at any time before then, any member of the BTH Board:

(A)	fails to recommend the Scheme in the manner described in clause 7.2 (including, for the avoidance of doubt, whether or not BTH has used its best endeavours to procure the BTH Recommendation);

(B)	has changed, withdrawn, qualified or modified their BTH Recommendation of the Scheme in the manner contemplated in clause 7.2; or

(C)

make a public statement indicating that they no longer recommend the Transaction or recommend a Competing Proposal (but excluding a statement to the effect that no action should be taken by BTH Shareholders pending assessment of a Competing Proposal by the BTH Board or the completion of the matching right process set out in this clause 9.6); or

(ii)

in any circumstances, a member of the BTH Group enters into a definitive agreement to undertake or implement a Competing Proposal (and, for the avoidance of doubt, this does not include BTH entering into a confidentiality agreement or like agreement in relation to any engagement or action permitted by clause 9.7).

(b)

For the avoidance of doubt, a statement to the effect that no action should be taken by BTH Shareholders pending the assessment of a Competing Proposal by the BTH Board, or any statement contemplated by clause 9.6(f) is not regarded as an adverse change of a recommendation for the purposes of this clause 12.3.

12.4	Other termination events

(a)	This deed is terminable if agreed to in writing by SPAC and BTH.

(b)	This deed terminates automatically, with immediate effect, if the BCA has been terminated in accordance with its terms.

(c)	No party may terminate or rescind this deed, except as permitted under clause 3.7, 12.1, 12.2, 12.3 or 12.4.

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12.5	Effect of termination

(a)

In the event of termination of this deed under clause 3.7, 12.1, 12.2, 12.3 or 12.4 this deed will become void and have no effect, except that the provisions of clauses 8.5 to 8.9, 10, 11, 12 and 16.2 to 16.14 (inclusive) survive termination.

(b)	Termination of this deed does not affect any accrued rights of a party in respect of a wilful and material breach of this deed prior to termination or in connection with any Fraud Claim.

12.6	Pubco name after termination

In the event of termination of this deed, Pubco shall promptly, and in any event within 2 Business Days of such termination, take all actions necessary to cause its name to be changed such that it no longer contains any reference to “Bigtincan” or any other name related to BTH.

13	Releases

13.1	Release of BTH Indemnified Parties

(a)

Subject to any restrictions imposed by law, SPAC, Pubco and Merger Sub each releases any and all rights that it may have as at the date of this deed and from time to time, and agrees with BTH that it will not make any Claim, against any BTH Indemnified Party in connection with:

(i)	any breach of any covenant, representation or warranty given by BTH under this deed;

(ii)	any disclosures containing any statement which is false or misleading (whether by omission or otherwise); or

(iii)	any failure to provide information,

except where a BTH Indemnified Party has engaged in fraud or wilful misconduct or concealment. To avoid doubt, nothing in this clause 13.1(a) limits the rights of SPAC to terminate this deed under clause 12.

(b)	BTH receives and holds the benefit of clause 13.1(a) as trustee for the BTH Indemnified Parties.

13.2	Release of SPAC Indemnified Parties

(a)

Subject to any restrictions imposed by law, BTH releases any and all rights that it may have as at the date of this deed and from time to time, and agrees with SPAC, Pubco and Merger Sub that it will not make any Claim, against any SPAC Indemnified Party in connection with:

(i)	any breach of any covenant, representation or warranty given by SPAC, Pubco or Merger Sub under this deed;

(ii)	any disclosure containing any statement which is false or misleading (whether by omission or otherwise); or

(iii)	any failure to provide information,

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except where a SPAC Indemnified Party has engaged in fraud or wilful misconduct or concealment. To avoid doubt, nothing in this clause 13.2(a) limits the rights of BTH to terminate this deed under clause 12.

(b)	SPAC receives and holds the benefit of clause 13.2(a) as trustee for the SPAC Indemnified Parties.

13.3	Directors’ and officers’ indemnity and insurance

(a)

SPAC acknowledges that, notwithstanding any other provision of this deed, BTH will, prior to the Implementation Date, enter into arrangements to secure directors and officers run-off insurance for up to a 7 year period from the Implementation Date on terms consistent with the directors and officers run-off insurance policy BTH has in place at the date of this deed (including pay any premiums and any amounts necessary to ensure such run off is in place prior to the Implementation Date, and that any actions to facilitate that insurance or in connection therewith will not, by themselves, be a BTH Material Adverse Change or BTH Prescribed Occurrence or breach any provision of this deed, provided that:

(i)

BTH must use reasonable endeavours to obtain the directors and officers run-off insurance from a reputable insurer on terms consistent with the directors and officers run-off insurance policy BTH has in place at the date of this deed;

(ii)

BTH keeps SPAC reasonably informed of progress in relation to the directors and officers run-off insurance and provides Pubco with all information reasonably requested by Pubco in connection with the progress of obtaining the directors and officers run-off insurance; and

(iii)

BTH consults with SPAC in advance in relation to the progress of obtaining, and all material communications with potential providers regarding, the directors and officers run-off insurance (including, but not limited to, pricing).

(b)

Subject to the Scheme becoming Effective and implementation of the Transaction, Pubco undertakes in favour of BTH and each other person who is a BTH Indemnified Party that it will, and that it will cause its Related Bodies Corporate to:

(i)

for a period of 7 years from the Implementation Date, ensure that the constitutions of BTH and each other BTH Group member continue to contain such rules as are contained in those constitutions at the date of this deed that provide for each company to indemnify each of its current and previous directors and officers against any liability incurred by that person in his or her capacity as a director or officer of the company to any person other than a BTH Group member; and

(ii)

procure that BTH and each other BTH Group member complies with any deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and, without limiting the foregoing, not take any deliberate action which would prejudice or adversely affect any directors’ and officers’ runoff insurance cover taken out prior to the Implementation Date.

(c)

The undertakings contained in this clause 13.3 are subject to any Corporations Act restriction, or any restriction in the law of a jurisdiction in which an entity is incorporated, and will be read down accordingly.

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(d)	BTH receives and holds the benefit of this clause 13.3 as trustee for each director and officer of a member of the BTH Group.

14	Confidentiality and Public Announcement

14.1	Confidentiality

Each party agrees and acknowledges that the Confidentiality Deed:

(a)	continues to operate in full force and effect after the date of this deed; and

(b)	survives any termination of this deed,

in each case subject to, and in accordance with, the terms of the Confidentiality Deed.

14.2	Public announcements on execution

(a)

Immediately after the execution of this deed, BTH must issue a public announcement in a form which has been agreed to in writing by SPAC (which agreement must not be unreasonably withheld, conditioned or delayed).

(b)

The BTH announcement must include a unanimous recommendation by the BTH Board to BTH Shareholders that, in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme is in the best interest of BTH Shareholders, BTH Shareholders vote in favour of the Scheme and all the BTH Board members will vote (or will procure the voting of) all director BTH Shares at the time of the Scheme Meeting in favour of the Scheme at the Scheme Meeting.

(c)

As soon as reasonably practicable, and in any event within four Business Days, after execution of this deed, SPAC must file a Current Report on Form 8-K pursuant to the SEC to report the execution of this deed, in a form which has been agreed to in writing by BTH (which agreement must not be unreasonably withheld, conditioned or delayed).

(d)

The SPAC Proxy Statement must include a unanimous recommendation by the SPAC Board to the SPAC Shareholders that SPAC Shareholders vote in favour of the SPAC Proposals and each SPAC Board member will vote (or will procure the voting of) all SPAC Shares held by that SPAC Board member (or in respect of which that SPAC Board member controls the exercise of any voting rights attaching to the SPAC Shares) at the time of the SPAC Shareholders’ Meeting in favour of the SPAC Proposals at the SPAC Shareholders’ Meeting.

14.3	Further public announcements

(a)	Subject to clause 14.3(b), the parties must:

(i)

consult with each other before issuing and, to the extent practicable, give each other a reasonable opportunity to review and consider in good faith the views of the other party regarding, any press release or other public statement with respect to the Transaction; and

(ii)	must not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, fiduciary duties or the Listing Rules.

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(b)	The provisions of clause 14.3(a) do not apply to:

(i)	any announcement, document or publication in connection with a Competing Proposal or withdrawal of a BTH Board recommendation; or

(ii)

any disclosure by BTH or SPAC of any information concerning this deed or the transactions contemplated by this deed in connection with any dispute between the parties regarding this deed, the Scheme or the transactions contemplated by this deed.

15	Notices

15.1	Service of notices

(a)	A notice, consent or other communication under this deed (Notice) is only effective if:

(i)	it is in writing, signed by or on behalf of the party giving it; and

(ii)	it is directed to the recipient’s address for notices as follows:

BTH

Address:	Level 5, 126 Phillip St, Sydney NSW 2000
E-mail:	lucy.rowe@automicgroup.com.au
Attn:	Lucy Rowe

with a copy to Gilbert + Tobin:

Address:	Level 35, Tower 2, International Towers Sydney, 200 Barangaroo Avenue, Barangaroo, NSW 2000
E-mail:	ccondoleon@gtlaw.com.au / wbainbridge@gtlaw.com.au / shorton@gtlaw.com.au / awong@gtlaw.com.au
Attn:	Costas Condoleon, Wes Bainbridge, Sarah Horton, Angus Wong

with a copy to Allen Overy Shearman Sterling US LLP

Address:	2601 Olive Street, 17th Floor
Dallas, Texas 75201
Email:	alain.dermarkar@aoshearman.com; robert.cardone@aoshearman.com; michael.walraven@aoshearman.com
Attn:	Alain Dermarkar; Robert J. Cardone; Michael Walraven

SPAC

Address:	Century Yard, Cricket Square, Elgin Avenue, PO Box 1111, George Town, Grand Cayman, Cayman Islands KY1-1102
E-mail:	hshethia@investcorp.com; dclinton@investcorp.com
Attn:	Harsh Shethia; Dean Clinton

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with a copy to Clayton Utz:

Address:	Level 15, 1 Bligh Street, Sydney NSW 2000 Australia
E-mail:	rmoriarty@claytonutz.com
Attn:	Rory Moriarty

Pubco or Merger Sub

Address:	Century Yard, Cricket Square, Elgin Avenue, PO Box 1111, George Town, Grand Cayman, Cayman Islands KY1-1102
E-mail:	hshethia@investcorp.com; dclinton@investcorp.com
Attn:	Harsh Shethia; Dean Clinton

with a copy to: Clayton Utz:

Address:	Level 15, 1 Bligh Street, Sydney NSW 2000 Australia
E-mail:	rmoriarty@claytonutz.com
Attn:	Rory Moriarty

(b)

If a party changes address and fails to notify the other party of this change and the new address, delivery of Notices to a new address, or otherwise brought to the attention of the addressee, are deemed to be in compliance with the notice obligations under this clause 15.1.

15.2	Effective on receipt

A Notice given in accordance with clause 15.1 takes effect when received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)

if sent by prepaid post or internationally recognized delivery service, the Business Day after the date of posting (or the seventh Business Day after the date of posting if posted to or from outside Australia); or

(c)	if sent by email:

(i)	when the sender receives an automated message confirming delivery; or

(ii)	2 hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first,

but if the delivery or transmission under clause 15.2(a) or 15.2(b) is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the Business Day after that delivery, receipt or transmission.

16	General

16.1	Further acts

Each party will promptly do and perform all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by any other party to give effect to this deed.

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16.2	Payments

Unless otherwise expressly provided in this deed, where an amount is required to be paid to a party (the Receiving Party) by another party under this deed, that amount shall be paid:

(a)

in immediately available and irrevocable funds by electronic transfer to a bank account or accounts notified by the Receiving Party in writing on or before the due date for payment, or in other such immediately payable funds as the parties may agree; and

(b)	without deduction, withholding or set-off.

16.3	Consents or approvals

Except as expressly provided in this deed, a party may conditionally or unconditionally in its absolute discretion give or withhold any consent or approval under this deed.

16.4	GST

(a)	Any reference in this clause 16.4 to a term defined or used in the GST Act is, unless the context indicates otherwise, a reference to that term as defined or used in that Act.

(b)	Unless expressly included, the consideration for any supply under or in connection with this deed does not include GST.

(c)

To the extent that any supply made by a party (Supplier) to another party (Recipient) under or in connection with this deed is a taxable supply, the Recipient must pay to the Supplier, in addition to the consideration to be provided under this deed but for the application of this clause 16.4(c) for that supply (GST Exclusive Consideration), an amount equal to the amount of the GST Exclusive Consideration (or its GST exclusive market value) multiplied by the rate at which GST is imposed in respect of the supply. This clause 16.4(c) does not apply to any taxable supply under or in connection with this deed that is expressly stated to include GST.

(d)	The amount on account of GST payable in accordance with this clause 16.4 will be paid at the same time and in the same manner as the consideration otherwise payable for the supply is provided.

(e)

Any reference in the calculation of any consideration or of any indemnity, reimbursement or similar amount to a cost, expense or liability incurred by a person (Relevant Expense) is a reference to the relevant expense reduced by an amount equal to any input tax credit entitlement of that person (or of the representative member of any GST group to which the person belongs) in relation to the Relevant Expense. A party will be assumed to have an entitlement to a full input tax credit unless it demonstrates otherwise prior to the date on which the relevant payment or consideration must be provided.

(f)	Unless expressly included, any monetary thresholds specified in this deed are exclusive of GST.

16.5	Stamp duty

Pubco must pay all stamp duties (if any) and any fines and penalties with respect to stamp duty in respect of this deed, the Scheme or the steps to be taken under this deed or the Scheme (including the acquisition or transfer of BTH Shares pursuant to the Transaction).

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16.6	Expenses

Except as otherwise provided in this deed or the BCA, each party will pay its own costs and expenses in connection with the negotiation, preparation, execution, and performance of this deed and the Scheme Booklet and the proposed, attempted or actual implementation of this deed and the Transaction.

16.7	Amendments

This deed may only be varied by a document signed by or on behalf of each of the parties.

16.8	Assignment

A party must not assign or novate this deed or otherwise deal with the benefit of it or a right under it, or purport to do so, without the prior written consent of the other party, which consent may be withheld at the absolute discretion of the party from whom consent is sought.

16.9	Waiver

(a)

Failure to exercise or enforce or a delay in exercising or enforcing or the partial exercise or enforcement of any right, power or remedy provided by law or under this deed by any party will not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement of that or any other right, power or remedy provided by law or under this deed.

(b)	Any waiver or consent given by any party under this deed will only be effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this deed will operate as a waiver of another breach of that term or of a breach of any other term of this deed.

(d)	Nothing in this deed obliges a party to exercise a right to waive any conditional term of this deed that may be in its power.

16.10	Counterparts

(a)

This deed may be executed in any number of counterparts and by the parties on separate counterparts. Each counterpart constitutes the agreement of each party who has executed and delivered that counterpart. Each counterpart is an original but the counterparts together are one and the same agreement.

(b)	This deed is binding on the parties on the exchange of duly executed counterparts.

(c)

The parties agree that a copy of an original executed counterpart sent by email to the email address of the other party specified in clause 15, instead of the original, is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original.

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16.11	Entire agreement

This deed, the BCA and the Confidentiality Deed and any other documents specified by the parties for the purposes of this clause 16.11:

(a)	supersede all prior agreements, understandings, negotiations or deeds in respect of their subject matter; and

(b)	embody the entire understanding of the parties and constitutes the entire terms agreed on between the parties with respect to their subject matter.

16.12	No representation or reliance

(a)

Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed.

(b)

Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

16.13	No merger

The rights and obligations of the parties will not merge on completion of any transaction under this deed. They will survive the execution and delivery of any assignment or other document entered into for the purpose of implementing any transaction.

16.14	Governing law

(a)	This deed is governed by and will be construed according to the laws of New South Wales.

(b)	Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of New South Wales and of the courts competent to determine appeals from those courts.

16.15	Service of process

(a)

Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 15.

(b)

SPAC irrevocably appoints Clayton Utz (whose details are set forth in clause 15.1) as its agent for the service of process in Australia in relation to any matter arising out of this deed. If Clayton Utz ceases to act as such or have an address in Australia, SPAC agrees to appoint a new process agent in Australia and deliver to the other parties within 5 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. SPAC must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

(c)

Pubco and Merger Sub each irrevocably appoint Clayton Utz (whose details are set forth in clause 15.1) as their agent for the service of process in Australia in relation to any matter arising out of this deed. If Clayton Utz ceases to act as such or have an address in Australia, Pubco and Merger Sub agree to appoint a new process agent in Australia and deliver to the other parties within 5 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. Pubco and Merger Sub must each inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

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Schedule 1  Dictionary

1	Dictionary

1.1	Defined terms

In this deed, unless the context otherwise requires, the following words and expressions have meanings as follows:

Adviser means any person who is engaged to provide professional advice of any type (including legal, accounting, consulting or financial advice) to the applicable party.

ASIC means the Australian Securities and Investments Commission.

Associate has the meaning given in Division 2 of Part 1.2 of the Corporations Act.

ASX means ASX Limited (ABN 98 008 624 691) or, if the context requires, the financial market operated by it.

ATO Ruling means the class ruling sought by BTH from the Commissioner of Taxation confirming the availability of scrip-for scrip rollover relief under Subdivision 124-M of the Tax Act for eligible Scheme Shareholders in respect of the exchange of the BTH Shares for New Pubco Shares pursuant to the Scheme.

Authorisation means any authorisation, consent, approval, registration, filing, agreement, notice of non-objection, notarisation, certificate, licence, permit, authority or exemption from, by or with a Government Agency.

Authorised Person means, in respect of a person:

(a)	a director, officer, contractor, agent or employee of the person;

(b)	an Adviser of the person; and

(c)	a director, officer or employee of an Adviser of the person.

BCA means the Business Combination Agreement entered into between BTH, SPAC, Pubco and Merger Sub on or about the date of this deed.

BTH Board means the board of directors of BTH as constituted from time to time (including, for the avoidance of doubt, any current or future directors of BTH) (or any committee of the board of directors of BTH constituted from time to time to consider the Transaction on behalf of BTH).

BTH Break Fee means US$2,750,000.

BTH Disclosure Letter means the letter so titled from BTH provided to SPAC, Pubco and Merger Sub on or prior to the date of this deed.

BTH Equity Incentives means:

(a)	the following securities and rights which may convert into BTH Shares:

(i)	13,100,184 “PSARs”;

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(ii)	3,301,232 service rights; and

(iii)	42,748,249 options; and

(b)

any further options or performance rights (or offers, agreements or obligations to issue any of the foregoing) issued in accordance with BTH’s existing employee share and rights plans as consistent with past practice, which may convert into BTH Shares up to a limit of 28,000,000 BTH Shares.

BTH Group means BTH and its Subsidiaries.

BTH Indemnified Parties means each Authorised Person of a member of the BTH Group.

BTH Information means all the information in the Scheme Booklet other than the SPAC Information, the Pubco Information and the Independent Expert’s Report.

BTH Material Adverse Change means any event, occurrence or matter that occurs on or after the date of this deed, and which (individually or when aggregated with other such events, occurrences or matters) has or is reasonably likely to have the effect of diminishing the consolidated annual revenue of the BTH Group for the immediately preceding twelve month period to $100,000,000 or below (calculated after taking into account any event, occurrence or matter on or after the date of this deed that has or could reasonably be expected to have a positive effect on consolidated annual revenue), in each case, other than an event, occurrence or matter:

(a)	required to be done or procured by BTH pursuant to this deed or the Transaction or expressly permitted by this deed or the Scheme or the Transaction Documents;

(b)	to the extent that it was Fairly Disclosed in the BTH Disclosure Letter or the Due Diligence Materials;

(c)	to the extent it was Fairly Disclosed to the ASX or in a document lodged with ASIC within 24 months before the date of this deed;

(d)	to the extent it was actually known by SPAC, Pubco or Merger Sub prior to the date of the deed;

(e)	arising from any act or omission of SPAC, Pubco or Merger Sub or from any action which SPAC, Pubco or Merger Sub has previously approved or requested in writing;

(f)

relating to costs and expenses incurred by BTH associated with the Transaction process, including all fees payable to external advisers of BTH, to the extent such fees are Fairly Disclosed in the BTH Disclosure Letter or the Due Diligence Materials;

(g)	which arise from:

(i)

changes that affect the industry in which the BTH operates generally, provided that such changes do not have a materially and adversely disproportionate effect on BTH or the BTH Group as compared to other participants in the industry in which BTH operates;

(ii)

changes in commodity prices, international or domestic financial markets, exchange rates or interest rates, provided that such changes do not have a materially and adversely disproportionate effect on BTH or the BTH Group as compared to other participants in the industry in which BTH operates;

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(iii)

general economic, political or business conditions, including changes or disruptions to, or fluctuations in, domestic or international financial markets, provided that such changes, disruptions and/or fluctuations do not have a materially and adversely disproportionate effect on BTH or the BTH Group as compared to other participants in the industry in which the BTH Group operates;

(iv)

acts of terrorism, outbreak or escalation of war (whether or not declared), major hostilities, civil unrest, act of god, natural disaster or adverse weather conditions, cyber security incidents or the like;

(v)

general outbreaks or escalation of illness (including COVID-19 or any mutation, variation or derivative) or the like, or from any law, order, rule or direction of any Government Agency in relation thereto, provided that such matters do not have a materially and adversely disproportionate effect on BTH or the BTH Group;

(vi)

changes to accounting standards or policies or the interpretation of them, applicable laws or policies of a Government Agency of an applicable jurisdiction, provided that such matters do not have a materially and adversely disproportionate effect on BTH or the BTH Group;

(vii)

any failure, in and of itself, by BTH or a member of the BTH Group to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period (but this exception will not prevent the underlying cause or contributing factor of any such failure, if not falling within any other exception in this definition, from being taken into account in determining whether there has been a BTH Material Adverse Change); or

(viii)

the announcement of, or entry into, or performance of obligations under, this deed and consummation of the transactions contemplated hereby (including, to the extent it arises out of the entry into or performance of those obligations, any loss of or adverse change in the relationship of BTH and any member of the BTH Group with their respective employees, customers, partners (including joint venture partners), creditors, suppliers, contractors or other contractual counterparties as at the date of this deed, including the loss of any contract).

BTH Prescribed Occurrence means the occurrence of any of the following:

(a)	BTH converts all or any of its shares into a larger or smaller number of shares (see section 254H of the Corporations Act);

(b)	any member of the BTH Group resolves to reduce its share capital in any way;

(c)	any member of the BTH Group:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a buy-back agreement under subsections 257C(1) or 257D(1) of the Corporations Act;

(d)	any member of the BTH Group declares, pays or distributes any dividend;

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(e)	any member of the BTH Group issues shares, or grants an option over its shares, or agrees to make such an issue of shares or grant such an option, other than:

(i)	where the shares or other securities are issued, or where the options are granted, to BTH or an entity which is a wholly-owned Subsidiary of BTH, provided that BTH itself is not the issuing entity; or

(ii)	in connection with the treatment of the BTH Equity Incentives as contemplated by clause 4.9;

(f)	any member of the BTH Group issues, or agrees to issue, convertible notes;

(g)	any member of the BTH Group disposes, or agrees to dispose, of the whole, or a substantial part, of the business or property of the BTH Group;

(h)

any member of the BTH Group creates or agrees to create any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property, other than in the usual and ordinary course of business consistent with past practice; or

(i)	any member of the BTH Group becomes Insolvent,

provided that a Prescribed Occurrence will not include any matter:

(j)	required, expressly permitted or expressly contemplated by this deed, the Transaction or the transactions contemplated by either;

(k)	to the extent it is Fairly Disclosed in filings of BTH with the ASX or in a document lodged with ASIC within 24 months prior to the date of this deed;

(l)	to the extent it is Fairly Disclosed in the BTH Disclosure Letter or the Due Diligence Materials;

(m)	required by law or by an order of a court or Government Agency; or

(n)	the undertaking of which SPAC has previously approved in writing (which approval must not be unreasonably withheld, conditioned or delayed).

BTH Recommendation has the meaning given to the term in clause 7.2(a).

BTH Share means a fully paid ordinary share in the capital of BTH.

BTH Shareholder means each person who is registered in the BTH Share Register as a holder of BTH Shares.

BTH Share Register means the register of members of BTH maintained by or on behalf of BTH in accordance with section 168(1) of the Corporations Act.

BTH Voting Intention has the meaning given to that term in clause 7.2(b).

BTH Warranties means the representations and warranties of BTH set out in Schedule 5.

Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney, New South Wales Australia and New York, New York United States of America and the Cayman Islands.

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Cash Election Facility Trigger Notice has the meaning given in clause 4.2(d).

Cash Election Form has the meaning given in clause 4.3(a).

Cash Election Time has the meaning given in the Scheme.

Cash Election has the meaning given in clause 4.3(a).

Cash Pool Amount has the meaning given in clause 4.2(e).

Cayman Companies Act means the Companies Act (As Revised) of the Cayman Islands.

Change of Control Requirements has the meaning given to that term in clause 6.5.

Claim means a claim, notice, demand, action, proceeding, litigation, prosecution, arbitration, investigation, judgment, award, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute.

Closing has the meaning given in the BCA.

Code means the United States Internal Revenue Code of 1986.

Competing Proposal means:

(a)

in relation to BTH, any offer, proposal, agreement, arrangement or transaction (or expression of interest thereof), whether existing before, on or after the date of this deed, which, if entered into or completed, could mean that a Third Party would:

(i)

directly or indirectly acquire a Relevant Interest in, or have a right to acquire a legal, beneficial or economic interest in, or control of, more than 20% of the securities in any member of the BTH Group;

(ii)	acquire Control of any member of the BTH Group;

(iii)

directly or indirectly acquire or become the holder of, or otherwise acquire or have a right to acquire a legal, beneficial or economic interest in, or control of, all or substantially all or material part of the business or assets of any member of the BTH Group;

(iv)	otherwise directly or indirectly acquire, be stapled with or merge with BTH; or

(v)	require BTH to abandon, or otherwise fail to proceed with, a Transaction,

whether by way of a takeover bid (including a reverse takeover), scheme of arrangement, shareholder approved acquisition or disposal, capital reduction, buy back, sale, lease or purchase of shares, other securities or assets, assignment of assets or liabilities, joint venture, dual listed company (or other synthetic merger), deed of company arrangements, any debt for equity arrangement, recapitalisation, refinancing or other transaction or arrangement; and

(b)	in relation to SPAC:

(i)	any sale of any material assets of SPAC or any of the outstanding share capital or any conversion, consolidation, liquidation, dissolution or similar transaction involving SPAC; or

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(ii)

any transaction or series of related transactions under which SPAC, directly or indirectly, (A) acquires or otherwise purchases any other person, (B) engages in a business combination with any other person or (C) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person (in the case of each of (A), (B) and (C), whether by merger, consolidation, recapitalisation, purchase or issuance of equity or debt securities, tender offer or otherwise).

Condition means a condition set out in clause 3.1 and Conditions means all of them.

Confidentiality Deed means that certain Mutual Non-Disclosure Agreement, dated as of August 3, 2024, by and between SPAC and BTH.

Consultation Notice has the meaning given to that term in clause 3.7(a)(i).

Control has the meaning given under section 50AA of the Corporations Act.

Corporations Act means the Corporations Act 2001 (Cth).

Counter Proposal has the meaning given to that term in clause 9.6(d).

Court means the Supreme Court of New South Wales or any other court of competent jurisdiction under the Corporations Act as the parties may agree in writing.

Deed Poll means the deed poll to be executed by Pubco prior to the First Court Date, substantially in the form set out in Schedule 7.

Due Diligence Materials means the information in relation to the BTH Group disclosed in writing by or on behalf of BTH to SPAC and its Representatives prior to the date of this deed in:

(a)	the Online Data Room; and

(b)	any written answers to requests for further information made by SPAC and its Representatives as contained in the Online Data Room.

EBITDA means underlying earnings before interest, tax, depreciation and amortisation, adjusted to exclude various non-cash, one-time, irregular and non-recurring items, calculated in accordance with the accounting policies and practices applied by the BTH Group as at the date of this deed and used in BTH Group’s 30 June 2024 financial report.

Effective means, when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) of the Corporations Act in relation to that Scheme.

Effective Date, with respect to the Scheme, means the date on which the Scheme becomes Effective.

End Date means the later of:

(a)	the date that is 9 months after the date of this deed; and

(b)	such other date and time agreed in writing between SPAC and BTH.

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Exclusivity Period means the period commencing on the date of this deed and ending on the earliest of:

(c)	30 November 2024;

(d)	the Implementation Date; and

(e)	the date this deed is terminated in accordance with its terms.

Exchange Act means the United States Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Fairly Disclosed means disclosed in sufficient detail to enable a reasonable and sophisticated recipient of the relevant information who is experienced in transactions of the nature of the Transaction and experienced in a business similar to any business conducted by the BTH Group, to identify the nature, substance and potential impact of the relevant fact, matter, circumstance or event.

FIRB means the Foreign Investment Review Board.

FIRB Approval means the condition specific in clause 3.1(a).

First Court Date means the date the Court first hears the application to order the convening of the Scheme Meeting under section 411(1) of the Corporations Act.

Fraud Claim has the meaning given in the BCA.

GAAP means generally accepted accounting principles as in effect in Australia.

Government Agency means any government or representative of a government or any governmental, semi-governmental, administrative, fiscal, regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity and includes any minister, ASIC, ASX, FIRB and any regulatory organisation established under statute or any stock exchange.

Group means an entity and its Subsidiaries.

GST means a goods and services tax, or similar value added tax, levied or imposed in Australia under the GST Law.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

GST Exclusive Consideration has the meaning given to that term in clause 16.4(c).

GST Law has the meaning given to it in the GST Act.

Headcount Test means the requirement under section 411(4)(a)(ii)(A) of the Corporations Act that the resolution to approve the Scheme at the Scheme Meeting is passed by a majority in number of BTH Shareholders present and voting, either in person or by proxy.

IFRS means International Financial Reporting Standards.

Implementation Date means, with respect to the Scheme, the fifth Business Day, or such other Business Day as the parties agree, following the Scheme Record Date.

Independent Expert means an expert, independent of the parties, engaged by BTH to opine on the Transaction.

Gilbert + Tobin	Schedule 1 – Dictionary | page | 74

Independent Expert’s Report means the report from the Independent Expert commissioned by BTH for inclusion in the Scheme Booklet, which includes a statement by the Independent Expert on whether, in its opinion, the Scheme is in the best interests of BTH Shareholders (and the reasons for holding that opinion), and includes any update, revision or amendment of that report by the Independent Expert.

Ineligible Foreign Shareholder means a Scheme Shareholder whose address as shown in the BTH Share Register (as at the Scheme Record Date) is in a place outside Australia and New Zealand, unless SPAC and BTH agree in writing that it is lawful and not unduly onerous or impracticable to issue New Pubco Shares to that Scheme Shareholder on the Implementation Date if the Scheme Shareholder so elects under the Scheme.

Insolvency Event means in relation to a person:

(a)

(insolvency official) the appointment of a liquidator, provisional liquidator, administrator, statutory manager, controller, receiver, receiver and manager or other insolvency official (whether under an Australian law or a foreign law) to the person or to the whole or a substantial part of the property or assets of the person and the action is not stayed, withdrawn or dismissed within 14 days;

(b)	(arrangements) the entry by the person into a compromise or arrangement with its creditors generally;

(c)

(winding up) the calling of a meeting to consider a resolution to wind up the person (other than where the resolution is frivolous or cannot reasonably be considered to be likely to lead to the actual winding up of the person) or the making of an application or order for the winding up or deregistration of the person other than where the application or order (as the case may be) is set aside or withdrawn within 14 days;

(d)	(ceasing business) the person ceases or threatens to cease to carry on business;

(e)	(insolvency) the person is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act or is otherwise presumed to be insolvent under the Corporations Act;

(f)	(deregistration) the person being deregistered as a company or otherwise dissolved;

(g)	(deed of company arrangement) the person executing a deed of company arrangement;

(h)

(person as trustee or partner) the person incurs a liability while acting or purporting to act as trustee (or co-trustee) or general partner of a trust or partnership (including a limited partnership) and the person is not entitled to be fully indemnified against the liability out of trust or partnership assets because of one or more of the following:

(i)	a breach of trust or obligation as partner by the person;

(ii)	the person acting outside the scope of its powers as trustee or partner;

(iii)	a term of the trust or partnership denying, or limiting, the person’s right to be indemnified against the liability;

(iv)	the assets of the trust or partnership being insufficient to discharge the liability; or

Gilbert + Tobin	Schedule 1 – Dictionary | page | 75

(i)	(analogous events) anything analogous to those set out in any of paragraphs (a) to (f) inclusive occurs in relation to the person under the laws of a foreign jurisdiction,

and a person shall be Insolvent if any event specified in paragraphs (a) to (i) inclusive occurs in respect of that person.

Intended Tax Treatment has the meaning given in the BCA.

Listing Rules means the official listing rules of the ASX or NASDAQ, as the context requires.

Material Adverse Change means, when used in relation to SPAC (a SPAC Material Adverse Change), Pubco (a Pubco Material Adverse Change) or Merger Sub (a Merger Sub Material Adverse Change), (the entity) any event, occurrence or matter that occurs on or after the date of this deed, and which (individually or when aggregated with other such events, occurrences or matters) has or is reasonably likely to have the effect of a material adverse change on assets and liabilities, financial condition, prospects, reputation, business or results of operations of the entity, in each case, other than an event, occurrence or matter:

(a)	required to be done or procured by the entity pursuant to this deed or the Transaction or expressly permitted by this deed or the Scheme or the Transaction Documents;

(b)

in relation to SPAC only, to the extent it was Fairly Disclosed in filings of SPAC to NASDAQ, or a publicly available document lodged by it with the SEC, or which would be disclosed in a search of the SEC records or NASDAQ announcements in relation to SPAC, in each case (where the filing, lodgement, record or announcement was made) within the 24 months before the date of this deed;

(c)	in relation to SPAC only, which is the exercise of Redemption Rights by the SPAC Shareholders;

(d)	to the extent it was actually known by BTH prior to the date of the deed;

(e)	arising from any act or omission of the entity or from any action which BTH has previously approved or requested in writing;

(f)

relating to costs and expenses incurred by the entity associated with the Transaction process, including all fees payable to external advisers of the entity, to the extent such amounts are Fairly Disclosed in writing to BTH; or

(g)	which arise from:

(i)

changes that affect the industry in which the entity operates generally, provided that such changes do not have a materially and adversely disproportionate effect on the entity as compared to other participants in the industry in which the entity operates;

(ii)

changes in commodity prices, international or domestic financial markets, exchange rates or interest rates, provided that such changes do not have a materially and adversely disproportionate effect on the entity as compared to other participants in the industry in which the entity operates;

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(iii)

general economic, political or business conditions, including changes or disruptions to, or fluctuations in, domestic or international financial markets, provided that such changes, disruptions and/or fluctuations do not have a materially and adversely disproportionate effect on the entity as compared to other participants in the industry in which the entity operates;

(iv)

acts of terrorism, outbreak or escalation of war (whether or not declared), major hostilities, civil unrest, act of god, natural disaster or adverse weather conditions, cyber security incidents or the like;

(v)

general outbreaks or escalation of illness (including COVID-19 or any mutation, variation or derivative) or the like, or from any law, order, rule or direction of any Government Agency in relation thereto, provided that such matters do not have a materially and adversely disproportionate effect on the entity;

(vi)

changes to accounting standards or policies or the interpretation of them, applicable laws or policies of a Government Agency of an applicable jurisdiction, provided that such matters do not have a materially and adversely disproportionate effect on the entity; or

(vii)

the announcement of, or entry into, or performance of obligations under, this deed and consummation of the transactions contemplated hereby (including, to the extent it arises out of the entry into or performance of those obligations, any loss of or adverse change in the relationship of the entity with their respective employees, customers, partners (including joint venture partners), creditors, suppliers, contractors or other contractual counterparties as at the date of this deed, including the loss of any contract).

Merger Sub Material Adverse Change has the meaning given in the definition of Material Adverse Change.

Merger Sub Prescribed Occurrence has the meaning given in the definition of Prescribed Occurrence.

Merger Sub Warranties means the representations and warranties in sections 5.02 to 5.13 of the BCA.

Minimum Cash Pool Amount has the meaning given in clause 4.2(d).

NASDAQ means the Nasdaq Stock Market, LLC.

New Pubco Share means a new Pubco Ordinary Share to be issued under the Scheme.

Notice has the meaning given to that term in clause 15.1(a).

Online Data Room means the documents and information (including, for the avoidance of doubt, information and responses to questions or requests for information from SPAC and its Representatives provided by BTH or its Representatives via the “Q&A” function) contained in the Google drive entitled “BTH Investcorp” on the date of this deed, to which SPAC and its Representatives were given access prior to the date of this deed, an electronic copy of which has been provided to SPAC by BTH or its Representatives on (or within 2 days of) the date of this deed.

PCAOB means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

PIPE Investment has the meaning given in the BCA.

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PIPE Investors has the meaning given in the BCA.

PIPE Subscription Agreements has the meaning given in the BCA.

Plan of Merger has the meaning given in the BCA.

Post-Closing Pubco Board has the meaning given in the BCA.

Prescribed Occurrence means, when used in relation to SPAC (a SPAC Prescribed Occurrence), Pubco (a Pubco Prescribed Occurrence) or Merger Sub (a Pubco Prescribed Occurrence), (the entity) means the occurrence of any of the following:

(a)	the entity converts all or any of its shares into a larger or smaller number of shares;

(b)	any member of the entity’s group resolves to reduce its share capital in any way;

(c)	any member of the entity’s Group:

(i)	enters into a buy-back agreement; or

(ii)	resolves to approve the terms of a buy-back agreement;

(d)	any member of the entity’s Group declares, pays or distributes any dividend;

(e)

any member of the entity’s Group issues shares, or grants an option over its shares, or agrees to make such an issue of shares or grant such an option, other than where the shares or other securities are issued, or where the options are granted, to the entity or an entity which is a wholly-owned Subsidiary of the entity, provided that the entity itself is not the issuing entity;

(f)	any member of the entity’s Group issues, or agrees to issue, convertible notes;

(g)	any member of the entity’s Group disposes, or agrees to dispose, of the whole, or a substantial part, of the business or property of the entity’s Group;

(h)

any member of the entity’s Group creates or agrees to create any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property, other than in the usual and ordinary course of business consistent with past practice; or

(i)	any member of the entity’s Group becomes Insolvent,

provided that a Prescribed Occurrence will not include any matter:

(j)	required, expressly permitted or expressly contemplated by this deed, the Transaction or the transactions contemplated by either;

(k)

in relation to SPAC only, to the extent it is Fairly Disclosed in filings of SPAC to NASDAQ, or a publicly available document lodged by it with the SEC, or which would be disclosed in a search of the SEC records or NASDAQ announcements in relation to SPAC, in each case (where the filing, lodgement, record or announcement was made) within the 24 months before the date of this deed;

(l)	required by law or by an order of a court or Government Agency; or

(m)	the undertaking of which BTH has previously approved in writing (which approval must not be unreasonably withheld, conditioned or delayed).

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Pubco A&R Articles has the meaning given in the BCA.

Pubco Board means the board of directors of Pubco.

Pubco Information means such information regarding Pubco that is provided by or on behalf of Pubco or Merger Sub to BTH or the Independent Expert:

(a)	to enable the Scheme Booklet to be prepared and completed in compliance with all applicable laws;

(b)	to enable applications for Regulatory Approvals to be made; and

(c)	otherwise in compliance with Pubco’s or Merger Sub’s obligations under clause 5.3.

Pubco Material Adverse Change has the meaning given in the definition of Material Adverse Change.

Pubco Ordinary Shares has the meaning given in the BCA.

Pubco Warranties means the representations and warranties of Pubco set out in Schedule 4.

Receiving Party has the meaning given to that term in clause 16.2.

Redemption Rights means rights of redemption provided for in Section 36 of the SPAC Articles.

Registered Address means in relation to a Scheme Shareholder, the address shown in the BTH Share Register as at the Scheme Record Date.

Registration Statement has the meaning given to “Proxy/Registration Statement” in the BCA.

Regulatory Approval means:

(a)

any approval, consent, Authorisation, registration, filing, lodgment, permit, franchise, agreement, notarisation, certificate, permission, licence, direction, declaration, authority, waiver, modification or exemption from, by or with a Government Agency; or

(b)

in relation to anything that would be fully or partly prohibited or restricted by law if a Government Agency intervened or acted in any way within a specified period after lodgment, filing, registration or notification, the expiry of that period without intervention or action.

Related Body Corporate has the meaning given in section 50 of the Corporations Act.

Relevant Expense has the meaning given to that term in clause 16.4(e).

Relevant Interest has the meaning given in sections 608 and 609 of the Corporations Act.

Relevant Notice has the meaning given to that term in clause 9.6(b)(iv).

Representative of a party includes an employee, agent, officer, director, adviser, partner, joint venturer or sub-contractor of that party.

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RG 60 means Regulatory Guide 60 issued by ASIC.

Rival Acquirer has the meaning given to that term in clause 9.6(a).

Sale Agent means a person appointed by SPAC (after consultation with BTH and with BTH’s approval, not to be unreasonably withheld) to sell the New Pubco Shares that are attributable to Ineligible Foreign Shareholders.

Scheme means the proposed scheme of arrangement pursuant to Part 5.1 of the Corporations Act between BTH and Scheme Shareholders in respect of all Scheme Shares, substantially in the form set out in Schedule 6 or in such other form as the parties agree in writing, subject to any alterations or conditions made or required by the Court under section 411(6) of the Corporations Act and approved in writing by each party.

Scheme Acquisition Effective Time has the meaning given in the BCA.

Scheme Booklet means the explanatory booklet to be prepared by BTH in respect of the Transaction in accordance with the terms of this deed and to be despatched to BTH Shareholders.

Scheme Consideration means the consideration to be provided by SPAC to each Scheme Shareholder for the transfer to SPAC of each Scheme Share, as determined in accordance with clause 4.2.

Scheme Meeting means the meeting of BTH Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date means, in respect of the Scheme, 5.00pm on the third Business Day (or such other Business Day as the parties agree in writing) following the Effective Date.

Scheme Share means a BTH Share on issue as at the Scheme Record Date.

Scheme Shareholder means a person who holds one or more Scheme Shares.

Second Court Date means the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard or scheduled to be heard or, if the application is adjourned for any reason, means the date on which the adjourned application is heard or scheduled to be heard.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

Share Splitting means the splitting by a holder of BTH Shares into two or more parcels of BTH Shares whether or not it results in any change in beneficial ownership of the BTH Shares.

SPAC Articles has the meaning given in the BCA.

SPAC Board means the board of directors of SPAC.

SPAC Break Fee means US$2,750,000.

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SPAC Group means SPAC and each of its Related Bodies Corporate (excluding, at any time, BTH and its Subsidiaries to the extent that BTH and its Subsidiaries are subsidiaries of SPAC at that time), and including Pubco and Merger Sub.

SPAC Group Member means a member of the SPAC Group.

SPAC Indemnified Parties means each Authorised Person of a member of the SPAC Group.

SPAC Information means such information regarding SPAC that is provided by or on behalf of SPAC to BTH or the Independent Expert:

(a)	to enable the Scheme Booklet to be prepared and completed in compliance with all applicable laws;

(b)	to enable applications for Regulatory Approvals to be made; and

(c)	otherwise in compliance with SPAC’s obligations under clause 5.2.

SPAC IPO means the initial public offering of SPAC consummated on May 12, 2022.

SPAC Material Adverse Change has the meaning given in the definition of Material Adverse Change.

SPAC Merger has the meaning given in the BCA.

SPAC Merger Effective Time has the meaning given in the BCA.

SPAC Prescribed Occurrence has the meaning given in the definition of Prescribed Occurrence.

SPAC Private Warrant means a redeemable warrant to purchase one SPAC Class A Ordinary Share at an exercise price of USD $11.50 per share sold in a private placement consummated concurrently with the SPAC IPO.

SPAC Proposals the approval of the proposals at the SPAC Shareholders Meeting, including the following:

(a)	the BCA, Scheme and the SPAC Merger and entry into the Plan of Merger;

(b)	the adjournment of the SPAC Shareholders Meeting pursuant to clause 5.2(k) of this deed;

(c)

any other proposals the parties deem necessary to give effect to the Scheme, BCA, the SPAC Merger, this deed or the other transactions contemplated by the BCA or this deed, or as required by the SEC, Nasdaq or applicable laws and regulations.

SPAC Proxy Statement means the proxy statement included in the Registration Statement and containing a notice of the SPAC Shareholders Meeting to be sent to SPAC Shareholders for the purposes of obtaining their approval of the SPAC Proposals.

SPAC Public Warrant means a redeemable warrant to purchase one SPAC Class A Ordinary Share at an exercise price of USD $11.50 per share issued as a component of SPAC Units in the SPAC IPO.

SPAC Shareholders the holders of shares in SPAC.

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SPAC Shareholders’ Meeting the meeting of SPAC Shareholders convened for the purposes of considering the SPAC Proposals.

SPAC Unit means a unit issued in the SPAC IPO, with each unit issued therein including (a) one SPAC Class A Ordinary Share and (b) one-half of one SPAC Public Warrant.

SPAC Warranties means the representations and warranties of SPAC set out in Schedule 3.

SPAC Warrants means SPAC Public Warrants and SPAC Private Warrants.

Sponsor has the meaning given in the BCA.

Subsidiary has the meaning given to that term in section 46 of the Corporations Act.

Superior Proposal means a bona fide written Competing Proposal received by the BTH Board, which the BTH Board determines, acting in good faith and in order to satisfy what the BTH Board reasonably considers to be its fiduciary or statutory duties (after receiving advice from its legal and financial advisers and not received as a result of a breach by BTH of its obligations under clause 9):

(a)	is reasonably capable of being valued and completed within a reasonable timeframe in accordance with its terms; and

(b)

would, if completed substantially in accordance with its terms, be reasonably likely to result in a transaction more favourable to BTH Shareholders than the Transaction (as the Transaction may be amended or varied following application of the matching right set out in clause 9.6) having regard to matters including consideration, conditionality, funding, certainty and timing, taking into account all aspects of the Competing Proposal and the Transaction, including conditions, the identity, reputation and financial condition of the person making the proposal and all relevant legal, regulatory and financial matters (including the value and type of consideration, funding, its conditions and the likelihood and timing of those conditions being satisfied, the level of certainty in respect of the funding required, the probability of the Competing Proposal being completed compared to the Transaction, any conditions precedent or other matters affecting the probability of the proposal being completed).

Supplier has the meaning given to that term in clause 16.4(c).

Tax Act means the Income Tax Assessment Act 1997 (Cth).

Taxes means all federal, state, local, foreign or other taxes of any kind, charges, fees, duties, levies, customs, imposts, required deposits or other assessments in each case in the nature of or similar to a tax imposed by any Government Agency, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, production, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, late charge, penalty or addition thereto, in each case, whether disputed or not.

Tax Return means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Government Agency with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing or attachments thereto.

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Transfer Taxes means all transfer, stamp, documentary, sales, use registration, value added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with the Scheme, BCA, this deed or other transactions contemplated by the BCA or this deed.

Timetable means the indicative timetable in relation to the Transaction set out in Schedule 2 with such modifications as may be agreed in writing by the parties.

Third Party means a person other than BTH, SPAC, Pubco and Merger Sub (or their respective Related Bodies Corporate or Authorised Persons).

Trading Day has the meaning given to that term in the Listing Rules.

Transaction means the proposed acquisition by Pubco, in accordance with the terms and conditions of this deed, of all of the Scheme Shares through the implementation of the Scheme in accordance with this deed.

Transaction Documents means each of the:

(a)	the Ancillary Agreements (as defined in the BCA); and

(b)	BCA.

Trust Fund means the trust account maintained pursuant to the Trust Agreement.

Trust Agreement means that certain Investment Management Trust Agreement, dated as of May 9, 2022, by and between SPAC and Continental Stock Transfer & Trust Company.

1.2	Interpretation

In this deed the following rules of interpretation apply unless the contrary intention appears:

(a)	headings are for convenience only and do not affect the interpretation of this deed;

(b)	the singular includes the plural and vice versa;

(c)	words that are gender neutral or gender specific include each gender;

(d)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(e)	the words ‘such as’, ‘including’, ‘particularly’ and similar expressions are not used as, nor are intended to be, interpreted as words of limitation;

(f)	a reference to:

(i)	a person includes a natural person, partnership, joint venture, government agency, association, corporation, trust or other body corporate;

(ii)	a thing (including, but not limited to, a chose in action or other right) includes a part of that thing;

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(iii)	a party includes its agents, successors and permitted assigns;

(iv)	a document includes all amendments or supplements to that document;

(v)	a clause, term, party, schedule or attachment is a reference to a clause or term of, or party, schedule or attachment to this deed;

(vi)	this deed includes all schedules and attachments to it;

(vii)

a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law, judgment, rule of common law or equity and is a reference to that law as amended, consolidated or replaced;

(viii)	a statute includes any regulation, ordinance, by-law or other subordinate legislation made under it;

(ix)	an agreement other than this deed includes an undertaking, or legally enforceable arrangement or understanding, whether or not in writing;

(x)	a monetary amount is in Australian dollars, unless specified otherwise; and

(xi)	US$ or USD is a reference to the currency of the United States of America;

(g)	an agreement on the part of two or more persons binds them jointly and each of them severally;

(h)	when the day on which something must be done is not a Business Day, that thing must be done on the following Business Day;

(i)	a reference to time is to Sydney, Australia time;

(j)	no rule of construction applies to the disadvantage of a party because that party was responsible for the preparation of this deed or any part of it; and

(k)

an obligation imposed by this deed on a party to use reasonable endeavours to ensure that an act or thing occurs or does not occur is to be read as including an obligation on that party to cause its subsidiaries to use reasonable endeavours to ensure that such act or thing occurs or does not occur, as the case may be.

1.3	Best and reasonable endeavours

A reference to a party using or obligation on a party to use its best endeavours or reasonable endeavours or all reasonable endeavours does not oblige that party to:

(a)	pay money:

(i)

in the form of an inducement or consideration to a Third Party to procure something (other than the payment of immaterial expenses or costs, including costs of advisers, to procure the relevant thing); or

(ii)

in circumstances that are commercially onerous or unreasonable in the context of this deed, except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency or immaterial costs to procure that the thing is performed or occurs or does not occur;

(b)	provide other valuable consideration to or for the benefit of any person;

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(c)	commence any legal action or proceeding against any person; or

(d)	agree to commercially onerous or unreasonable conditions.

1.4	Consents or approvals

If the doing of any act, matter or thing under this deed is dependent on the consent or approval of a party or is within the discretion of a party, the consent or approval may be given or the discretion may be exercised conditionally or unconditionally or withheld by the party in its absolute discretion unless expressly provided otherwise.

1.5	Knowledge, belief or awareness of BTH

(a)

Certain statements made in this deed (including certain BTH Warranties) are given and made by BTH only on the basis of its knowledge, belief or awareness. For the purposes of this deed, BTH’s knowledge, belief or awareness is limited to the actual knowledge, belief or awareness of the board of directors of BTH. The knowledge, belief or awareness of any person other than the persons identified in this clause 1.5(a) will not be imputed to BTH.

(b)	Without limiting clause 13, none of the persons named in clause 1.5(a) will bear any personal liability in respect of the BTH Warranties or otherwise under this deed.

1.6	Knowledge, belief or awareness of SPAC

(a)

Certain statements made in this deed (including certain SPAC Warranties) are given and made by SPAC only on the basis of its knowledge, belief or awareness. For the purposes of this deed, SPAC’s knowledge, belief or awareness is limited to the actual knowledge, belief or awareness of Harsh Shethia, Nikhil Kalghatgi and/or Dean Clinton. The knowledge, belief or awareness of any person other than the persons identified in this clause 1.6(a) will not be imputed to SPAC.

(b)	Without limiting clause 13, none of the persons named in clause 1.6(a) will bear any personal liability in respect of the SPAC Warranties or otherwise under this deed.

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Schedule 2  Indicative Timetable

Event	Date
Registration Statement declared “effective”	Early to mid December 2024
BTH lodges draft Scheme Booklet with ASIC for review and comment	Mid December 2024
First Court Date	Late December 2024
Scheme Meeting	Early February 2025
Second Court Date	Early February 2025
Effective Date	Early to mid February 2025
Scheme Record Date	Mid February 2025
Implementation Date	Late February 2025

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Schedule 3  SPAC Warranties

SPAC represents and warrants that:

(a)	(Status) SPAC is a validly existing corporation registered under the laws of its place of incorporation;

(b)

(Power and corporate authorisation) the execution and delivery of this deed and the other Transaction Documents has been properly authorised by all necessary corporate action and SPAC has full corporate power and lawful authority to execute and deliver this deed and the other Transaction Documents, and to perform or cause to be performed its obligations under this deed and the other Transaction Documents;

(c)

(Documents binding) this deed and the other Transaction Documents constitute legal, valid and binding obligations on SPAC enforceable in accordance with their terms and the execution of this deed of itself does not result in a breach of or default under any agreement or deed or any writ, order, judgment or injunction, law, rule or regulation to which SPAC is a party or to which it is bound and it is not otherwise bound by any agreement that would prevent or restrict it from entering into, delivering or performing this deed and the other Transaction Documents;

(d)	(Transactions permitted) the execution and performance by it of this deed and each transaction contemplated by this deed did not and will not violate any provision of:

(i)	a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on it or any of its Related Bodies Corporate; or

(ii)	its constituent documents;

(e)	(Insolvency Event) no Insolvency Event has occurred in relation to a member of the SPAC Group;

(f)	(No Regulatory Approvals) no Regulatory Approval is required to be obtained by SPAC in order for it to execute, deliver and perform this deed, other than those approvals set out in clause 3.1;

(g)	(no default) the execution and performance of this deed and each of the other Transaction Documents does not conflict with or result in the breach of or a default under:

(i)	any provision of SPAC’s constitution or other constituent documents; or any writ, order or injunction, judgement, law, rule, ruling or regulation to

(ii)	which it is a party or subject or by which it or any other SPAC Group Member is bound;

(h)

(SPAC Information) the SPAC Information contained in or incorporated by reference in the Registration Statement, and supplied or to be supplied for inclusion or incorporation by reference in the Scheme Booklet and any other document submitted or to be submitted to any Government Agency or any announcement or public statement regarding the Transaction contemplated hereby (including, without limitation, the announcement of the Transaction under clause 14.2 of this deed) shall not contain (1) any material statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held

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and formed on a reasonable basis), including by way of omission from that statement, or (2) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, as at (a) the date the Scheme Booklet is despatched to Scheme Shareholders, (b) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement prior to the time the Registration Statement is declared effective by the SEC, this clause (b) shall solely refer to the time of such subsequent revision or supplement); (c) the time the Registration Statement is declared effective by the SEC; (d) the time the SPAC Proxy Statement included in the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders; (e) the time of the SPAC Shareholders Meeting, except that no warranty or representation is made by SPAC with respect to statements made or incorporated by reference therein based on information supplied by BTH for inclusion therein; or (f) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by SPAC or that are included in such filings and/or mailings);

(i)	(basis of SPAC Information) the SPAC Information:

(i)

will be provided to BTH in good faith and on the understanding that BTH and each other BTH Indemnified Party will rely on that information for the purposes of preparing the Scheme Booklet and determining to proceed with the Transaction; and

(ii)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel;

(j)

(New information) SPAC will, as a continuing obligation (but in respect of the BTH Information, only to the extent that BTH provides SPAC with updates to the BTH Information), ensure that the Scheme Booklet and Registration Statement are updated or supplemented to include all further or new information which arises after the Scheme Booklet has been despatched to BTH Shareholders, and the Registration Statement has been declared effective by the SEC, respectively, until the date of the Scheme Meeting, and the date of the SPAC Shareholders’ Meeting, respectively, which is necessary to ensure that the Scheme Booklet and Registration Statement (1) are not misleading or deceptive (including by way of omission) in any material respect and (2) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading;

(k)

(Independent Expert) all information provided by or on behalf of SPAC to the Independent Expert has been and will be (as applicable) prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(l)	(Statements of opinion or belief) any statement of opinion or belief contained in the SPAC Information is honestly held and there are reasonable grounds for SPAC holding that opinion or belief;

(m)	(No Relevant Interest) as at the date of this deed:

(i)	no SPAC Group Member nor any of their Associates have any Relevant Interest in any BTH Shares, and no SPAC Group Member nor any of their Associates have a right to acquire any BTH Shares; and

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(ii)

no SPAC Group Member nor any of their Associates have entered into any agreement, arrangement or understanding that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring, or disposing of BTH Shares or any assets of any BTH Group Member (including cash-settled derivative contract, contracts for difference or other derivative contracts).

(n)	(No dealings with BTH Shareholders) neither SPAC nor any of its Associates has any agreement, arrangement or understanding with any BTH Shareholder under which:

(i)

that BTH Shareholder (or an Associate of that BTH Shareholder) would be entitled to receive any collateral benefit in relation to the Scheme, or any consideration for their BTH Shares that is different from the Scheme Consideration; or

(ii)	the BTH Shareholder agrees to vote in favour of the Scheme (or against any Competing Proposal);

(o)

(No dealings with BTH directors or employees) other than as disclosed to BTH prior to the date of this deed and approved by the BTH Board, neither SPAC nor any of its Associates has any agreement, arrangement or understanding with any director or employee of BTH relating in any way to the Transaction or operations of BTH after the Effective Date;

(p)	(Other dealings) other than:

(i)	as Fairly Disclosed to BTH in writing by or on behalf of SPAC on or before the date of this deed; or

(ii)	as contemplated by this deed, the BCA or the Transaction,

SPAC has no agreement, arrangement or understanding (whether written or oral) in relation to the securities, business, operations or assets of a BTH Group Member (including in relation to the securities, business or operations or assets of a BTH Group Member at the Implementation Date) or any other commercial or other arrangements related to BTH or another BTH Group Member, any territory or jurisdiction in which the BTH Group operates or the performance or conduct of the business of the BTH Group (in whole or in part), the Transaction or the Scheme;

(q)

(SPAC issued capital) unless agreed with BTH, on or prior to the Implementation Date, SPAC will not have issued or agreed to issue any other securities, options, performance rights or instruments which are still outstanding (or become outstanding) and which may convert into securities in SPAC;

(r)	(Capitalisation):

(i)	As of the date of this deed, the authorised share capital of SPAC is USD $50,000 divided into:

(A)	479,000,000 SPAC Class A Ordinary Shares, par value USD $0.0001 per share, of which there are 7,934,191 issued and outstanding;

(B)	20,000,000 Class B Ordinary Shares, par value USD $0.0001 per share, of which 1 is issued and outstanding; and

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(C)	1,000,000 preference shares, par value USD $0.0001 per share, of which 0 are issued and outstanding;

(ii)	As of the date of this deed, there are 9,938 SPAC Units issued and outstanding. Each SPAC Unit includes one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant;

(iii)

As of the date of this deed, there are 12,932,519 SPAC Public Warrants and 16,087,500 SPAC Private Warrants issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of USD $11.50 per share; and

(iv)

All issued and outstanding equity of SPAC has been issued and granted in compliance with all applicable securities laws and other applicable laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the organisational documents of SPAC.

(s)	(Solvency) SPAC is not the subject of any bankruptcy, dissolution, liquidation, reorganisation or other applicable laws affecting creditors’ rights generally and by general equitable principles;

(t)

(No other financing arrangements) it is not nor will it be a party to any agreement, arrangement or understanding (whether written or oral) with a debt financier or equity financier in connection with the Transaction other than for SPAC working capital loans as fully disclosed to BTH prior to the date of this deed;

(u)

(No regulatory approvals) other than as contemplated by this deed, it does not require any approval, consent, clearance, waiver, ruling, relief, confirmation, exemption, declaration or notice from any Government Agency in order to execute and perform this deed or the other Transaction Documents;

(v)

(SPAC Shareholder Approval) the votes on the SPAC Proposals, and the consent of the Sponsor, are the only approvals of the holders of any class of share of SPAC necessary under any applicable law or the Listing Rules, SPAC’s organisational documents and any contract to which SPAC is a party or is bound necessary for SPAC to implement the Transaction in accordance with the Timetable; SPAC does not require the approval of its shareholders or the approval or consent of any other person to enter into or perform any of its obligations under this deed or the Deed Poll;

(w)	(Trust fund) as at the date of this deed, SPAC has not less than USD $16,000,000 in the Trust Fund;

(x)	(Taxes) except in each case as to matters that would not, individually or in the aggregate, be material to SPAC:

(i)	SPAC has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due;

(ii)	all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid;

(iii)	all such Tax Returns have been examined by the relevant Government Agency or the period for assessment for Taxes in respect of such Tax Returns has expired;

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(iv)

there is no Claim, pending, or proposed or threatened in writing or, to the knowledge of SPAC, threatened, with respect to Taxes of SPAC or for which a lien may be imposed upon any of the assets of SPAC;

(v)

no statute of limitations in respect of the assessment or collection of any Taxes of SPAC for which a lien may be imposed on any of the assets of SPAC has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business;

SPAC has complied with all applicable laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Government Agency and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by SPAC;

(vi)

none of the assets of SPAC are required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986);

(vii)

there is no lien for Taxes (other than statutory liens for Taxes not yet due and payable and liens for Taxes which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP or IFRS) upon any of the assets of SPAC;

(viii)

there is no outstanding request for a ruling from any Government Agency, request for a consent by a Government Agency for a change in a method of accounting, subpoena or request for information by any Government Agency, or closing agreement with any Government Agency (within the meaning of Section 7121 of the Code or any analogous provision of applicable law), with respect to SPAC;

(ix)	no claim has been made by a Government Agency in writing in a jurisdiction where SPAC has not paid any tax or filed Tax Returns asserting that SPAC is or may be subject to Tax in such jurisdiction;

(x)	there is no outstanding power of attorney from SPAC authorizing anyone to act on behalf of SPAC in connection with any Tax, Tax Return or Claim relating to any Tax or Tax Return of SPAC;

(xi)	SPAC is not, or has ever been, a party to any Tax sharing or Tax allocation contract, other than any customary commercial contract the principal subject of which is not Taxes; and

(xxi)

SPAC is not currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only SPAC. SPAC has not taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(y)	(SEC filings)

(i)

SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be field by it with the SEC together with any amendments, restatements or supplements thereto

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(SPAC SEC Reports). SPAC has furnished to BTH, true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports, at the time they were filed, or, if amended, as of the date of such amendment, (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading;

(ii)

Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S- K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports;

(iii)

Except as and to the extent set forth in the SPAC SEC Reports, SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business;

(iv)	SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ;

(v)

SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by SPAC’s financial statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects;

(vi)

There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act;

(vii)

Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilised by

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SPAC; (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilised by SPAC; or (iii) any claim or allegation regarding any of the foregoing, except for such material weakness in SPAC’s internal control over financial reporting, as further described in the SPAC SEC Reports; and

(viii)	As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports;

(z)

(Board Approval) The SPAC Board, by resolutions duly and unanimously passed by the directors (x) voting at a meeting duly called and held, or (y) in writing, and not subsequently rescinded or modified in any way, has duly (i) approved and adopted this deed and declared their advisability and approved the Transaction; and (ii) recommended that the SPAC Shareholders approve and adopt this deed and the Transaction, and directed that this deed and the Transaction be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting. The votes on the SPAC Proposals, and the consent of the Sponsor are the only approvals of the holders of any class of share of SPAC necessary under any applicable law or the Listing Rules, SPAC’s organisational documents and any contract to which SPAC is a party or is bound necessary for SPAC to implement the Transaction in accordance with the Timetable;

(aa)

(Listing) The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “IVCAU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “IVCA.” The issued and outstanding public SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “IVCAW.” As of the date of this deed, there is no action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the NASDAQ or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or public SPAC Warrants or terminate the listing of SPAC on the NASDAQ. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the public SPAC Warrants under the Exchange Act;

(bb)	(Continuous disclosure) SPAC has complied in all material respects with its continuous disclosure obligations under applicable securities laws and the Nasdaq Listing Rules;

(cc)

(No material breach of laws) as far as SPAC is aware, as at the date of this deed, there is no material breach by any SPAC Group member of any law or regulation applicable to them (or order of any Government Agency having jurisdiction over them);

(dd)	(Material contracts) except as would not have a SPAC Material Adverse Change:

(i)

each material contract of the SPAC Group is in full force and effect and is valid and binding on the applicable member of the SPAC Group and the relevant SPAC Group Member has in all material respects complied with and performed all obligations required to be complied with or performed by it to date under each material contract;

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(ii)	as at the date of this deed, no member of the SPAC Group has knowledge of, or has received notice of, any breach of any material contract of the SPAC Group by any of the other parties thereto;

(iii)

as at the date of this deed, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the SPAC Group or, to the knowledge of SPAC, any other party thereto, of or under any material contract of the SPAC Group, or which constitutes an event of default, prepayment event or similar event, or gives another party a termination right or right to accelerate any right or obligation (including a right or obligation to any payment or fees); and

(iv)	as far as SPAC is aware, there are no actual, pending or proposed amendments to, or agreements to amend (whether oral or written), any material contract of the SPAC Group.

(ee)	(litigation): except as would not have a SPAC Material Adverse Change:

(i)	no SPAC Group Member or, as far as SPAC is aware, director, officer or key management person of any SPAC Group Member is:

(A)

a party to or the subject of any legal action, formal investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation, in any such case which is material and which is not initiated by or involves any BTH Group Member; or

(B)	the subject of any ruling, judgement, order, declaration or decree by any Government Agency, in any such case which is material; and

(ii)

so far as SPAC is aware, there is no such legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution, litigation, ruling, judgement, order, declaration or decree pending, threatened or anticipated, against any SPAC Group Member or, as far as SPAC is aware, director, officer or key management person of any SPAC Group Member.

(ff)	(consents and approvals) except for:

(i)	the filing of any required applications, filings and notices, as applicable, with the Nasdaq, SEC, ASX, FIRB or ASIC, or the Cayman Registrar with respect to the SPAC Merger;

(ii)	approval of the Scheme by Court; and

(iii)	in relation to any grants provided by any Government Agency,

no consents or approvals of or filings or registrations with any Government Agency are necessary in connection with:

(iv)	the execution and delivery by it of this deed and each Transaction Document to which it is a party; or

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(v)

the implementation of the Scheme and the other transactions contemplated by this deed, the BCA and each Transaction Document to which it is a party, except for such consents, approvals, filings or registrations that, if not obtained or made, would not have a SPAC Material Adverse Change.

(gg)

(Brokers) No broker, finder or banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction, or the transactions contemplated under the Transaction Documents, based upon arrangements made by or on behalf of SPAC.

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Schedule 4 Pubco Warranties

Pubco represents and warrants that:

(a)	(Status) Pubco is a validly existing corporation registered under the laws of its place of incorporation;

(b)

(Power and corporate authorisation) the execution and delivery of this deed and the other Transaction Documents (to which it is a party) has been properly authorised by all necessary corporate action and Pubco has full corporate power and lawful authority to execute and deliver this deed, the other Transaction Documents (to which it is a party) and the Deed Poll, and to perform or cause to be performed its obligations under this deed, the other Transaction Documents (to which it is a party) and the Deed Poll;

(c)

(Documents binding) this deed and the other Transaction Documents constitute legal, valid and binding obligations on Pubco enforceable in accordance with their terms and the execution of this deed of itself does not result in a breach of or default under any agreement or deed or any writ, order, judgment or injunction, law, rule or regulation to which Pubco or Merger Sub is a party or to which they are bound and it is not otherwise bound by any agreement that would prevent or restrict it from entering into, delivering or performing this deed and the other Transaction Documents;

(d)	(Transactions permitted) the execution and performance by it of this deed and each transaction contemplated by this deed did not and will not violate any provision of:

(i)	a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on it or any of its Related Bodies Corporate; or

(ii)	its constituent documents;

(e)	(No Regulatory Approvals) no Regulatory Approval is required to be obtained by Pubco in order for it to execute, deliver and perform this deed, other than those approvals set out in clause 3.1;

(f)	(no default) the execution and performance of this deed and each of the other Transaction Documents does not conflict with or result in the breach of or a default under:

(i)	any provision of Pubco’s constitution or other constituent documents; or

(ii)	any writ, order or injunction, judgement, law, rule, ruling or regulation to which it is a party or subject or by which it or Merger Sub is bound;

(g)

(Pubco Information) the Pubco Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to BTH Shareholders, will be accurate in all material respects and will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement;

(h)	(basis of Pubco Information) the Pubco Information:

(i)	will be provided to BTH in good faith; and

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(ii)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;

(i)

(new information) it will, as a continuing obligation, provide to BTH all further or new information which arises after the Scheme Booklet has been despatched to BTH Shareholders until the date of the Scheme Meeting which is necessary to ensure that the Pubco Information is not misleading or deceptive (including by way of omission);

(j)

(Independent Expert) all information provided by or on behalf of Pubco to the Independent Expert has been and will be (as applicable) prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(k)

(Insolvency Event or regulatory action) no Insolvency Event has occurred in relation to it or Merger Sub, nor has any regulatory action of any nature been taken that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this deed, under the Deed Poll or under the Scheme;

(l)

(no regulatory approvals) other than as contemplated by this deed, it does not require any approval, consent, clearance, waiver, ruling, relief, confirmation, exemption, declaration or notice from any Government Agency in order to execute and perform this deed, the BCA or the other Transaction Documents;

(m)

(ownership and operations) Pubco was formed on 3 October 2024 and since that date has engaged in no other business activities, acquired no assets, engaged no employees, and has no liabilities or obligations (other than incurred in connection with the transactions contemplated by this deed, the BCA or any other Transaction Document) and has conducted its operations only as contemplated by this deed, the BCA or any other Transaction Document.

(n)

(Brokers) No broker, finder or banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction, or the transactions contemplated under the Transaction Documents, based upon arrangements made by or on behalf of Pubco or Merger Sub; and

(o)	(Capital structure) as at the date of this deed the capital structure of Pubco and Merger Sub is as follows:

(i)	1 ordinary share is on issue in Pubco; and

(ii)	1 ordinary share is on issue in Merger Sub,

and neither Pubco nor Merger Sub has agreed to issue any other shares or other securities, including any securities which may be converted or exchanged into Pubco or Merger Sub shares or other securities.

(p)

(No material breach of laws) as far as Pubco is aware, as at the date of this deed, there is no material breach by Pubco or Merger Sub of any law or regulation applicable to them (or order of any Government Agency having jurisdiction over them);

(q)	(litigation): except as would not have a Pubco Material Adverse Change:

(i)	neither Pubco nor Merger Sub or, as far as BTH is aware, director, officer or key management person of either Pubco or Merger Sub is:

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(A)

a party to or the subject of any legal action, formal investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation, in any such case which is material and which is not initiated by or involves any BTH Group Member; or

(B)	the subject of any ruling, judgement, order, declaration or decree by any Government Agency, in any such case which is material; and

(ii)

so far as Pubco is aware, there is no such legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution, litigation, ruling, judgement, order, declaration or decree pending, threatened or anticipated, against either Pubco or Merger Sub or, as far as BTH is aware, director, officer or key management person of either Pubco or Merger Sub.

(r)	(consents and approvals) except for:

(i)	the filing of any required applications, filings and notices, as applicable, with the Nasdaq, SEC, ASX, FIRB or ASIC, or the Cayman Registrar with respect to the SPAC Merger;

(ii)	approval of the Scheme by Court; and

(iii)	in relation to any grants provided by any Government Agency,

no consents or approvals of or filings or registrations with any Government Agency are necessary in connection with:

(iv)	the execution and delivery by it of this deed and each Transaction Document to which it is a party; or

(v)	the implementation of the Scheme and the other transactions contemplated by this deed, the BCA and each Transaction Document to which it is a party,

except for such consents, approvals, filings or registrations that, if not obtained or made, would not have a Pubco Material Adverse Change.

(s)	(New Pubco Shares)

(i)	each New Pubco Share will be fully paid and free from any mortgage, charge, lien, encumbrance or other security interest, or any third party right;

(ii)

on the Implementation Date, all of the issued and outstanding New Pubco Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable laws and (C) will not have been issued in breach or violation of any pre-emptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any person or entity in any agreement to which Pubco is a party or by which it is bound.

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Schedule 5 BTH Warranties

BTH represents and warrants that:

(a)	(Status) BTH is a validly existing corporation registered under the laws of its place of incorporation;

(b)

(Power and corporate authorisations) the execution and delivery of this deed and the other Transaction Documents by BTH has been properly authorised by all necessary corporate action and BTH has full corporate power and lawful authority to execute and deliver this deed and the other Transaction Documents and to perform or cause to be performed its obligations under this deed, the other Transaction Documents and the Scheme;

(c)

(Documents binding) this deed and the other Transaction Documents constitute legal, valid and binding obligations on BTH enforceable in accordance with their terms and the execution of this deed of itself does not result in a breach of or default under any agreement or deed or any writ, order, judgment or injunction, law, rule or regulation to which BTH or any of its Subsidiaries is a party or to which they are bound and it is not otherwise bound by any agreement that would prevent or restrict it from entering into, delivering or performing this deed and the other Transaction Documents;

(d)	(Transactions permitted) the execution and performance by it of this deed and each Transaction Document to which it is a party will not violate any provision of:

(i)	a law or treaty or a judgment, ruling, order or decree of a Government Agency binding on it or any of its Related Bodies Corporate; or

(ii)	its constitution or other constituent documents.

(e)	(Insolvency Event) no Insolvency Event has occurred in relation to a member of the BTH Group;

(f)

(BTH Information) the BTH Information contained in the Scheme Booklet, and supplied or to be supplied for inclusion or incorporation by reference in the Registration Statement and any other document submitted or to be submitted to any other Government Agency or any announcement or public statement regarding the Transaction contemplated hereby (including, without limitation, the announcement of the Transaction under clause 14.2 of this deed) shall not contain (1) any material statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement, or (2) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, as at (a) the date the Scheme Booklet is despatched to Scheme Shareholders, (b) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement prior to the time the Registration Statement is declared effective by the SEC, this clause (b) shall solely refer to the time of such subsequent revision or supplement); (c) the time the Registration Statement is declared effective by the SEC; (d) the time the SPAC Proxy Statement included in the Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders; (e) the time of the SPAC Shareholders Meeting, except that no warranty or representation is made by BTH with respect to statements made or incorporated by reference

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therein based on information supplied by SPAC for inclusion therein; or (f) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by BTH or that are included in such filings and/or mailings);

(g)	(basis of BTH Information) the BTH Information:

(i)

will be prepared and included in the Scheme Booklet in good faith and on the understanding that SPAC and each other SPAC Indemnified Party will rely on that information considering and approving the SPAC Information; and

(ii)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules,

(h)

(Independent Expert) all information provided by or on behalf of BTH to the Independent Expert will be prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(i)

(new information) BTH will, as a continuing obligation (but in respect of the SPAC Information, only to the extent that SPAC provides BTH with updates to the SPAC Information), ensure that the Scheme Booklet and Registration Statement are updated or supplemented to include all further or new information which arises after the Scheme Booklet has been despatched to BTH Shareholders, and the Registration Statement has been declared effective by the SEC, respectively, until the date of the Scheme Meeting, and the date of the SPAC Shareholders’ Meeting, respectively, which is necessary to ensure that the Scheme Booklet and Registration Statement (1) are not misleading or deceptive (including by way of omission) in any material respect and (2) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading;

(j)	(Capital structure) the issued capital of BTH as of the date of this deed is:

(i)	821,675,934 BTH Shares; and

(ii)	13,100,184 “PSARs”;

(iii)	3,301,232 service rights; and

(iv)	42,748,249 options,

and there are no other options, performance rights, shares, warrants, convertible notes, instruments or other securities (or offers, agreements or obligations to issue any of the foregoing) that may convert into BTH Shares (other than in connection with the treatment of the BTH Equity Incentives as contemplated by clause 4.9);

(k)

(No material breach of laws) as far as BTH is aware, as at the date of this deed, there is no material breach by any BTH Group member of any law or regulation applicable to them (or order of any Government Agency having jurisdiction over them), which breach would be reasonably likely to have the effect of causing a BTH Material Adverse Change;

(l)

(Continuous disclosure) BTH has complied in all material respects with its continuous disclosure obligations under ASX Listing Rule 3.1 and, other than in relation to this Transaction, it is not relying on the carve-out in Listing Rule 3.1A to withhold any material information from public disclosure (other than the information in relation to the Transaction); and

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(m)

(Disclosure Material) the BTH Disclosure Letter and Due Diligence Materials were compiled in good faith, and BTH has not intentionally withheld from the BTH Disclosure Letter and Due Diligence Materials any information of which BTH is aware as at the date of this deed which, if disclosed, might reasonably be expected to affect the decision of SPAC to enter into this deed and complete the Transaction. For the avoidance of doubt, BTH makes no representation or warranty whatsoever as to the adequacy or sufficiency of the BTH Disclosure Letter and Due Diligence Materials for the purpose of Pubco acquiring BTH Shares or for SPAC’s or an affiliate of the Sponsor funding of that acquisition, which are matters of which SPAC has to satisfy itself.

(n)

(Brokers) no broker, finder or banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction, or the transactions contemplated under the Transaction Documents, based upon arrangements made by or on behalf of BTH.

(o)	(Taxes) except in each case as to matters that would not, individually or in the aggregate, be material to BTH or its Subsidiaries:

(i)	each of BTH and its Subsidiaries has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due;

(ii)	all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid;

(iii)	all such Tax Returns have been examined by the relevant Government Agency or the period for assessment for Taxes in respect of such Tax Returns has expired;

(iv)

there is no Claim, pending, or proposed or threatened in writing or, to the knowledge of BTH or its Subsidiaries, threatened, with respect to Taxes of BTH or any Subsidiary thereof or for which a lien may be imposed upon any of the assets of BTH or any Subsidiary thereof;

(v)

no statute of limitations in respect of the assessment or collection of any Taxes of BTH or any Subsidiary for which a lien may be imposed on any of the assets of BTH or its Subsidiaries has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business;

(vi)

BTH and each Subsidiary thereof has complied with all applicable laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Government Agency and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by BTH or any Subsidiary thereof;

(vii)

none of the assets of BTH or any Subsidiary thereof is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986);

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(viii)

there is no lien for Taxes (other than statutory liens for Taxes not yet due and payable and liens for Taxes which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP or IFRS) upon any of the assets of BTH or its Subsidiaries;

(ix)

there is no outstanding request for a ruling from any Government Agency, request for a consent by a Government Agency for a change in a method of accounting, subpoena or request for information by any Government Agency, or closing agreement with any Government Agency (within the meaning of Section 7121 of the Code or any analogous provision of applicable Law), with respect to BTH or any Subsidiary thereof;

(x)

no claim has been made by a Government Agency in writing in a jurisdiction where BTH or any Subsidiary thereof has not paid any tax or filed Tax Returns asserting that BTH or such Subsidiary is or may be subject to Tax in such jurisdiction;

(xi)

there is no outstanding power of attorney from BTH or any Subsidiary thereof authorizing anyone to act on behalf of BTH or a Subsidiary thereof in connection with any Tax, Tax Return or Claim relating to any Tax or Tax Return of BTH or any Subsidiary thereof;

(xii)

none of BTH or any Subsidiary thereof is, or has ever been, a party to any Tax sharing or Tax allocation contract, other than any customary commercial contract the principal subject of which is not Taxes; and

(xiii)

none of BTH or any Subsidiary thereof is currently or has ever been included in any consolidated, combined or unitary Tax Return other than a Tax Return that includes only BTH and its Subsidiaries. Neither BTH nor any Subsidiary thereof has taken any action (or permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(p)

(interest) except as would not have a BTH Material Adverse Change, the Due Diligence Materials Fairly Disclose details of any company, partnership, trust, joint venture (whether incorporated or unincorporated) or other enterprise in which BTH or another BTH Group Member owns or otherwise holds any interest.

(q)

(material licences) except as would not have a BTH Material Adverse Change, as at the date of this deed, the BTH Group has all licences, authorisations and permits necessary for it to conduct the business of the BTH Group as it is being conducted as at the date of this deed.

(r)	(litigation): except as would not have a BTH Material Adverse Change:

(i)	no BTH Group Member is:

(A)

a party to or the subject of any legal action, formal investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation, in any such case which is material and which is not initiated by or involves any SPAC Group Member; or

(B)	the subject of any ruling, judgement, order, declaration or decree by any Government Agency, in any such case which is material; and

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(ii)

so far as BTH is aware, there is no such legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution, litigation, ruling, judgement, order, declaration or decree pending, threatened or anticipated, against any BTH Group Member.

(s)	(consents and approvals) except for:

(i)	the filing of any required applications, filings and notices, as applicable, with the Nasdaq, SEC, ASX, FIRB, or ASIC;

(ii)	approval of the Scheme by Court; and

(iii)	in relation to any grants provided by any Government Agency,

no consents or approvals of or filings or registrations with any Government Agency are necessary in connection with:

(iv)	the execution and delivery by it of this deed and each Transaction Document to which it is a party; or

(v)	the implementation of the Scheme and the other transactions contemplated by this deed, the BCA and each Transaction Document to which it is a party,

except for such consents, approvals, filings or registrations that, if not obtained or made, would not have a BTH Material Adverse Change.

(t)	(intellectual property): except as would not have a BTH Material Adverse Change:

(i)

each BTH Group Member owns, holds, possesses or is authorised to use all patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems, processes or procedures), trademarks, service marks and other trade names currently used by them in connection with the business now operated by them (Intangible Rights); and

(ii)

no BTH Group Member has received any notice of any claim of infringement (and no BTH Group Member knows of any such claim of infringement) of any asserted rights of others with respect to the use of any of the Intangible Rights.

(u)

(data protection) so far as BTH is reasonably aware, and except as would not have a BTH Material Adverse Change, in the last 12 months there have been no security breaches, violations of any security policy or applicable law or instances of unauthorised access to data or information used by any member of the BTH Group. The BTH Group maintains commercially reasonable policies and procedures regarding data security and privacy, and administrative, technical and physical safeguards, and the foregoing policies, procedures and safeguards are, in each case and in all material respects, in compliance with all applicable contractual obligations and applicable laws.

(v)

(no default) no member of the BTH Group is in default under any document, agreement or instrument binding on it or its assets nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party a termination right or right to accelerate any right or obligation, under the document or agreement with that effect, except where such default or occurrence would not have a BTH Material Adverse Change.

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(w)

(BTH Shares not indirect Australian real property interests) the relevant BTH Shares held by each Scheme Shareholder are not as at the date of this deed, and until (and including) the Implementation Date will not be, indirect Australian real property interests within the meaning of Division 855 of the Tax Act for the Scheme Shareholder.

(x)	(financial information and filings):

(i)	the financial statements of the BTH Group included (or incorporated by reference) in BTH Reporting Documents (as defined below) (Financial Statements), including the related notes, where applicable:

(ii)	have been prepared from the books and records of the BTH Group;

(A)	have been prepared in all material respects in accordance with the requirements of the Corporations Act and any other applicable laws and in accordance with the Accounting Standards; and

(B)

give a true and fair view in all material respects of the consolidated financial position of the BTH Group and the consolidated results of operations and changes in cash flows and equity of the BTH Group as of the respective dates and for the periods therein set forth.

(iii)

the Financial Statements (including the notes thereto) (i) fairly present, in all material respects, the consolidated financial position of BTH Group, as of the respective dates thereof and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year end adjustments (none of which are, individually or in the aggregate, material to BTH’s business taken as a whole) and the absence of footnotes or inclusion of limited footnotes), (ii) were prepared in accordance with IFRS, applied on a consistent basis during the periods covered (except as may be specifically indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance in all material respects with, the books and records of BTH’s business.

(iv)

each of the financial statements or similar reports of BTH required to be included in the Registration Statement, the SPAC Proxy Statement, the Form 6-K filed in connection with and announcing the Closing or any other filings to be made with the SEC in connection with the transactions contemplated by the BCA or any Ancillary Agreement (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of such financial statements when delivered), (i) will fairly present, in all material respects, the consolidated financial position of BTH Group, as of the respective dates thereof and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year end adjustments (none of which are, individually or in the aggregate, material to BTH’s business take, (ii) prepared in

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accordance with IFRS, applied on a consistent basis during the periods covered (except as may be specifically indicated in the notes thereto and, in the case of the unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes) (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and IFRS and will contain an unqualified report of BTH’s independent auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(v)

to the extent any of the books and records of each BTH Group Member are required to be maintained in accordance with the Accounting Standards, the Corporations Act and other applicable laws, such books and records have been, and are being, maintained in all material respects in accordance with the relevant requirements.

(vi)

as at the date of this deed, no member of the BTH Group has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than those liabilities:

(A)	that are reflected or reserved against on the consolidated balance sheet of the BTH Group included in its report for the full year ended 30 June 2024 (including any notes thereto),

(B)	incurred in the ordinary course of business since 30 June 2022, or

(C)	incurred in connection with this deed and the transactions contemplated by this deed.

(vii)	since 30 June 2024:

(A)

no member of the BTH Group, nor, to the knowledge of BTH, any director, officer, auditor, accountant or Representative of any member of the BTH Group, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of BTH, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge- offs and accruals) of any member of the BTH Group or their respective internal accounting controls, including any complaint, allegation, assertion or claim that a member of the BTH Group has engaged in inappropriate accounting or auditing practices; and

(B)

no employee of or legal adviser representing a member of the BTH Group, whether or not employed by a member of the BTH Group, has reported in writing evidence of a breach of securities laws, breach of fiduciary duty or similar breach by a member of the BTH Group or any of its directors, officers, employees or agents to the BTH Board or any committee thereof or the board of directors or similar governing body of any Subsidiary of BTH or any committee thereof, or to the knowledge of BTH, to any officer of a member of the BTH Group.

(viii)

since the admission of BTH to the official list of ASX, it has timely filed with ASIC and the ASX all required material reports, schedules, prospectuses, forms, statements, notices and other documents required to be filed with ASIC and the ASX, including any notices required to be filed by the Listing Rules (all of those documents being the “ BTH Reporting Documents”);

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(ix)

as of its date, each BTH Reporting Document complied in all material respects with the requirements of the Corporations Act and the Listing Rules and all rules, regulations and policy statements under the Corporations Act and the Listing Rules; and

(x)

none of the BTH Reporting Documents as of the date of their respective filings (or, if amended or superseded by a filing prior to the date of this document, on the date of such amended or superseding filing) contained an untrue statement of a material fact or omitted to state a material fact required to be stated in it or necessary to prevent the statement made from being false or misleading in the circumstances in which it has been made.

(y)

(certain payments) no member of the BTH Group or, to BTH’s knowledge, any of its respective officers, directors, employees, agents or representatives has, directly or indirectly, in connection with the business of the BTH Group: (i) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value to or for the benefit of any government official, candidate for public office, political party or political campaign; (ii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the BTH Group or any of its members related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., the UK Bribery Act of 2010, or any other applicable anti-corruption or anti-bribery law.

(z)	(employees) except as would not have a BTH Material Adverse Change:

(i)

each BTH Group Member materially complies with all obligations under employment contracts, industrial agreements and awards, and with all codes of conduct and practice relevant to conditions of service and to the relations between it and the employees employed by it;

(ii)

no BTH Group Member is a party to any workplace agreement with a trade union or industrial organisation, group of employees or individual employees in respect of the BTH Group and no industrial awards or workplace agreements apply to any employees of a BTH Group Member; and

(iii)

no BTH Group Member is currently involved or has been involved in any dispute with any union, Government Agency or employee of a BTH Group Member at any time within the 12 months preceding the date of this deed.

(aa)	(superannuation):

(i)	Except as would not have a BTH Material Adverse Change, each BTH Group Member that contributes, or is required to contribute to a superannuation fund:

(A)	has made when due, all contributions to each superannuation fund that the relevant BTH Group Member is obliged to make or has voluntarily committed to make; and

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(B)	has made all superannuation contributions required to avoid any liability for a superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992.

(bb)	(real property)

(i)	there are no freehold properties owned by the BTH Group;

(ii)

BTH or another member of the BTH Group is the lessee of all leasehold estates reflected in the audited financial statements included in BTH’s annual report for the financial year ended 30 June 2024 or acquired after that date (except for leases that have expired by their terms since that date), free and clear of all material encumbrances and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of BTH, the lessor, except as would not have a BTH Material Adverse Change; and

(iii)

to the knowledge of BTH, no BTH Group Member has received a notice to vacate or notice to quit from any third party pursuant to any real property leased by a member of the BTH Group, except as would not have a BTH Material Adverse Change.

(cc)	(Material contracts) except as would not have a BTH Material Adverse Change:

(i)

each material contract of the BTH Group is in full force and effect and is valid and binding on the applicable member of the BTH Group and the relevant BTH Group Member has in all material respects complied with and performed all obligations required to be complied with or performed by it to date under each material contract;

(ii)	as at the date of this deed, no member of the BTH Group has knowledge of, or has received notice of, any breach of any material contract of the BTH Group by any of the other parties thereto; and

(iii)

as at the date of this deed, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the BTH Group or, to the knowledge of BTH, any other party thereto, of or under any material contract of the BTH Group, or which constitutes an event of default, prepayment event or similar event, or gives another party a termination right or right to accelerate any right or obligation (including a right or obligation to any payment or fees);

(dd)

(related party transactions) no member of the BTH Group has entered into, or agreed to enter into, a transaction which requires, or would require, the approval of the holders of BTH Shareholders under Chapter 10 of the Listing Rules.

(ee)

(insurance) the Due Diligence Materials contain complete and accurate particulars of all current insurance policies and cover notes taken out in respect of each member of the BTH Group (Insurances) and, except as would not have a BTH Material Adverse Change:

(i)	each Insurance is currently in full force and effect and all applicable premiums have been paid.

(ii)

as at the date of this deed, there are no outstanding claims made by a member of the BTH Group or any person on its behalf under an Insurance or an insurance policy held by a member of the BTH Group; and

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(iii)	as of the date of this deed, no member of the BTH Group has received written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any Insurance.

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